UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CRYOLIFE, INC.

(Name of Registrant as Specified In Its Charter)

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1655 ROBERTS BOULEVARD, NW

KENNESAW, GEORGIA 30144

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CRYOLIFE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CRYOLIFE, INC. (the “Annual Meeting”) will be held at CryoLife, Inc.’s Corporate Headquarters, 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, on May 15, 2013 at 10:00 a.m., Atlanta time, for the following purposes:

1.	To elect as Directors the eight nominees named in the attached proxy statement to serve until the next Annual Meeting of Stockholders or until their successors are elected and have been qualified.

2.	To approve, by non-binding vote, the compensation paid to CryoLife’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the company for the fiscal year ending December 31, 2013.

4.	To transact such other business as may be properly brought before the meeting or any adjournments thereof.

Only record holders of CryoLife’s common stock at the close of business on March 15, 2013 will be eligible to vote at the meeting. Your attendance at the Annual Meeting is very much desired. However, if there is any chance you may not be able to attend the meeting, please execute, complete, date, and return the enclosed proxy card in the envelope provided or vote by telephone or internet as directed on the enclosed proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 15, 2013. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet. This proxy statement, the related proxy card and our 2012 Annual Report to Stockholders are available on our corporate website and may be accessed at www.cryolife.com by clicking on “About CryoLife,” then “Investor Relations” and then “Annual Meeting Materials.” In accordance with such rules, we do not use “cookies” or other software that identifies visitors accessing these materials on our website.

By Order of the Board of Directors:

STEVEN G. ANDERSON,
Chairman of the Board, President, and
Chief Executive Officer

Date: April 3, 2013

A copy of CryoLife’s 2012 Annual Report to Stockholders, which includes CryoLife’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, containing financial statements, is enclosed.

1655 ROBERTS BOULEVARD, NW

KENNESAW, GEORGIA 30144

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished for the solicitation of proxies by the Board of Directors of CryoLife, Inc. (“CryoLife,” the “company,” “we,” or “us”) for CryoLife’s Annual Meeting of Stockholders to be held on May 15, 2013, at 10:00 a.m., Atlanta time. The meeting will be held in the auditorium at CryoLife Corporate Headquarters, 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144. The sending in of a signed proxy will not affect a stockholder’s right to attend the meeting and vote in person. A signed proxy may be revoked by the sending in of a timely, but later dated, signed proxy. Any stockholder sending in or completing a proxy may also revoke it at any time before it is exercised by giving timely notice to Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, (770) 419-3355.

Holders of record of CryoLife’s common stock at the close of business on March 15, 2013 will be eligible to vote at the meeting. CryoLife’s stock transfer books will not be closed. At the close of business on March 15, 2013, CryoLife had outstanding a total of 27,468,878 shares of common stock, excluding a total of 256,650 shares of treasury stock held by CryoLife, which are not entitled to vote. Each outstanding share of common stock will be entitled to one vote, non-cumulative, at the meeting.

Other than the matters set forth herein, management is not aware of any other matters that may come before the meeting. If any other business should be properly brought before the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote the shares represented by the effective proxies and intend to vote them in accordance with their best judgment.

This proxy statement and the attached proxy card were first mailed to stockholders on behalf of CryoLife on or about April 3, 2013. Properly executed proxies, timely returned, will be voted as indicated by the stockholder where the person solicited specifies a choice with respect to any matter to be acted upon at the meeting. If the person solicited does not specify a choice with respect to election of Directors, approval of the compensation paid to CryoLife’s named executive officers, or ratification of the company’s independent registered public accounting firm, the shares will be voted for management’s nominees for election as Directors, for approval of the compensation paid to CryoLife’s named executive officers, and for ratification of the company’s independent registered public accounting firm. In addition to the solicitation of proxies by the use of the mails, Directors and officers of CryoLife may solicit proxies on behalf of management by telephone, email, and personal interview. Such persons will receive no additional compensation for their solicitation activities, and will be reimbursed only for their actual expenses incurred. CryoLife has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers, and CryoLife will reimburse such brokers and nominees for their related out-of-pocket expenses. The costs of soliciting proxies will be borne by CryoLife.

VOTING PROCEDURES AND VOTE REQUIRED

The Corporate Secretary of CryoLife, in consultation with the inspector of election, who will be an employee of CryoLife’s transfer agent, shall determine the eligibility of persons present at the Annual Meeting to vote and whether the name signed on each proxy card corresponds to the name of a stockholder of CryoLife. The Corporate Secretary, based on such consultation, shall also determine whether or not a quorum of the shares of common stock of CryoLife, consisting of a majority of the shares entitled to vote at the Annual Meeting, exists at the Annual Meeting. Abstentions from voting will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner. Broker non-votes will be disregarded with respect to all proposals.

Nominees for election as Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Since there are eight Directorships to be filled, this means that the eight individuals receiving the most votes will be elected. Abstentions and broker non-votes will therefore not be relevant to the outcome.

The advisory votes cast for the approval of the compensation paid to CryoLife’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, must exceed the votes cast against the approval of such compensation in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome.

The votes cast for the ratification of the appointment of Ernst & Young LLP as CryoLife’s independent registered accounting firm must exceed the votes cast against the ratification in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome.

Shares represented at the annual meeting in person or by proxy are counted for quorum purposes, even if they are not voted on one or more matters. Please note that brokers holding shares for a beneficial owner that have not received voting instructions with respect to the ratification of the appointment of Ernst & Young LLP will have discretionary voting authority with respect to this matter; however, such brokers who do not receive voting instructions with respect to the election of Directors and the approval of the compensation paid to CryoLife’s named executive officers may not vote the beneficial owner’s shares with respect to these matters.

There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

ANNUAL MEETING ADMISSION

Attendance at the Annual Meeting will be limited to stockholders as of the record date, their authorized proxy holders, and guests of CryoLife. Admission will be by ticket only. If you are a registered stockholder (your shares are held of record in your name) and plan to attend the meeting, please detach your Admission Ticket from the top portion of the proxy card and bring it with you to the meeting. If you are a beneficial owner (your shares are held in the name of a bank, broker, or other holder of record) and you plan to attend the meeting, you can obtain an Admission Ticket in advance by writing to Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders and proxy holders who do not obtain tickets in advance may obtain them upon verification of ownership or proxy authority at the reception desk on the day of the meeting. Tickets may be issued to others at the discretion of CryoLife. If you are a beneficial owner, in order to vote your shares at the meeting you must obtain a proxy from the record holder of your shares.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

The Board of Directors of CryoLife recommends a vote “FOR” the election of each nominee for Director named below, “FOR” approval of the compensation paid to CryoLife’s named executive officers, and “FOR” ratification of the independent registered public accounting firm.

ELECTION OF DIRECTORS

Directors of CryoLife elected at the Annual Meeting to be held on May 15, 2013 will hold office until the next Annual Meeting or until their successors are elected and have been qualified.

Each of the nominees is currently a Director of CryoLife and has consented to serve on the Board of Directors, if elected. Should any nominee for the office of Director become unable to accept nomination or election, it is the intention of the persons named on the proxy card, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board may recommend.

The following table sets forth the name and age of each nominee, the period during which each such person has served as a Director, the number of shares of CryoLife’s common stock beneficially owned, either directly or indirectly, by such person, and the percentage of outstanding shares of CryoLife’s common stock such ownership represented at the close of business on March 15, 2013, according to information received by CryoLife:

Name of Nominee	Service as Director	Age	Shares of CryoLife Stock Beneficially Owned(1)		Percentage of Outstanding Shares of CryoLife Stock
Steven G. Anderson	Since 1984	74	1,994,577	(2)	7.1%
Thomas F. Ackerman (6)	Since 2003	58	55,000	(3)	*
James S. Benson (7)	Since 2005	74	60,000	(3)	*
Daniel J. Bevevino (8)	Since 2003	53	55,000	(3)	*
Ronald C. Elkins, M.D. (9)	Since 1994	76	82,250	(3)	*
Ronald D. McCall, Esq. (10)	Since 1984	76	153,162	(4)	*
Harvey Morgan (11)	Since 2008	71	46,250	(5)	*
Jon W. Salveson (12)	Since 2012	48	35,000	(3)	*

* Ownership represents less than 1% of the outstanding shares of CryoLife common stock.

(1)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2)	This amount includes: 107,924 shares held by Ms. Ann B. Anderson, Mr. Anderson’s spouse, 454,611 shares subject to options that are either presently exercisable or will become exercisable within 60 days after March 15, 2013, and 162,001 shares of unvested restricted stock as of March 15, 2013. This amount does not include 26,078 shares of unvested performance stock units as of March 15, 2013, or performance stock units granted in February 2013.

(3)	This amount includes 10,000 shares of unvested restricted stock.

(4)	This amount includes: 16,000 shares of common stock owned of record by Ms. Marilyn B. McCall, Mr. McCall’s spouse, and 10,000 shares of unvested restricted stock.

(5)	This amount includes: 18,000 shares held by Ms. Suzanne B. Morgan, Mr. Morgan’s spouse, and 10,000 shares of unvested restricted stock.

(6)	Mr. Ackerman is a member of the Audit Committee.

(7)	Mr. Benson is a member of the Nominating and Corporate Governance Committee and the Regulatory Affairs and Quality Assurance Policy Committee.

(8)	Mr. Bevevino is a member of the Audit Committee and the Compensation Committee.

(9)	Dr. Elkins is a member of the Compensation Committee and the Regulatory Affairs and Quality Assurance Policy Committee.

(10)	Mr. McCall is the Presiding Director of the Board and a member of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Regulatory Affairs and Quality Assurance Policy Committee.

(11)	Mr. Morgan is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

(12)	Mr. Salveson is a member of the Regulatory Affairs and Quality Assurance Policy Committee.

Steven G. Anderson, a founder of CryoLife, has served as CryoLife’s President, Chief Executive Officer, and Chairman of the Board of Directors since its inception. Mr. Anderson has more than 40 years of experience in the implantable medical device industry. Prior to founding CryoLife, Mr. Anderson was Senior Executive Vice President and Vice President, Marketing, from 1976 until 1983 of Intermedics, Inc. (now Boston Scientific Corp.), a manufacturer and distributor of pacemakers and other medical devices. Mr. Anderson is a graduate of the University of Minnesota.

The Board has determined that Mr. Anderson, a founder of the company, should serve as Director of CryoLife because of his business acumen and vast experience in the life sciences industry and personal knowledge of the company and its history. Further, the Board believes that it is appropriate and useful to have the Chief Executive Officer of CryoLife serve as a member of the Board.

Thomas F. Ackerman has served as a Director of CryoLife since December 2003. Mr. Ackerman is Executive Vice President and Chief Financial Officer of Charles River Laboratories International, Inc. (NYSE: CRL), a position he has held since 2005. Charles River Laboratories is a leading global provider of solutions that accelerate the drug discovery and development process, including research models and associated services, and outsourced preclinical services. From 1999 to 2005, he served as Senior Vice President and Chief Financial Officer, and from 1996 to 1999, he served as Vice President and Chief Financial Officer of Charles River Laboratories, where he has been employed since 1988. Mr. Ackerman is a Director of the University of Massachusetts Amherst Foundation. Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and became a certified public accountant in 1979 (his license is currently inactive).

The Board has determined that Mr. Ackerman should serve as a Director of CryoLife because of his expertise in accounting and financial reporting, particularly in the biotechnology industry.

James S. Benson has served as a Director of CryoLife since December 2005. Mr. Benson retired from the Advanced Medical Device Association (“AdvaMed”, formerly known as The Health Industry Manufacturers Association, “HIMA”) in July 2002 as Executive Vice President for Technical and Regulatory Affairs. He was employed by AdvaMed from January 1993 through June 2002. Prior to that, he was employed by the Food and Drug Administration (“FDA”) for 20 years, where he held a number of senior positions. He retired from the FDA as Director of the Center for Devices and Radiological Health (“CDRH”) in December of 1992. Prior to his position as Center Director, he served as Deputy Commissioner from July 1988 through July 1991. During that period, he served as Acting Commissioner for one year, from December 1989 through November 1990. Prior to his position as Deputy Commissioner, he served as Deputy Director of the Center for Devices and Radiological Health from 1978 to 1982. Mr. Benson currently serves on the Board of Directors of one other company: CytoMedix, Inc., a publicly traded company (OTCBB: CYME), where he is the Presiding Director. In 2003, Mr. Benson was engaged by the law firm representing a Special Litigation Committee of the Board of Directors of the company to serve as an expert witness in connection with the Special Litigation Committee’s independent investigation into allegations made by the plaintiffs in the stockholder derivative lawsuit filed against the company’s Directors, which was settled in 2005. Mr. Benson also was engaged to serve as an expert witness by a different law firm representing the company in the securities class action stockholder lawsuit filed against the company, which was also settled in 2005. Mr. Benson received a B.S. in Civil Engineering from the University of Maryland in 1962 and an M.S. in Nuclear Engineering from the Georgia Institute of Technology in 1969.

The Board has determined that Mr. Benson should serve as a Director of CryoLife because of his past business experience in the biotechnology industry and his distinguished tenure with the FDA, as well as the particular knowledge and expertise he acquired in these positions with respect to regulatory issues in the healthcare field.

Daniel J. Bevevino has served as a Director of CryoLife since December 2003. From 1996 until March of 2008, Mr. Bevevino served as the Vice President and Chief Financial Officer of Respironics, Inc. (Nasdaq: RESP), a company that develops, manufactures, and markets medical devices used primarily for the treatment of patients suffering from sleep and respiratory disorders, where he was employed since 1988. In March 2008, Respironics was acquired by Royal Philips Electronics (NYSE: PHG), whose businesses include a variety of medical solutions including medical diagnostic imaging and patient monitoring systems, as well as businesses focused on energy efficient lighting and consumer products. From March 2008 to December 31, 2009, Mr. Bevevino was employed by Philips as the Head of Post-Merger Integration – Respironics, as well as in various operating capacities, to help facilitate the integration of the combined companies. He is currently an independent consultant providing interim chief financial officer services in the life sciences and monitoring industry. He began his career as a certified public accountant with Ernst & Young (his license is currently inactive). Mr. Bevevino received a B.S. in Business Administration from Duquesne University and an M.B.A. from the University of Notre Dame.

The Board has determined that Mr. Bevevino should serve as a Director of CryoLife because of his expertise in accounting and financial reporting, particularly in the medical device industry.

Ronald C. Elkins, M.D. has served as a Director of CryoLife since January 1994. Dr. Elkins is Professor Emeritus, Section of Thoracic and Cardiovascular Surgery, University of Oklahoma Health Sciences Center. Dr. Elkins has been a physician at the Health Science Center since 1971, and was Chief, Section of Thoracic and Cardiovascular Surgery, from 1975 to 2002. Dr. Elkins is a graduate of the University of Oklahoma and Johns Hopkins Medical School.

The Board has determined that Dr. Elkins should serve as a Director of CryoLife because of his education and experience in the medical field, particularly with respect to cardiovascular surgery.

Ronald D. McCall, Esq. has served as a Director of CryoLife since January 1984 and served as its Secretary and Treasurer from 1984 to 2002; however, Mr. McCall has never been an employee of the company and did not receive any compensation for his service as Secretary and Treasurer of the company other than the company’s standard compensation provided to Directors. From 1985 to the present, Mr. McCall has been the owner of the law firm of Ronald D. McCall, P.A., based in Tampa, Florida. Mr. McCall was admitted to the practice of law in Florida in 1961. Mr. McCall received a B.A. and a J.D. from the University of Florida.

The Board has determined that Mr. McCall should serve as a Director of CryoLife because of his legal training and experience. Also, the Board believes that his long-standing involvement with CryoLife provides him with a unique perspective on current issues facing the company.

Harvey Morgan has served as a Director of CryoLife since May 2008. Mr. Morgan has more than 40 years of investment banking experience, with significant expertise in strategic advisory services, mergers and acquisitions, private placements, and underwritings. He served as a Managing Director of the investment banking firm Bentley Associates, L.P. from 2004 to December 31, 2012, and from 2001 to 2004 he was a Principal of Shattuck Hammond Partners, an independent investment banking and financial advisory firm. Mr. Morgan also serves on the Boards of Family Dollar Stores, Inc. (NYSE: FDO) and Cybex International, Inc. (Nasdaq: CYBI). Mr. Morgan received his undergraduate degree from The University of North Carolina at Chapel Hill and an M.B.A. from The Harvard Business School.

The Board has determined that Mr. Morgan should serve as a Director of CryoLife because of his past business experience, particularly with respect to investment banking and capital markets.

Jon W. Salveson has served as a Director of CryoLife since May 2012. Mr. Salveson is the Vice Chairman, Investment Banking and Chairman of the Healthcare Investment Banking Group at Piper Jaffray Companies (NYSE: PJC). He joined Piper Jaffray in 1993 as an associate, was elected Managing Director in 1999, and was named the Group Head of Piper Jaffray’s international healthcare investment banking group in 2001. Mr. Salveson was appointed Global Head of Investment Banking and a member of the Executive Committee of Piper Jaffray in 2004, and has served in his present position as Vice Chairman, Investment Banking since July 2010. Mr. Salveson also serves on the Board of Sunshine Heart, Inc. (NASDAQ: SSH). Mr. Salveson received his undergraduate degree from St. Olaf College and an M.M.M. in finance from the Kellogg Graduate School of Management at Northwestern University.

The Board has determined that Mr. Salveson should serve as a Director of CryoLife because of his considerable experience in investment banking in the healthcare industry. Mr. Salveson has advised CryoLife in particular with respect to numerous transactions.

CORPORATE GOVERNANCE

Information about the Board of Directors

Our Board of Directors believes that the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote this purpose, are sound, and represent best practices. The Board reviews these practices on an ongoing basis.

Director Independence

The Board has adopted certain categorical standards that provide that the following relationships, if existing within the preceding three years, will be considered material relationships that would impact a Director’s independence, measured consistently with the NYSE’s interpretation of independence in Section 303A.02 of the NYSE’s listing standards:

•	The Director is or was employed by us, or an immediate family member of the Director is or was employed by us, as an executive officer

•

The Director or an immediate family member of the Director received or receives more than $120,000 per year in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service

•	The Director was employed by or affiliated with our present or former internal auditors or independent registered public accounting firm

•

An immediate family member of the Director was a partner at our present or former internal auditors or independent registered public accounting firm or, as an employee of our present or former internal auditors or independent registered public accounting firm, personally worked on our audit

•

The Director or an immediate family member of the Director is or was employed as an executive officer of another company where any of our current executive officers serve on that company’s compensation committee

•

The Director is an executive officer or employee, or an immediate family member of the Director is an executive officer, of another company that makes payments to or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or two percent of the other company’s consolidated gross revenues

The Board has adopted categorical standards that provide that the following commercial or charitable relationships will not be considered to be material relationships that would impair a Director’s independence:

•

If a CryoLife Director is a partner, executive officer, or controlling stockholder of another company or business that does business with us, and the annual amount paid to, or received from, us in the preceding calendar year, or expected to be paid or received in the current calendar year, is less than $120,000 and is also less than fifteen percent of the annual revenues of the other company or business in that year

•

If a CryoLife Director provides professional services to CryoLife, such as legal, investment banking, or consulting services, either individually or through a personal corporation, and the annual amount received from us in the preceding calendar year, or expected to be received in the current calendar year, is less than $120,000 and is also less than fifteen percent of the gross annual income of the Director in the year received

•

If a CryoLife Director is an executive officer of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of the other company

•

If a CryoLife Director serves as an officer, Director, or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than two percent of its total annual charitable receipts. Any automatic matching of employee charitable contributions will not be included in the amount of our contributions for this purpose

In connection with its annual review, and based on the information available to it, the Board determined that none of Mr. Ackerman, Mr. Benson, Mr. Bevevino, Mr. McCall, and Mr. Morgan and Dr. Elkins have a material relationship with CryoLife, and that they each therefore qualify as independent Directors under the NYSE’s current Listing Standards.

Other than Mr. Ackerman and Dr. Elkins, none of the Directors who were determined to be independent has any relationships with us or our management other than his position on our Board of Directors.

Mr. Ackerman is the Executive Vice President and Chief Financial Officer of Charles River Laboratories. CryoLife has made purchases from Charles River Laboratories relating to supplies for certain of its clinical trials in each of the last several years and anticipates doing so in the current year. The amount of these purchases falls within the categorical standards for commercial relationships described above that are not considered to be material relationships that would impair a Director’s independence. The Board determined that Mr. Ackerman’s relationship with Charles River Laboratories is not a material relationship that could impair his independence as it relates to his director relationship with CryoLife. Purchases from Charles River Laboratories were made on an arm’s length basis. It is the Board’s understanding that Mr. Ackerman’s compensation is in no way impacted by the size or amount of the business transacted between the two companies.

Dr. Elkins is a former Chief of the Section of Thoracic and Cardiovascular Surgery at the University of Oklahoma Health Sciences Center and is a Professor Emeritus of the Center. In 2012, the Center paid CryoLife for tissue preservation services and BioGlue provided by CryoLife. Dr. Elkins’ son, Charles Craig Elkins, M.D., is a cardiac surgeon who has implanted CryoLife preserved cardiac tissues at Integris Baptist Medical Center in Oklahoma City. Integris Baptist Medical Center, along with the Integris SW Medical Center, paid CryoLife for tissue preservation services and BioGlue in 2012, and we expect this relationship to continue. The Board considered these relationships and determined that they are not material relationships that could impair Dr. Elkins’ independence.

Right to Retain Advisors

The Board has authorized the independent members of the Board, as a group, to retain their own advisors to the extent they deem it appropriate, subject to the approval of the Presiding Director.

Board Leadership Structure

The Chief Executive Officer of CryoLife serves as the Chairman of the Board. We believe this structure provides for an appropriate level of continuity and fluid communication between the Board and management. Also, given Mr. Anderson’s longstanding role with CryoLife as founder and CEO and his extensive knowledge of our company, we believe he is well-suited to fill both roles and that the Board benefits from his leadership.

In order to foster Board independence from management, the Board’s leadership structure also includes a Presiding Director, a position occupied by an independent Director. Mr. McCall assumed the role of Presiding Director in December 2005. The Presiding Director has frequent contact with Mr. Anderson and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board, including:

•	Acting as chairman of, coordinating, developing agendas for, and moderating each of the non-management Director executive sessions

•	Presiding at Board meetings when the Chairman of the Board is not present

•	Receiving and processing communications from concerned parties wishing to contact the non-management Directors

•	Preparing the agenda for each Board and Committee meeting

•	Coordinating the activities of the non-employee and independent Directors

•	Determining appropriate schedules for Board meetings

•	Encouraging the non-employee and independent Directors to perform their duties responsibly while not interfering with the flow of the company’s operations

•

Assessing the quality, quantity, and timeliness of the flow of information from the company’s management that is necessary for the non-employee and independent Directors to effectively and responsibly perform their duties

•	Directing the retention of consultants who report directly to the Board

•	Overseeing the Nominating and Corporate Governance Committee’s activities with respect to compliance with and implementation of the company’s corporate governance policies

•

Overseeing the Audit and Regulatory Affairs and Quality Assurance Policy Committees’ activities respecting compliance with and implementation of the company’s policies and procedures for the development and implementation of improved safety processes and procedures for new and existing products

•	Acting as principal liaison between the non-employee and independent Directors and the Chief Executive Officer on sensitive issues

•

Evaluating, along with the members of the Compensation Committee and the Nominating and Corporate Governance Committee, the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board’s evaluation

•	Overseeing the recommendations regarding membership of the various Board committees, as well as selection of the committee chairpersons, by the Nominating and Corporate Governance Committee

•	Having the authority to retain such counsel or consultants as the Presiding Director deems necessary to perform his responsibilities

Risk Oversight

The Board believes that risk is a necessary component of a healthy company; however, one of the primary oversight functions of the Board is to ensure that CryoLife maintains an appropriate level of risk, commensurate with both the short and long-term goals of the company, and that we have not incentivized excessive or inappropriate risk taking in any area of our company. In order to effectively fulfill this role, the Board relies on various individuals and committees within management and among our Directors. Management is primarily responsible for risk management and management reports directly to the Audit Committee and the Board with respect to risk management.

Because some hazards are more likely to be initially perceived by employees involved in the day-to-day aspects of our company, we have established within our Code of Business Conduct and Ethics a process by which employees can report violations of the Code or the law to our General Counsel, or if the violation involves the General Counsel, to the Chairman of the Board. Employees may also report violations to their supervisors, anonymously online or through the mail or contact a hotline with any questions or concerns. Other problematic issues may first be recognized by senior level management. In such instances, the Presiding Director may be contacted directly by any concerned party and he or she can act as a liaison with the non-management Directors.

While some problems will necessarily be “reported up” from employees and management, the Board also believes that our committees should function to eliminate inappropriate levels of risk within their respective areas of delegated authority. The Compensation Committee is responsible for ensuring that our executive compensation policies and practices do not incentivize excessive or inappropriate risk-taking by employees or Directors. The Audit Committee is primarily responsible for coordination with our independent registered public accounting firm, establishment and maintenance of our internal controls, the operation of our internal audit, and various regulatory and compliance functions. The Nominating and Corporate Governance Committee monitors risk by ensuring that proper corporate governance standards are maintained and that the Board is comprised of qualified Directors. The Regulatory Affairs and Quality Assurance Policy Committee assists the Audit Committee with its regulatory and compliance function. The Presiding Director coordinates the flow of information from each respective committee to the non-employee and independent Directors and participates in the preparation of the agenda for each Board and Committee meeting.

As part of the Board’s risk oversight function, the Compensation Committee has ongoing responsibilities with respect to our executive compensation policies and programs, and the Compensation Committee and management review our compensation policies and practices as they relate to all CryoLife employees, with particular focus on the incentives they may create and any offsetting factors that may reduce the likelihood of excessive risk taking. The purpose of our review and assessment was to determine whether any of our compensation policies or practices presents a material risk to our company. This assessment included an assessment of risks that we face, regardless of whether such risks are reasonably likely to have a material adverse effect on us, and how these risks may be affected by our compensation policies and practices. Although we reviewed base compensation paid to employees and how that compensation affected risk taking, the primary focus of the reviews was on incentive compensation paid to employees. Our goal was to determine whether the incentive plans and programs might encourage inappropriate behavior by employees, and if so, evaluate how that behavior related to our identified risks. We followed these reviews with an analysis of whether and to what extent the specific incentive compensation policies and procedures that we reviewed were subject to controls that monitored or mitigated any risk created. In addition, we reviewed other policies, procedures, and programs that we have in place to monitor and mitigate the identified risks, including training programs, internal controls, and other controls. Based on this review, management, in consultation with the Audit and Compensation Committees and the full Board, has determined that CryoLife’s compensation policies and practices are not reasonably likely to have a material adverse impact on our company.

Board and Committee Meetings

During 2012, no Director attended fewer than 75% of the sum of the total number of meetings of the Board of Directors plus the total number of meetings held by all committees of the Board on which he served. In general, members of the Board of Directors are appointed to committees at the meeting of Directors immediately following the Annual Meeting of Stockholders.

During 2012, the Board of Directors held ten meetings.

Board attendance at the Annual Meeting of Stockholders is encouraged, but not required. All eight of the current Board members who were nominated for election or re-election at the 2012 annual meeting attended the meeting.

Director Compensation

See “Fiscal 2012 Director Compensation” at page 70 for a discussion of compensation received by Directors during 2012.

Standing Committees of the Board of Directors

During 2012, the Board of Directors had four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Regulatory Affairs and Quality Assurance Policy Committee. In 2012, the Audit Committee met six times, the Compensation Committee met ten times, the Nominating and Corporate Governance Committee met five times, and the Regulatory Affairs and Quality Assurance Policy Committee met five times. These committees are described below.

Audit Committee—CryoLife’s Audit Committee currently consists of three non-employee Directors: Mr. Bevevino, Chairman, Mr. Ackerman, and Mr. Morgan, each of whom served on the Audit Committee for all of 2012. The Audit Committee reviews the general scope of CryoLife’s annual audit and the nature of services to be performed for CryoLife in connection with it, acting as liaison between the Board of Directors and the independent registered public accounting firm. The Audit Committee also formulates and reviews various company policies, including those relating to accounting practices and internal control systems of CryoLife. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of CryoLife’s independent registered public accounting firm, for engaging or discharging CryoLife’s independent registered public accounting firm, and for assisting the Board in its oversight of risk management and legal and regulatory requirements. Each of the members of the Audit Committee meets the requirements of independence of Section 303A.02 of the current NYSE Listing Standards and also meets the criteria of Section 303A.06, as set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, regarding listing standards related to audit committees. No member of the Audit Committee serves on the Audit Committee of more than three public companies. In addition, the Board of Directors has determined that all of the current members of the Audit Committee satisfy the definition of an “audit committee financial expert,” as promulgated in Securities and Exchange Commission regulations.

The Audit Committee operates under a written charter. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation, and oversight of CryoLife’s independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by CryoLife’s independent registered public accounting firm. The Audit Committee also oversees and must review and approve all significant related party transactions. See “Policies and Procedures for Review, Approval, or Ratification of Transactions with Related Parties” at page 12. The Report of the Audit Committee is on page 14 of this proxy statement.

Compensation Committee—The Compensation Committee operates under a written charter that sets out the committee’s functions and responsibilities. Our Compensation Committee currently consists of three non-employee Directors: Dr. Elkins, Chairman, Mr. Bevevino, and Mr. McCall, each of whom served on the Compensation Committee for all of 2012. Each member of the Compensation Committee meets the independence requirements of Section 303A.02 of the current NYSE Listing Standards, and is a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and a disinterested director within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for reviewing the performance of executive officers and setting the annual compensation for all senior officers, including the salary and the compensation package of executive officers. The committee, among its other responsibilities:

•	Reviews and approves the corporate goals and objectives upon which the compensation of CryoLife’s Chief Executive Officer is based

•	Determines the proper relationship of all executive compensation to the performance of CryoLife

•	Evaluates annually the performance of CryoLife’s CEO in a joint session with the Nominating and Corporate Governance Committee

•	Evaluates the performance of other executive officers by consulting with the CEO and reviewing officer evaluations

•	Recommends to the full Board the total amount and form of annual and other compensation paid to CryoLife’s non-employee Directors

•	Establishes and periodically reviews CryoLife’s policies regarding management perquisites

•

Recommends executive compensation plans to the Board for approval, approves grants under CryoLife’s executive bonus plans, and approves grants of stock options, restricted stock awards, performance stock units, and other stock rights and cash incentives under CryoLife’s stock and incentive plans

•	Approves or recommends severance arrangements for the CEO and other senior officers; and reviews and approves all provisions for “clawback” of incentive compensation awarded to officers and directors

•	Reviews and approves CryoLife’s peer companies and data sources used in evaluating executive and director compensation competitiveness

•	Oversees CryoLife’s submissions to stockholders and engagement with proxy advisory firms on matters of executive compensation

•	Oversees management’s review and risk assessment of CryoLife’s compensation program and policies

Pursuant to its charter, the Compensation Committee has the authority to delegate any of its decisions to a subcommittee of the Compensation Committee, provided that a full report of any action taken is promptly made to the full Compensation Committee. Except as prohibited by applicable law or rules of the New York Stock Exchange, the Compensation Committee may delegate to a senior executive officer of CryoLife the authority to grant equity awards under CryoLife’s stock and incentive plans, provided that such awards are not made to officers or directors of CryoLife. In February 2013, the Compensation Committee delegated authority to the CEO to allow him to grant restricted stock units to non-officer employees, subject to specified limitations regarding the size and terms of the grants, the duration of the delegated authority, and the manner in which the authority may be exercised.

The committee consults with Mr. Anderson, the President and CEO of CryoLife, with respect to compensation for all officers. The CEO negotiates with candidates for employment as officers, and the negotiated compensation is reflected in each candidate’s employment arrangements, subject to approval by the committee. Management develops bonus and equity compensation plans at the direction of the committee and submits these plans to the committee to review and approve.

The committee has the power to retain, determine the terms of engagement and compensation of, and terminate any consulting firm that may assist it in the evaluation of compensation decisions. The committee engaged Pearl Meyer & Partners, a compensation consultant, for evaluation of compensation decisions made in 2012 for the named executive officers. Pearl Meyer prepared an executive compensation study in October 2011 that was used by the committee in making compensation decisions in 2012 prior to October 2012. In late 2012, the committee re-engaged Pearl Meyer as its compensation consultant for decisions made in the fourth quarter of 2012 and the first quarter of 2013. Pearl Meyer prepared an executive compensation study in October 2012 which the committee reviewed in connection with decisions regarding executive compensation made in December 2012 and the first quarter of 2013. Also, in connection with the drafting and negotiation of Mr. Anderson’s employment agreement that was signed in October 2012, Pearl Meyer prepared an analysis dated June 2012 of potential terms for the new employment agreement and potential changes to Mr. Anderson’s prior employment agreement. With respect to the work performed by Pearl Meyer as described in this paragraph, CryoLife has conducted a conflicts of interest assessment and has determined that no conflict of interest exists.

Nominating and Corporate Governance Committee—CryoLife’s Nominating and Corporate Governance Committee currently consists of three non-employee Directors: Mr. McCall, Chairman, Mr. Benson, and Mr. Morgan, each of whom served on the Nominating and Corporate Governance Committee for all of 2012. Each of these individuals meets the requirements of independence of Section 303A.02 of the current NYSE Listing Standards. The committee recommends potential candidates for the Board and oversees the annual self-evaluations of the Board and its committees. Each year the Nominating and Corporate Governance Committee evaluates the performance of CryoLife’s CEO in a joint session with the Compensation Committee. The Nominating and Corporate Governance Committee also recommends to the Board how the other Board committees should be structured and which Directors should be members of those committees. The committee also reviews and makes recommendations to the Board of Directors regarding the development of and compliance with the company’s corporate governance guidelines.

Regulatory Affairs and Quality Assurance Policy Committee—CryoLife’s Regulatory Affairs and Quality Assurance Policy Committee currently consists of four non-employee Directors: Mr. Benson, Chairman, Dr. Elkins, Mr. McCall, and Mr. Salveson. Mr. Salveson joined the Regulatory Affairs and Quality Assurance Policy Committee in May 2012, and each of the other members served on the Regulatory Affairs and Quality Assurance Policy Committee for all of 2012. Each of these individuals except Mr. Salveson meets the requirements of independence of Section 303A.02 of the current NYSE Listing Standards. The Charter of the Regulatory Affairs and Quality Assurance Policy Committee requires that a majority of its members be independent. Among other things, the Regulatory Affairs and Quality Assurance Policy Committee assists the Audit Committee in its oversight of CryoLife’s regulatory affairs and quality assurance relating to its tissue processing, biologicals, and devices, both new and existing. Pursuant to its charter, the committee is directed to:

•	Meet with CryoLife’s internal regulatory compliance auditors and regulatory affairs and tissue processing quality assurance administrators on a quarterly basis and receive updates concerning:

•	CryoLife’s development and implementation of improved safety processes and procedures for tissue processing, biologicals, and devices

•	CryoLife’s adherence to FDA and other regulatory bodies’ rules, regulations, and guidelines that are applicable to CryoLife

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Become familiar with CryoLife’s internal policies concerning the development and implementation of improved safety processes and procedures for tissue processing, biologicals, and devices, and make recommendations of appropriateness to the Audit Committee regarding such processes and procedures

•	Keep adequate and proper records and/or minutes of all such discussions, meetings, and recommendations and make the same available to all Board members

Policies and Procedures for Stockholders Who Wish to Submit Nominations or Recommendations for Board Membership

Stockholders may submit the names of potential candidates for Director to the Nominating and Corporate Governance Committee. The policy of the Nominating and Corporate Governance Committee is to give the same consideration to nominees submitted by stockholders that it gives to individuals whose names are submitted by management or other Directors, provided that the nominees submitted by stockholders are submitted in compliance with Article XIV of CryoLife’s Bylaws, as discussed below.

Factors to be considered by the committee include:

•	Whether the committee sees a need for an additional member of the Board, or to replace an existing member

•	The overall size of the Board of Directors

•	The skills and experience of the nominee, as compared to those of the other members of the Board

•	Whether the nominee is the holder of or is associated with a holder of a large number of shares of CryoLife common stock

Stockholders may also directly nominate a candidate for election to the Board by complying with Article XIV of CryoLife’s Bylaws. The Nominating and Corporate Governance Committee also requires compliance with Article XIV as a prerequisite for its consideration of a potential nominee. A summary of certain provisions of Article XIV as it relates to nominations for Director at the 2014 annual meeting of stockholders is set forth below, but you should not rely on this summary as complete and are urged to read Article XIV in its entirety:

•

We must receive all required information no later than February 14, 2014 but no earlier than January 15, 2014, in order for it to be considered timely —see “Stockholder Proposals” at page 77 of this proxy statement

•	The sponsoring stockholder should provide information sufficient to inform us that the sponsor qualifies as a stockholder

•

The sponsoring stockholder should also provide disclosure, as described in the Bylaws, of certain underlying motives that may give rise to a Director nomination, such as any material monetary agreements, arrangements, or understandings between a stockholder and his or her nominee

•

The nominee should provide the candidate’s written consent to be considered and to serve if elected, a detailed questionnaire that includes questions regarding the background and qualification of the candidate, and a written representation and agreement disclosing certain arrangements that could prevent the candidate from acting in the best interests of CryoLife

Based on its review of the information provided, the committee may contact the candidate confidentially, and may require that the candidate:

•	Be available upon request to meet with the committee and management with reasonable notice

•	Execute a non-disclosure agreement

•	Provide several references

The Board may from time to time identify nominees on its own and/or utilize a third party search firm to identify nominees. All nominees are evaluated according to the same criteria. The committee and the Board have determined that nominees to the Board should be of known integrity, have a good moral and ethical background, and have an appropriate level of education, training, or experience to be able to make a contribution to furthering the goals of CryoLife while being compatible with management and the other Board members. Special knowledge, education, training, and experience that complement the experience of other Board members will be considered. A candidate’s capacity for independent judgment will also be considered.

The current Board policy requires each Director to offer to voluntarily resign upon a change in such Director’s principal employment or line of business. The Nominating and Corporate Governance Committee will then review whether he or she continues to meet the needs of the Board and will make a recommendation to the Board regarding whether or not it should require the Director to tender his or her resignation.

Current Board policy also limits the number of other public company boards of directors on which CryoLife Directors may serve. Non-employee Directors may serve on no more than two public company boards of directors in addition to service on CryoLife’s Board. The CEO may serve on no more than one public company board of directors in addition to service on CryoLife’s Board.

The Board and the Nominating and Corporate Governance Committee have no formal policy with respect to the consideration of diversity in Board membership; however, in addition to the specific criteria the Board and the Committee consider with respect to individual nominees and Directors, the Board also seeks to maintain an overall mix of Board members with diverse talents and backgrounds in order to maximize the Directors’ aggregate contribution to the effective oversight of CryoLife. In considering nominees for election and reelection, the Board may consider one or more potential members of the Board who possess a background in the biotechnology or healthcare fields. Along with attracting and retaining Directors who are well-acquainted with our industry, the Board may also consider individuals with more general backgrounds in business, legal, and/or regulatory affairs. Also, because of the importance of evaluating our financial performance, capital needs, and potential acquisitions, the Board may also consider individuals with experience in accounting and financial reporting, investment banking, and corporate finance. The Board also considers the need to maintain the appropriate level of experienced membership on each of its committees as it fosters diversity within its ranks. The Board evaluates itself as a whole, however, and does not generally choose Directors in order to fill designated slots or positions.

The Nominating and Corporate Governance Committee has not received any recommended Director nominees for election at the 2013 Annual Meeting from any CryoLife security holder or group of security holders beneficially owning in excess of 5% of CryoLife’s outstanding common stock.

Stockholders may communicate the necessary information to the Nominating and Corporate Governance Committee or the Board by following the procedures set forth below at “Communication with the Board of Directors and Its Committees” on page 14.

Code of Business Conduct and Ethics

CryoLife has established a Code of Business Conduct and Ethics that clarifies the company’s standards of conduct in potentially sensitive situations; makes clear that CryoLife expects all employees, officers, and Directors to understand and appreciate the ethical considerations of their decisions; and reaffirms the company’s long-standing commitment to a culture of corporate and individual accountability and responsibility for the highest ethical and business practices.

This Code of Business Conduct and Ethics also serves as the code for the company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and all other financial officers and executives. In the event that CryoLife amends or waives any of the provisions of the Code of Business Conduct and Ethics applicable to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or Controller, the company intends to disclose that information on the company’s website at www.cryolife.com/investornew.htm.

Policies and Procedures for Review, Approval, or Ratification of Transactions with Related Parties

The Board has adopted written policies and procedures for review, approval, or ratification of transactions with related parties.

Types of Transactions Covered

It is our policy to enter into or ratify related party transactions only when the Board of Directors, acting through the Audit Committee or as otherwise described herein, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of CryoLife and its stockholders. We follow the policies and procedures below for any transaction in which we are, or are to be, a participant and the annual amount involved exceeds $50,000 and in which any related party, as defined below, had, has, or will have a direct or indirect interest. Pursuant to the policy, compensatory arrangements with an executive officer or Director that are approved or ratified by the Compensation Committee or compensation received under our employee benefit plans that are available to all employees do not require additional Audit Committee approval.

The company subjects the following related parties to these policies: Directors (and nominees), executive officers, beneficial owners of more than 5% of our stock, any immediate family members of these persons, and any entity in which any of these persons is employed, or is a general partner or principal, or has a similar position, or in which the person has a 10% or greater beneficial ownership interest.

Standards Applied and Persons Responsible for Approving Related Party Transactions

The CEO and the Corporate Secretary are responsible for maintaining a list of all related parties known to them and for submitting to the Audit Committee for its advance review and approval any related party transaction into which we propose to enter. If any related party transaction inadvertently occurs before the Audit Committee has approved it, the CEO or the Corporate Secretary shall submit the transaction to the Audit Committee for ratification as soon as he or she becomes aware of it. If the Audit Committee does not ratify the transaction, it shall direct for the transaction to be either rescinded or modified as soon as is practicable. The CEO or the Corporate Secretary may delegate his or her duties under the policy to another officer of CryoLife if he or she gives notice of the delegation to the Audit Committee at its next regularly scheduled meeting.

When reviewing a related party transaction, the Audit Committee shall examine all factors it deems relevant, including, among other things:

•	Whether the transaction has a business purpose

•	Whether the transaction is to be entered into on an arms’ length basis

•	The prior course of dealing between the parties, if any

•	Whether such a transaction would violate any provisions of the CryoLife Code of Business Conduct and Ethics or otherwise create the appearance of impropriety

•	The impact on a Director’s independence in the event the related party is a Director

•	Whether the terms are available to unrelated third parties or to employees generally

•	Management’s recommendations regarding the transaction

•	Advice of counsel regarding the legality of the transaction

•	The financial impact on CryoLife

•	Whether or not it is advisable for the approval to comply with Section 607.0832 of the Florida Business Corporation Act, which addresses Director conflict of interest transactions

If the CEO or the Corporate Secretary determines that it is not practicable or desirable to wait until the next Audit Committee meeting, they shall submit the related party transaction for approval or ratification to the chair of the Audit Committee, who possesses delegated authority to act between Audit Committee meetings. The Chairman shall report any action he or she has taken under this delegated authority to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee, or the Chairman, shall approve only those related party transactions that they have determined in good faith are in, or are not inconsistent with, the best interests of CryoLife and its stockholders.

Review of Ongoing Transactions

At the Audit Committee’s first meeting of each fiscal year, the Audit Committee reviews all related party transactions, other than those approved by the Compensation Committee as contemplated in the policy, that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from CryoLife of more than $50,000 annually. Based on all relevant facts and circumstances, taking into consideration the factors discussed above, the Audit Committee shall determine if it is in, or not inconsistent with, the best interests of CryoLife and its stockholders to continue, modify, or terminate the related party transaction.

See “Certain Transactions” on page 72 for a description of certain related party transactions.

Communication with the Board of Directors and Its Committees

Interested parties may communicate directly with the Board of Directors, the Presiding Director, the non-management Directors as a group, Committee Chairmen, Committees, and individual Directors by mail. CryoLife’s current policy is to forward all communications to the addressees, unless they clearly constitute unsolicited general advertising. Please send all communications in care of Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

Availability of Corporate Governance Documents

You may view current copies of the charters of the Audit, Compensation, Nominating and Corporate Governance, and Regulatory Affairs and Quality Assurance Policy Committees, as well as the company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the CryoLife website at www.cryolife.com/investornew.htm.

Notwithstanding anything to the contrary set forth in any of CryoLife’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other CryoLife filings, including this proxy statement, in whole or in part, neither of the following Reports of the Audit Committee and the Compensation Committee shall be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three Directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be “Independent Directors” as that term is defined by Sections 303A.02 and 303A.06 of the current NYSE Listing Standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934.

The Audit Committee oversees CryoLife’s financial processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in CryoLife’s Annual Report on Form 10-K for fiscal 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board and the Audit Committee have adopted a written Audit Committee Charter. Since the first quarter of 2004, CryoLife has retained a separate accounting firm to provide internal audit services. The internal audit function reports directly to the Audit Committee and, for administrative purposes, to the Chief Financial Officer.

During the course of fiscal 2012, management completed the documentation, testing, and evaluation of CryoLife’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management on internal control over financial reporting contained in CryoLife’s Annual Report on Form 10-K for fiscal 2012, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in CryoLife’s Annual Report on Form 10-K for fiscal 2012 related to its audit of (i) CryoLife’s consolidated financial statements and (ii) the effectiveness of CryoLife’s internal control over financial reporting. The Audit Committee continues to oversee CryoLife’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2013.

The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of CryoLife’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Deloitte & Touche LLP that firm’s independence from management and CryoLife.

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of CryoLife’s internal controls and the overall quality of CryoLife’s financial reporting.

Aggregate audit fees paid to Deloitte & Touche LLP for the year ended December 31, 2012, including audit-related fees paid in 2012, were $696,000. See “Ratification of the Independent Registered Public Accounting Firm” at page 75 for further details. The Audit Committee determined that the payments made to Deloitte & Touche LLP for non-audit services for 2012 were consistent with maintaining Deloitte & Touche LLP’s independence. In accordance with its Audit Committee Charter, CryoLife’s Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, specified tax services and other services.

In reliance on the reviews and discussions referred to above, the Audit Committee members did not become aware of any misstatement in the audited financial statements and recommended to the Board of Directors that the audited financial statements be included in CryoLife’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as CryoLife’s independent registered public accounting firm for fiscal 2013.

Audit Committee

DANIEL J. BEVEVINO, CHAIRMAN
THOMAS F. ACKERMAN
HARVEY MORGAN

PROXY ITEM #2

ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)

CryoLife seeks a non-binding vote from its stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote is commonly referred to as a “Say on Pay” vote because it gives stockholders a direct opportunity to express their approval or disapproval to the company regarding its pay practices.

As discussed in detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to attract, retain and motivate highly talented individuals who are committed to CryoLife’s vision and strategy. We strive to link executives’ pay to their performance and their advancement of CryoLife’s overall performance and business strategies, while also aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with CryoLife over the course of their careers. We believe that the amount of compensation for our current named executive officers reflects extensive management experience, continued high performance, and exceptional service to CryoLife and our stockholders.

We invite you to consider the details of our executive compensation as disclosed more fully throughout this proxy statement. Regardless of the outcome of this “Say on Pay” vote, CryoLife welcomes input from its stockholders regarding executive compensation and other matters related to the company’s success generally. We believe in a corporate governance structure that is responsive to stockholder concerns, and we view this vote as a meaningful opportunity to gauge stockholder approval of our executive compensation policies. Given the information provided in this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

“Resolved, that CryoLife’s stockholders approve, on an advisory basis, the compensation paid to CryoLife’s named executive officers, as disclosed in this proxy statement.”

Required Vote - The votes cast for this proposal must exceed the votes cast against it in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome. As previously disclosed and approved by the stockholders, the Board intends to submit a say on pay proposal annually until the next required vote on the frequency of say on pay votes, currently expected to take place at the 2017 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE

COMPENSATION PAID TO CRYOLIFE’S NAMED EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The Compensation Committee, referred to herein as the committee, generally approves executive compensation at its February meeting. These compensation decisions take into account a variety of information and analyses, including prior year company and individual executive performance, current year performance expectations, any changes in roles and responsibilities, competitive market data provided by the committee’s independent consultant and by management, and tally sheets highlighting historical total compensation levels for each executive. Based on the committee’s review of this information, and after consideration of recommendations from its independent consultant and management, the committee made the following decisions with respect to the 2012 executive compensation program:

—	No increases to base salary for any of the named executive officers, other than for the CEO who received a contractually guaranteed increase of 3%
—	Increased short-term incentive opportunity level for only one named executive officer, in order to bring him closer to the median of the peer group information
—	Decreases in the long-term incentive grant levels and grant values for each named executive officer
—	Higher performance thresholds on revenue- and net income-based measures under CryoLife’s short-term incentive plan
—	The addition of performance stock units to the long-term incentive grant mix, which for 2012 included performance stock units, stock options, and restricted stock

Following the annual meeting in May, at which only 38.8% of the shareholders who voted in person or by proxy, excluding abstentions, voted FOR the executive compensation program pursuant to the annual say on pay vote, the committee requested additional actions, analyses, and recommendations by management, inside and outside legal counsel, and the committee’s independent compensation consultant. Based on the review of this information, the committee made the following additional decisions with respect to executive compensation arrangements at CryoLife:

—	Added a maximum payout level under the short-term incentive plan (prior plan was uncapped)
—	Added a provision that short-term incentive payouts would be capped at target in the event that the Company’s total shareholder return (TSR) for the year was negative
—	Re-negotiated and replaced the CEO’s employment contract, removing features such as automatic salary increases, single-trigger change-in-control payments, and excise tax gross-ups
—	Removed all tax gross-ups from the change of control agreements with executive officers

All of the committee’s actions with respect to the 2012 executive compensation program were intended to further enhance the alignment between executive pay, company performance, and shareholder value creation, as described below:

—	Approximately 50% or more of each named executive officer’s target compensation is in the form of variable pay opportunities tied to individual or company performance or to stockholder value creation
—	The annual bonus targets are set at challenging levels that are designed to encourage business growth
—

Short-term incentive opportunities are tied significantly to adjusted revenue and adjusted net income performance, as defined below, both of which emphasize factors over which management is expected to have control and are key to incentivizing management to achieve company performance that will further our strategic business plan and ultimately deliver value to our stockholders

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Long-term incentive opportunities are equity-based and include stock options, which only provide value to executives if the stock price increases beyond the grant date, and performance stock units, which are only earned if specified adjusted EBITDA, as defined below, is obtained

—	Named executive officers have minimum stock ownership requirements to ensure a strong alignment between executives and stockholders and to encourage a long-term view of performance

ACTIONS TAKEN SINCE 2012 SAY ON PAY VOTE

CryoLife’s 2012 non-binding say on pay vote resulted in approximately 38.8% of the votes cast being voted in favor of the proposal, and approximately 61.2% of the votes cast being voted against the proposal. The committee takes all negative votes seriously, and it therefore instructed management to begin a dialogue with CryoLife’s largest stockholders in order to ascertain what factors influenced their voting decisions on the say on pay proposal. In addition, the committee reviewed the published positions of proxy voting advisors and consulted with management and its independent compensation consultant and outside and inside counsel in order to assess what changes should be made to CryoLife’s executive compensation program in response to the 2012 say on pay vote. As a result, in response to the 2012 say on pay vote, the committee made a number of changes in its pay program for CryoLife’s named executive officers, as described below:

—	Approved a new employment agreement for the CEO that accomplished the following:
¡	Removed all tax gross-ups
¡	Modified the change of control payment from a “single trigger” provision to a “double trigger” that requires not only a change of control of CryoLife but also a termination of employment
¡	Removed the provision relating to an automatic annual increase in base salary based on increases in the consumer price index

—	Entered into new change of control agreements with executive officers that did not contain any tax gross-up provisions

—	Imposed maximum payout levels with respect to the adjusted revenue and adjusted net income bonuses

—

Modified the adjusted revenue and adjusted net income bonus calculations to provide that, in the event that total stockholder return for 2012 had been negative, the actual payouts would have been reduced to target levels regardless of whether or not the bonus formulas would have otherwise resulted in above-target payouts

We calculated adjusted revenues as fiscal 2012 revenues from:

—	Cardiac and vascular allograft tissue processing

—	BioGlue, BioFoam and related product sales

—	PerClot sales, and

—	Cardiogenesis sales.

We calculated adjusted net income as GAAP net income for 2012, exclusive of:

—	interest income and expense

—	stock compensation expense, other than stock compensation expense related to the bonus program itself, if applicable

—	research and development expense, other than that portion of research and development expense pertaining to salaries and related expenses

—	other income and expense

—	income taxes

—	grant revenue

—	charges related to acquisitions, license, business development or integration, and

—	litigation costs.

We defined “total stockholder return” for 2012 as the quotient of (i) the closing price of CryoLife common stock on December 31, 2012 minus the closing price of CryoLife common stock on December 30, 2011, plus cash dividends per share paid in 2012, divided by (ii) the closing price of CryoLife common stock on December 30, 2011.

In addition, the committee took the following actions in early 2012 in response to CryoLife’s 2011 operating results and in order to more closely align executive pay to company performance:

—	No salary increases for the named executive officers, other than the CEO, who was provided a 3% salary increase per the terms of his prior employment contract

—	Returned the equity grant level to 2010 numerical share levels

—	Modified the long-term incentive mix to add performance stock units, resulting in a 2012 grant mix that was 1/3 options, 1/3 restricted stock and, using target levels, 1/3 performance stock units

—

Adopted the measure of adjusted EBITDA for the new performance stock units; the committee believes that adjusted EBITDA is a reasonable measure of CryoLife performance, but allows for adjustments to eliminate items that might provide improper incentives and items over which management has no control

—

Increased the required stock ownership levels for each of the named executive officers except Mr. Lee, in order to achieve a required ownership level equal to approximately 3x salary for the CEO and 1x salary for each other named executive officers, assuming a $5.00 per share or higher stock price; (Mr. Lee’s ownership requirement already met this standard)

—

Adopted an executive stock holding requirement requiring executives to hold 50% of the net after tax shares received from option exercises and stock vesting until the executive is in compliance with the required minimum stock ownership level

Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization, as further adjusted by:

—	removing the impact of the following:
¡	stock-based compensation
¡	research and development expenses (excluding salaries and related expense)
¡	grant revenue
¡	litigation expense or revenue
¡	acquisition, license, and other business development expense
¡	integration costs (including any litigation costs or revenue related to assumed litigation)
¡	other income or expense

—	and by including the impact of the change in balances of deferred preservation costs, inventory, and trade receivables on the company’s balance sheets

See “Executive Compensation – Plan-Based Awards- Terms of Amended and Restated 2009 Stock Incentive Plan Awards” for further description of the performance stock units.

ROLES AND RESPONSIBILITIES

Compensation Committee

The committee determines and approves the compensation of CryoLife’s executive officers, including the named executive officers. The committee is supported by the CEO, executive management, an independent consultant, and outside legal counsel. The committee regularly meets in executive session without the CEO or any members of management present.

Chief Executive Officer

The CEO regularly attends committee meetings and makes specific recommendations to the committee with respect to the compensation arrangements for executives, including the named executive officers. The CEO is not present during executive sessions of the committee.

Executive Management

The Chief Financial Officer, General Counsel, and Corporate Secretary often provide data and information to the committee in advance of committee meetings. The General Counsel regularly attends committee meetings, but is not present during executive sessions of the committee.

Independent Consultant

The committee has the authority to engage an independent compensation consultant to assist the committee with its responsibilities. The committee has engaged Pearl Meyer & Partners as its independent advisor. Pearl Meyer & Partners reports directly to the committee, is directed by the committee, and provides no other services to CryoLife. Pearl Meyer & Partners generally performs an annual review of executive and outside director compensation, analyzes the relationship between executive pay and company performance, informs the committee of emerging practices and trends, assists with special projects at the request of the committee, and regularly attends committee meetings.

Except as otherwise noted, all committee actions during 2012 and 2013 to date were taken upon the recommendation of CryoLife management and the independent compensation consultant.

PHILOSOPHY AND OBJECTIVES

The compensation philosophy of the committee is to provide competitive salaries and link the executive officers’ incentive compensation to the achievement of annual and long-term performance goals related to both personal and company performance without incentivizing excessive or inappropriate risk taking. Each primary element of compensation is intended to accomplish a specific objective, as summarized in the following chart:

Primary Component	Primary Purpose	Form	Performance Linkage
Base Salary	Provide sufficiently competitive pay to attract and retain experienced and successful executives	Cash	Salary adjustments are partially based on individual executive performance and partially based on other factors such as competitive market positioning and internal pay equity; in addition, CryoLife performance may impact the decision of whether or not any salary adjustments should be made
Short-Term Incentive	Encourage and reward individual contributions and aggregate company results with respect to meeting and exceeding our short-term financial and operating goals	Cash	Short-term incentive payouts are 100% performance-based, with 40% tied to adjusted revenue, 40% tied to adjusted net income, and 20% tied to individual executive performance
Long-Term Incentive

Encourage and reward long-term stockholder value creation, create and sustain a retention incentive, and facilitate long-term stock ownership among our executive team to further align executive and stockholder interests

Performance Stock Units, Stock Options and Restricted Stock

Performance stock units are not issued and earned unless specific company performance is achieved. Stock options only deliver realizable value to executives if the stock price increases beyond the grant date. Restricted stock awards are less performance-based but their realizable value does change based on changes in CryoLife’s stock price beyond the grant date.

COMPENSATION MIX

The committee approves the primary components of the executive compensation program and generally intends to have more variable pay opportunities than fixed pay and to have more long-term incentive opportunities than short-term incentive opportunities. These objectives result in a pay program that should and does provide alignment between pay and performance. The following chart summarizes the target pay mix for the named executive officers for fiscal 2012:

Primary Component	Anderson	Lee	Burris	Fronk	Capps	Seery
Salary	$657,000	$361,000	$290,000	$269,000	$265,000	$290,000
Short-Term Incentive (Target)	$394,000	$217,000	$116,000	$108,000	$106,000	$116,000
Long-Term Incentive (Grant Date Fair Value) [3]	$566,000	$226,000	$158,000	$158,000	$113,000	$158,000
Total Target Compensation	$1,617,000	$804,000	$564,000	$535,000	$484,000	$564,000

% Fixed [1]	41%	45%	51%	50%	55%	51%

% Variable [1]	59%	55%	49%	50%	45%	49%

% Short-Term Incentive [2]	41%	49%	42%	41%	48%	42%

% Long-Term Incentive [2]	59%	51%	58%	59%	52%	58%

[1]	Percent of Total Target Compensation.
[2]	Percent of Total Variable Pay Opportunity (Total Short-Term and Long-Term Incentive).
[3]

Long-term incentive grant date fair values are based on an award share price of $5.67 for restricted stock and $5.24 for performance stock units at target levels, and a Black-Scholes option value of $2.67.

COMPENSATION BENCHMARKING

As part of its decision-making process, the committee requests and reviews relevant and credible benchmark data regarding executive compensation levels, company performance, and the relative relationship between executive pay and company performance. However, the committee views this data as one of many inputs into its decision-making process which also includes other assessments of the company’s performance, assessments of each executive’s performance, significant changes in roles and responsibilities, internal pay equity among executives, and retention considerations.

Each year, the committee reviews an executive compensation study prepared by its independent consultant, additional compensation survey data provided by management, internal equity information, and a tally sheet of all compensation paid to the named executive officers. The executive compensation study is generally completed in the 4th quarter of the year and is used to inform the committee’s decisions regarding the subsequent year’s compensation. Accordingly, the relevant study and market information reviewed by the committee with regard to 2012 executive compensation was prepared in October 2011 and presented to the committee in the 4th quarter of 2011. We refer to this study as the “2011 study.” As in prior years, the 2011 study assessed both the competitiveness of pay levels and the alignment of pay with company performance. The 2012 peer group, which is more particularly described below, had median revenues, based on the latest figures available at the time the 2011 study was prepared, of $109 million and median market capitalization of $208 million. Survey data in the 2011 study was drawn from five compensation surveys of biotech and healthcare companies with targeted revenues of $150 million, in order to approximate the company’s annual revenue. With respect to all named executive officers, the data in the 2011 study was an even blend of the 2012 peer group and the survey information. In each case, Pearl Meyer trended the compensation data forward to January 1, 2012 by a factor of 3.2%. We refer to the blended 2012 peer group and survey compensation data for all named executive officers as the “2012 peer group information.”

The following peer companies were used for the 2011 study:

Peer Company	FYE Revenue[1]

The peer group was redeveloped during 2011 in order to better reflect CryoLife’s industry focus and size.

CryoLife is positioned near the median of the peer group in terms of annual revenue, and the peer group includes approximately an equal number of companies that are larger and smaller than CryoLife based on annual revenues.

The committee believes that the pay practices of these companies provide a useful reference point for pay and performance comparisons at CryoLife.

Merit Medical Systems	$297
Angiodynamics	$216
Exactech	$190
Alphatec Holdings	$172
RTI Biologics	$166
Spectranetics Corp	$118
Atrion Corp	$109
Abiomed	$101
Kensey Nash Corp	$72
Cardiovascular Systems	$79
Vascular Solutions	$78
Synovis Life Tech	$69
Stereotaxis	$54
Median	$109
CryoLife	$117

[1]	Latest FYE Revenue, in millions, at the time the peer group was developed.

Companies in bold were included in the 2010 study peer group.

The following survey sources were used in the 2011 study:

—	Mercer U.S. Executive Compensation Database

—	Towers Watson – Report on Top Management Compensation

—	Radford Global Life Sciences Survey (provided by CryoLife management)

—	Confidential Executive Compensation Survey, and

—	Confidential Long-Term Incentive Survey.

Both the peer companies and survey sources were recommended by the independent consultant and approved by the compensation committee. In approving the peer group, the compensation committee considered the fact that each company operated in a similar industry, with significant research and development requirements, and is highly regulated. The committee also considered and reviewed the revenue size of each company and the overall median for the group, and concluded that it was within a reasonable range of CryoLife’s historical, current, and projected revenue. Nonetheless, the compensation committee reviews and considers changes to the peer group and survey sources in connection with each year’s study. This is done to ensure that the peer group and survey sources continue to reflect the most appropriate reference point for CryoLife.

2012 COMPENSATION COMPONENTS

The primary components of CryoLife’s executive compensation program are base salary, short-term incentives, and long-term incentives. CryoLife also provides executives with tax-deferred savings opportunities, participation in company-wide benefits programs, and limited perquisites. The CEO is also provided with a retirement benefit.

When reviewing and approving any changes to executive compensation levels, the committee generally requests, reviews, and considers the following primary information:

•	The performance of CryoLife, absolute and relative to industry peers

•	The performance of each individual executive

•	Each executive’s recent compensation history with CryoLife--three-year tally sheet

•	Internal equity among the executive team members

•	Changes in the roles and responsibilities of the executives, including promotions

•	Each executive’s stock ownership level relative to the existing stock ownership guideline

•	The positioning of each executive’s compensation relative to benchmark data provided by the committee’s independent consultant and management

•	The extent of existing performance and retention incentives provided by outstanding equity awards

•	Any contractual guarantees or limitations

2012 Base Salary

The committee generally reviews base salary levels each February as part of its overall review and approval of the executive compensation program. Based on its review in late 2011 and early 2012, the committee approved the following with respect to executive base salaries for 2012:

Executive	2011	2012	% Increase	Primary Rationale[1]

Anderson	$637,806	$656,940	3%	Contractually required increase
Lee	$361,424	$361,424	0%	No increase
Burris	$290,000	$290,000	0%	No increase
Fronk	$269,400	$269,400	0%	No increase
Capps	$265,000	$265,000	0%	No increase
Seery	$290,000	$290,000	0%	No increase

[1]	More detailed information provided in the “Analysis” section below.

Analysis

In arriving at its decision not to approve any salary increases for the named executive officers, other than Mr. Anderson’s contractually required increase, the committee primarily relied on the recommendations of management and its independent compensation advisor, as well as its review of the 2011 study, which indicated that the aggregate pay positioning against market benchmarks for the named executive officers was within a competitive range of the 50th percentile for each named executive officer except Mr. Anderson, as set forth below:

Executive	CRY 2012	Peer Median [1]	CRY vs. Median	Primary Rationale

Anderson	$656,940	$470,000	140%	Company founder with 40 years’ experience [2]

Lee	$361,424	$335,000	108%	Within a competitive range of the 50th percentile [3]

Burris	$290,000	$300,000	97%	Within a competitive range of the 50th percentile [3]

Fronk	$269,400	$300,000	90%	Within a competitive range of the 50th percentil [3]

Capps	$265,000	$295,000	90%	Within a competitive range of the 50th percentile [3]

Seery	$290,000	$295,000	98%	Within a competitive range of the 50th percentile [3]

[1]	Based on the 2012 peer group information.
[2]

Mr. Anderson’s minimum base salary is set per the terms of his employment contract, which required a 3% increase in 2012 as a result of increases in the cost of living index; see “--Short Term Incentives” below for a discussion of the committee’s rationale in allocating Mr. Anderson’s cash and equity compensation. Mr. Anderson’s new employment agreement does not contain a provision requiring an annual cost of living increase. See “--Employment and Change of Control Agreements,” below.

[3]	Competitive range recommended by Pearl Meyer and agreed to by the committee as 90-110% of the peer group 50th percentile.

Discussion regarding the composition of Mr. Anderson’s pay, his cash to equity ratio, and the setting of his and the other officers’ target total cash compensation, is presented below under “--Short-Term Incentives.”

2012 Short-Term Incentives

The committee generally establishes the short-term incentive plan design, performance measures, and performance goals in the first quarter as part of its overall review and approval of CryoLife’s executive compensation program. For the 2012 short-term incentive plan, the compensation committee approved the following measures, weights, and performance goals (dollars in thousands):

2012 Performance Goals

Performance Measure	Weight	Threshold	Target	Maximum

Adjusted Revenue	40%	$120,581	$126,927	$133,273
Adjusted Net Income	40%	$17,613	$20,721	$23,829
Individual Goals	20%	N/A	Customized	Based on individual bonus opportunity

See Appendix A for definitions of and additional information regarding the non-GAAP performance measures “adjusted revenue” and “adjusted net income.”

For 2012, the performance measures and weights remained the same as in 2011, with the following changes to the program:

•	Increased the threshold for adjusted revenue to 95% of target, versus 92.5% in 2011,

•	Increased the threshold for adjusted net income to 85% of target, versus 80% in 2011

•	Increased threshold payout levels for both the adjusted revenue and adjusted net income bonuses from 50% of target to 60% of target

•	Imposed maximum payout levels with respect to the adjusted revenue and adjusted net income bonuses. There was already a maximum payout for individual performance

•

Modified the adjusted revenue and adjusted net income bonus calculations to provide that, in the event that total stockholder return for 2012 had been negative, the committee had discretion to reduce the actual payouts to target levels regardless of whether or not the bonus formulas would have otherwise resulted in above-target payouts

The following tables show the award opportunities for the named executive officers as approved by the compensation committee for the 2012 short-term incentive plan:

	2012 Award Opportunities (% of Salary)			2012 Award Opportunity ($ Value)
Executive	Threshold	Target	Maximum	Threshold	Target	Maximum

Anderson	41%	60%	79%	$268,032	$394,165	$520,297
Lee	41%	60%	79%	$147,461	$216,855	$286,248
Burris	27%	40%	53%	$78,880	$116,000	$153,120
Fronk	27%	40%	53%	$73,277	$107,760	$142,243
Capps	27%	40%	53%	$72,080	$106,000	$139,920
Seery	27%	40%	53%	$78,880	$116,000	$153,120

The threshold and target award opportunities as a percent of base salary were unchanged from 2011, other than to increase the threshold opportunity level consistent with the increase in the threshold performance levels for the adjusted revenue and adjusted net income components, and except for Mr. Capps, whose opportunity was modified from 20% threshold and 33.3% target. As discussed above, all named executive officers went from an uncapped maximum opportunity in 2011 to a specified maximum in 2012.

Analysis – Plan Design

In arriving at its decision to approve the 2012 short-term incentive plan design, measures, and goals, the committee took into consideration the following factors and analyses:

•	A general satisfaction with the core plan design

•

A belief that adjusted revenue and adjusted net income are key to incentivizing management to achieve company performance that will further our strategic business plan and ultimately deliver value to our stockholders, without encouraging excessive risk taking

•	The plan’s similarity to the short-term incentive plan designs of peer companies

•	CryoLife’s 2011 performance, and the degree of improvement required by the 2012 goals

•	The recent historical payout levels having been below target, which the committee believed indicated that performance goals over the last few years had been set at reasonably challenging levels

•	The resulting market competitiveness of target total cash compensation--salary + target short-term incentive opportunity, as set forth below:

Executive	CRY 2012	Peer Median[1]	CRY vs. Median	Primary Rationale

Anderson	$1,051,105	$805,000	131%	Company founder with 40 years’ experience [2]
Lee	$578,279	$500,000	116%	Dual role/contribution as COO and CFO[3]
Burris	$406,000	$440,000	92%	Within a competitive range of the 50th percentile [4]
Fronk	$377,160	$420,000	90%	Within a competitive range of the 50th percentile [4]
Capps	$371,000	$400,000	93%	Within a competitive range of the 50th percentile [4]
Seery	$406,000	$445,000	91%	Within a competitive range of the 50th percentile[4]

[1]	Based on data provided by the committee’s independent consultant (2011 study).
[2]	See the analysis below for additional discussion of the committee’s rationale in allocating Mr. Anderson’s cash and equity compensation.
[3]	See the analysis below for additional discussion of the committee’s rationale in determining Mr. Lee’s target total cash compensation.
[4]	Competitive range recommended by Pearl Meyer and agreed to by the committee as 90-110% of the peer group 50th percentile.

The following table shows the performance results for 2012 and the actual amount of short-term incentive paid to each named executive officer:

Performance Measure	Weight	Actual Performance	Target Performance	Performance % of Target	Payout % of Target

Adjusted Revenue	40%	$127,984,000	$126,927,000	100.8%	106.7%
Adjusted Net Income	40%	$22,126,000	$20,721,000	106.8%	118.1%
Individual Goals	20%	Meets/Exceeds	Customized	100%	100%

Weighted Avg Payout % of Target					110%

Executive	Actual Payout	Target Payout	Actual % of Target

Anderson	$433,166	$394,165	110%
Lee	$238,312	$216,855	110%
Burris	$127,478	$116,000	110%
Fronk	$118,423	$107,760	110%
Capps	$116,489	$106,000	110%
Seery	$127,478	$116,000	110%

The committee sets bonus amounts in conjunction with a review of base salaries, as part of the overall “target total cash compensation.” The 2012 peer group information showed actual total cash compensation for 2010, including the 2010 bonus paid in 2011, had been above the 75th percentile for Mr. Anderson and near or above the 50th percentile for the other named executive officers, other than Mr. Capps, whose target total cash compensation was not within a competitive range of the 50th percentile. This positioning relative to the peer group information with respect to total cash compensation was primarily the result of the large bonuses paid in

February 2011 for the company’s exceptional 2010 performance. The committee concluded that this type of exceptional payment for exceptional performance was appropriate and should be carried forward in the design of the 2012 program, with the changes discussed above. The committee also determined that increasing Mr. Capps’ bonus opportunity would bring his total cash compensation closer to the 50th percentile. With respect to the named executive officers other than Mr. Capps, the 2012 peer group information showed that target total cash compensation for 2012 was above the 75th percentile for Mr. Anderson, near the 75th percentile for Mr. Lee, and within a competitive range of the 50th percentile for the other named executive officers. The committee considered these levels to be appropriate, given the committee’s general desire to target pay near the peer group median. Mr. Anderson’s targeted total cash compensation was an outlier at above 75%, due to the relatively higher cash to equity ratio of his compensation package, as explained in more detail below.

The committee has focused on ensuring that Mr. Anderson’s target total direct compensation is near the median of the peer group information. Mr. Anderson’s overall pay composition reflects a relatively high cash to equity ratio, however, and the committee believes that this is appropriate. There are many factors that suggest that it may be appropriate for Mr. Anderson’s pay to feature relatively less equity than that of other CEOs. Mr. Anderson is 74 years old and has served as CryoLife’s CEO for almost thirty years. Further, Mr. Anderson is already one of CryoLife’s largest stockholders, beneficially owning over 7% of CryoLife’s shares as of March 15, 2013. Once Mr. Anderson retires, he will be entitled to sell all of these shares into the open market. These facts raise the following issues:

—

Weighting Mr. Anderson’s pay too heavily toward equity could make it more attractive for him to retire sooner than the Board and the committee deem to be in CryoLife’s best interest if he deems it desirable to do so in order to convert those shares to cash

—

Once Mr. Anderson retires, not only will he be entitled to sell all of his shares into the market, but he will not be subject to any volume limitations, meaning that following his retirement, significant blocks, or even all, of his stockholdings may be sold into the market at once, which could artificially depress the value of CryoLife stock

—	CryoLife has a limited number of shares available for use as equity compensation and awarding Mr. Anderson more equity would reduce the amount available to others

—	Mr. Anderson has a larger percentage of cash pay at risk and subject to performance criteria

The committee believes that this is appropriate in light of his overall cash to equity ratio discussed above.

The committee also noted with respect to Mr. Lee that his responsibilities significantly exceed those of the positions utilized for comparison purposes in the peer group information. Mr. Lee’s direct reports include the information technology and manufacturing functions, in addition to finance.

The committee continued to believe that the performance measures of adjusted revenue and adjusted net income used in the 2011 bonus program would motivate management to achieve increases in 2012 revenues and net income. The committee also believed that these goals would drive the personal performance of the named executive officers and provide appropriate incentives to satisfy employee retention goals. As a result, the committee re-approved the measures that it used with respect to 2011 for use in the 2012 bonus program. As in 2011, in defining adjusted revenue, the committee chose to include revenue sources that most closely related to CryoLife’s ongoing operations. With respect to adjusted net income, the committee chose to include only items over which the committee believed that management had control, while excluding items over which the committee believed that management had limited control, which might provide improper incentives or which were volatile or difficult to predict. The use of these non-GAAP adjusted performance measures in the short-term incentive plan was intended to focus management on factors that the committee and management believe would generate improvements in CryoLife’s core business revenues and its operating profits and cash flow. In addition, the committee focused on its belief that the long-term incentive component of the executive pay package properly focuses executives on the stock price of CryoLife. As a result, the committee does not believe that the short-term incentive should have an equity component.

The committee discussed management’s recommended performance targets and payout levels with its independent compensation advisor and with management, and increased the required threshold performance levels, as described above, from those proposed by management. The committee based these changes on its desire to ensure that no bonus would be paid unless challenging performance was achieved. Management proposed increasing the performance target levels from 2011 bonus program levels based on CryoLife’s projections provided to the public, but also proposed that the individual target bonus percentages and the criteria for receiving the personal performance bonus be carried forward from the 2011 bonus program. The committee accepted these proposals.

The committee believes that the 2012 bonus target percentages provided each executive with a proper bonus potential given his position with and importance to CryoLife and that they were appropriately sized based on the 2012 peer group information and the internal pay equity information reviewed by the committee.

As described above, individual target bonus percentages and the criteria required to earn the bonus were carried forward from 2011. The committee had simplified the criteria in 2011 to a meets or exceeds standard from the prior 1—5 point system. This change was developed jointly by management and the committee. The committee continues to believe that the new system simplifies the determination and minimizes the impact of subtle differences in performance. The committee also believes that the 2012 bonus target percentages provided each executive with a proper bonus potential given his position with and importance to CryoLife and that the bonus opportunities were appropriately sized based on the 2012 peer group information and the internal pay equity information reviewed by the committee.

In partial response to the 2012 say on pay vote, the committee further modified the plan in mid-2012 to add a maximum payout to the adjusted revenue and adjusted net income performance measures and to cap payouts at target level payouts in the event that 2012 total stockholder return had been negative. The committee approved these changes based on recommendations of management and the committee’s independent compensation consultant.

Analysis – Plan Payout

In arriving at its decision to approve the 2012 short-term incentive payouts in early 2013, the committee took into consideration the following:

—	The actual performance results of CryoLife relative to the pre-determined performance goals

—	In connection with the individual performance bonus for each named executive officer other than the CEO, the actual performance of each such officer, as assessed by the CEO

In addition to general subjective considerations, the committee members approved Mr. Anderson’s individual performance bonus, as part of the committee’s joint review conducted with the Nominating and Corporate Governance Committee, based on his performance with respect to the following pre-established performance goals:

—	Fully integrate the Hemosphere and Cardiogenesis acquisitions

—	Begin clinical trial for PerClot

—	Subject to CryoLife’s cash position, identify additional possible acquisitions

—	Reorganize sales and marketing to maximize marketing and distribution of PerClot, Cardiogenesis, and HeRO Graft products

—	Initiate a study of the use of autologous stem cells to enhance myocardial revascularization

—	Implement programs for increasing stockholder value

—	Achieve financial goals

The committee determined that Mr. Anderson’s performance with respect to achieving and taking positive steps to achieve the criteria described above resulted in his overall performance meeting or exceeding the committee’s expectations.

2012 Long-Term Incentives

The committee generally determines the size, form, and provisions of any equity-based long-term incentive awards each February as part of its overall review and approval of CryoLife’s executive compensation program. However, the committee does also generally adhere to a policy of not granting equity-based compensation awards at times when insiders are in possession of material non-public information. One notable exception to this policy is with respect to equity grants to new hires, which can be made as of the hire date, provided that management discloses to the committee at the time of grant any material non-public information. In all other instances, in the event the committee approves the grant of an option or equity award at a time when it is in possession of material non-public information, it is the committee’s general policy to delay the grant and pricing of the option and/or issuance of the equity award until a date after the public dissemination of all such material non-public information.

In 2012, the committee determined to modify the mix of equity grants by adding performance stock units and moving to an equal split among options, restricted stock, and performance stock units, based on number, with approximately one-third of the shares granted allocated to each. The committee allocated performance stock units at their target numbers. See “Plan-Based Awards” on page 47 of this proxy statement for a description of the terms of the performance stock units, including a description of the adjusted EBITDA performance measure. In February 2012, the committee approved the Amended and Restated 2009 Stock Incentive Plan, subject to stockholder approval. The stockholders approved the plan at the 2012 annual meeting. The committee generally determines the size of grants based on an analysis of the number of shares outstanding and the percentage of the outstanding shares to be granted to employees. The committee will continue to evaluate this model in light of future changes in CryoLife’s stock price and will continue to review the estimated value of all awards granted.

The following table sets forth the 2012 equity grants approved by the compensation committee, and how these grant levels compare to the 2011 equity grants:

	2011 Grant Level			2012 Grant Level
Executive	Stock Options[1]	Restricted Stock[2]	Total	Performance Shares[3]	Stock Options[1]	Restricted Stock[2]	Total

Anderson	157,333	78,667	236,000	41,667	41,666	41,667	125,000
Lee	63,333	31,667	95,000	16,667	16,666	16,667	50,000
Burris	44,000	22,000	66,000	11,667	11,666	11,667	35,000
Fronk	44,000	22,000	66,000	11,667	11,666	11,667	35,000
Capps	31,333	15,667	47,000	8,333	8,332	8,333	24,998
Seery	44,000	22,000	66,000	11,667	11,666	11,667	35,000

[1]	Stock options vest 1/3 per year following the grant date. Stock Options valued using a Black-Scholes Option Pricing Model with a value of $2.54 for the 2011 grants and $2.67 for the 2012 grants.
[2]	Restricted stock cliff vests three years following the grant date. Restricted Stock valued using the grant date closing stock price of $5.12 for the 2011 grants and $5.67 for the 2012 grants.
[3]

Reflects the target grant level. Performance stock units are earned based on adjusted EBITDA performance. Earned shares vest 50% on the first anniversary of the original issue date, 25% on the second anniversary, and 25% on the third anniversary. The actual number of shares that could have been earned ranged from zero to 150% of target. We valued performance stock units using the grant date closing price of $5.24. Based on 2012 adjusted EBITDA performance, the named executive officers earned performance stock units at approximately 125.2% of the target grant level.

Analysis

In approving the 2012 equity grant levels, the committee considered the following primary factors:

—

The fact that the 2011 equity grant levels were intentionally higher than prior years, and that the intention in 2012 was to return to the 2010 numerical grant level, based on number of shares at target levels

—	The desire to have an even mix between stock options, restricted stock, and performance stock units

—	The objective of achieving performance and retention incentives through the use of annual equity grants, especially given CryoLife’s stock price volatility

—	The availability of shares under CryoLife’s various stockholder approved equity plans

—	The resulting positioning of target total direct compensation – salary + target short-term incentive value + long-term incentive value, against market benchmarks, as follows:

Executive	CRY 2012[1]	Peer Median[2]	CRY vs. Median	Primary Rationale

Anderson	$1,616,940	$1,455,000	111%	Within a competitive range of the 50th percentile[3]

Lee	$804,614	$775,000	104%	Within a competitive range of the 50th percentile[3]

Burris	$564,435	$670,000	84%	Below a competitive range of the 50th percentile[3]

Fronk	$535,595	$690,000	78%	Below a competitive range of the 50th percentile[3]

Capps	$484,159	$575,000	84%	Below a competitive range of the 50th percentile[3]

Seery	$564,435	$640,000	88%	Within a competitive range of the 50th percentile[3]

[1]

Equity grant value based on an estimated grant date stock price of $5.67 for restricted stock and $5.24 for performance stock units, and a Black-Scholes Option Value of $2.67. Performance stock units are included at target levels.

[2]	Based on data provided by the committee’s independent consultant (the 2011 study).
[3]	Competitive range recommended by Pearl Meyer and agreed to by the committee as 85-115% of the peer group 50th percentile.

The committee believes that the blend of options, restricted stock, and performance stock units appropriately balances the performance, stockholder alignment, and retention objectives of CryoLife’s long-term incentive program. Furthermore, the use of these equity awards is a prevalent practice among industry peers, and the annual grant frequency results in more continuous performance and retention strength by reflecting changes in the stock price year-over-year. The committee believes that determining the size of grants based on an analysis of the number of shares and the percentage of the outstanding shares to be granted avoids the issues involved in valuing equity awards, focuses on an annual grant rate and number, which the committee believes is increasingly important to stockholders and proxy advisors, and allows the remaining share reserve to be estimated more precisely.

The committee determined vesting schedules in consultation with Pearl Meyer and believes that they provide the appropriate long-term incentive for continued employment. The committee determined the terms of the new performance stock unit grant in consultation with management and Pearl Meyer and believes that they provide similarly appropriate incentives. The committee believes that adjusted EBITDA is a reasonable proxy for CryoLife performance, but allows for adjustments to eliminate items that might provide improper incentives and items over which management has no control. The committee also believed that the adjusted EBITDA threshold and target performance levels were challenging, but expected the threshold and target levels to be achieved. Based on management’s expectations, the 2012 adjusted EBITDA target performance level was consistent with the range of 2012 earnings per share guidance publicly announced by CryoLife. The committee believed that the stretch levels of adjusted EBITDA performance were very challenging.

The committee approved the Amended and Restated 2009 Stock Incentive Plan based on management’s recommendation and following consultation with Pearl Meyer regarding plan design, burn rate, and approval considerations.

2012 Deferred Compensation

In December 2010, the committee approved the CryoLife, Inc. Executive Deferred Compensation Plan, effective December 1, 2010 for compensation deferrals in 2011 and later years. The plan allows certain key employees of CryoLife, including the named executive officers, to defer receipt of some or all of the plan participant’s salary and/or the cash portion of any bonus awarded pursuant to the executive incentive plan or in lieu thereof. The plan’s administrative committee, subject to ratification and approval of the compensation committee, establishes the maximum and minimum percentages of bonus awards that plan participants may defer in each plan year. These percentages were from zero to 75% for base salary and from zero to 100% for the annual cash bonus for 2012. Plan participants establish their respective deferral amounts for their base compensation prior to each plan year, which is the calendar year, and prior to July for their bonus compensation for that year, which is paid and calculated after the completion of the plan year.

The plan provides for tax-deferred growth of deferred compensation and, pursuant to the terms of the plan, CryoLife agrees to return the deferred amounts, either credited or debited with gains and/or losses based on investment fund options chosen by each respective plan participant, to the plan participants upon distribution. The plan does not provide for an investment option that pays an above-market interest rate. Distribution of all deferred compensation, including any gains or losses, occurs upon death, disability, retirement, or termination. Also, a plan participant may elect to receive distributions while still employed by CryoLife if at least two years have elapsed from the plan year in which the deferred amounts would have otherwise been paid to the plan participant if not for the deferral. Distributions made while the plan participant is still employed by CryoLife and distributions made pursuant to termination will be paid in a lump sum to the plan participant. Plan participants may elect to receive the distribution in lump sum, quarterly, or annual installments for a specified period, or a combination thereof upon death, disability or retirement. Hardship withdrawals during any plan year may be made upon the occurrence of an unforeseeable emergency for a particular plan participant or if a plan participant receives a hardship distribution under CryoLife’s 401(k) plan. All deferred amounts and deemed earnings thereon are vested at all times. CryoLife has no current plans to match any contributions of any executive officer.

2012 Perquisites

It is CryoLife’s policy not to provide perquisites to its officers without prior committee approval. To the extent that perquisites are incidental to a business-related expense, such as personal use of a business club, the named executive officers are generally required to reimburse CryoLife for any incremental cost. Other than these incidental personal benefits, none of our executives receive any perquisites that are not also provided on a non-discriminatory basis to all full-time employees, except for Mr. Anderson, whose compensation is discussed at “Employment and Change of Control Agreements—Steven G. Anderson” at page 44, and who has received reimbursement for certain litigation expenses, and except for supplemental disability insurance and airline club memberships we provide for each named executive officer. In keeping with CryoLife’s practice with respect to all full-time employees, executive officers are also eligible to receive certain one-time benefits upon achieving employment milestones, including receiving $5,000 towards a vacation and two weeks additional vacation upon reaching 15 years of service with CryoLife, $10,000 towards a vacation and two weeks additional vacation upon reaching 20 years of service with CryoLife, and two weeks additional vacation upon reaching 25 years of service with CryoLife. The supplemental disability insurance is designed, in conjunction with CryoLife’s group disability benefits for most employees, to provide each of CryoLife’s officers, including the named executive officers, approximately 67% income replacement, calculated based on the most currently available salary and bonus information at the time of approval in May 2011, other than Mr. Anderson. Mr. Anderson’s income replacement level is approximately 28%. The supplemental insurance provides for a maximum monthly benefit of $5,000 per officer other than for Mr. Lee, whose maximum monthly benefit is approximately $12,000, in addition to amounts paid by the generally available disability policy. The supplemental insurance also extends the benefit payment period for disability that occurs between the ages of 69 and 75 from one year to two years. The committee approved this supplemental insurance upon the recommendation of management and based on the committee’s belief that this insurance was appropriate, cost effective, and consistent with the benefits provided by CryoLife’s peers.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Mr. Anderson is party to an employment agreement with CryoLife that expires on December 31, 2015. Each of the other executive officers, other than Mr. Seery, is currently party to a change of control agreement with CryoLife. For a description of the terms of the change of control agreements and Mr. Anderson’s employment agreement, see “Employment and Change of Control Agreements” beginning at page 44.

Employment Agreement with Mr. Anderson

In 2012, the committee began a formal review of Mr. Anderson’s employment agreement, which was scheduled to expire in December 2012. The committee and the Board approved a new agreement that was executed in October 2012 and became effective on January 1, 2013, following expiration of the prior agreement by its terms. The terms of Mr. Anderson’s current employment agreement are summarized at “Employment and Change of Control Agreements—Steven G. Anderson” at page 44. Pursuant to the agreement, Mr. Anderson will receive certain compensation upon termination of his employment. The potential payments that could result under each scenario are described at “Potential Payments Upon Termination or Change of Control” starting on page 60.

Mr. Anderson’s current employment agreement has a three-year term, retains the same quantitative level of base salary and retirement and change of control benefits as the prior agreement, and differs from the prior agreement in the following material respects:

—	The new agreement contains no tax gross-ups

—

The new agreement’s change of control payment is a “double trigger” rather than a “single trigger,” such that Mr. Anderson is only entitled to the change of control payment in the event that his employment is terminated following, or for specified reasons within twelve months prior to, a change of control of CryoLife

—	Mr. Anderson is no longer entitled to an automatic annual increase in base salary based on increases in the consumer price index
—	Mr. Anderson’s estate will now receive his termination benefit in the event of his death during the term of the agreement
—	Mr. Anderson’s termination benefit will now be paid in a lump sum, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended
—	Mr. Anderson received approximately $15,200 as reimbursement of his legal expenses in negotiating the agreement
—	Mr. Anderson received a one-time cash payment of $100,000 that was only payable in the event he remained employed by the Company on January 1, 2013.

Analysis

In developing a new employment agreement for Mr. Anderson, the committee consulted with its independent compensation consultant, which prepared an analysis of potential terms and changes dated June 2012, as well as outside and inside counsel and the consulting arm of Institutional Shareholder Services. Based on this, as well as the committee’s analysis of the appropriate response to the 2012 say on pay vote, the committee’s primary goals with respect to the new agreement were to continue to provide for fair compensation, retirement, and change of control benefits while at the same time removing all tax gross-ups, single trigger change of control provisions, and automatic salary increases based on increases in the cost of living. Based on arms’ length negotiations with Mr. Anderson and his counsel, and following the consultation and review described above, the committee determined that continuation of the base salary and retirement and change of control benefit levels contained in the prior agreement, together with the changes described above, were reasonable and appropriate in order to achieve the committee’s goals as well as the Board’s goal of retaining Mr. Anderson for an additional three-year term. In light of the consultation describe above, the committee believes that the material terms of Mr. Anderson’s employment agreement are customary, based on a review of CryoLife’s peers and taking into consideration Mr. Anderson’s position as the founder of CryoLife with almost thirty years of service. The committee believes that the retirement and death benefits are appropriate in light of the fact that CryoLife does not provide any pension or similar retirement plan for Mr. Anderson. In approving the change of control benefit, the committee’s goal was for Mr. Anderson to be comfortable enough with his treatment following a change of control that he would be able to address a potential takeover attempt without concern as to how it might negatively impact him personally, and would not feel the need to seek other employment due to his perception that a change of control could be imminent or would have a material negative impact on him. In addition, given his unique ability to influence whether or not a potential change of control is pursued, the committee wished to provide him with an appropriate incentive to further a change of control that might be in the best interests of the stockholders.

Change of Control Agreements with non-CEO Officers —Description and Analysis

As noted, CryoLife has entered into change of control agreements with each of the named executive officers other than Mr. Anderson. The material terms of those agreements are described elsewhere in this proxy statement under “Employment and Change of Control Agreements,” beginning on page 44. In connection with his retirement, Mr. Seery’s agreement terminated, effective January 10, 2013.

It is the committee’s intent that provisions in the change of control agreements regarding an executive’s termination following, or in anticipation of a change of control, preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control of CryoLife. In addition, these provisions align executive and stockholder interests by allowing executives to consider corporate transactions that are in the best interests of CryoLife’s stockholders and other constituents without undue concern over whether the transactions may jeopardize the executives’ own compensation. The committee does not believe that the change of control agreements provide undue incentive for the executive officers to encourage a change of control. Finally, the provisions protect stockholder interests in the event of a change of control by helping increase the likelihood of management continuity through the time of the change of control, which could improve company performance and help maintain stockholder value.

In connection with the committee’s analysis of the appropriate response to the 2012 say on pay vote, and based on consultation with the committee’s independent compensation consultant and outside and inside counsel, the committee determined that it was desirable to remove all tax gross-ups from the change of control agreements. Because the outstanding agreements expired in September 2014, and could not be unilaterally amended by CryoLife, the committee authorized CryoLife to offer estate planning services valued at up to $2,500 or a $50 cash payment to all officers party to the agreements. CryoLife entered into new change of control agreements with its named executive officers in December 2012, and as a result, CryoLife is no longer party to any employment or change of control agreement containing a tax gross-up provision.

Following consultation with its independent compensation consultant, the committee continues to believe that “single trigger” payment provisions do not provide appropriate incentives to these key employees. As a result, the change of control agreements require both a change of control and termination of employment to have occurred before CryoLife is required to make any payments. The committee approved the larger termination payment for Mr. Lee relative to Mr. Burris, Mr. Fronk, and Mr. Capps based upon his senior officer status and his greater ability to influence decisions regarding whether or not a change of control transaction should be pursued. Mr. Seery also had a larger termination payment prior to his resignation than the other named executive officers excluding Mr. Lee. The committee approved this larger amount based on considerations similar to those described above with respect to Mr. Lee.

Release and Non-Compete Agreement with Mr. Seery —Description and Analysis

In connection with Mr. Seery’s retirement on January 2, 2013, CryoLife and Mr. Seery entered into a Release and Non-Compete agreement, effective January 10, 2013. For a description of the Release and Non-Compete Agreement, see “Employment and Change of Control Agreements – Material Terms of Mr. Seery’s Release and Non-Compete Agreement.” The committee determined, based on the recommendations of management and consultation with outside and inside counsel, that the amounts to be paid to Mr. Seery and the covenants agreed to by CryoLife pursuant to the agreement were reasonable in light of the non-compete, non-disclosure, and non-solicitation covenants agreed to by Mr. Seery.

ADDITIONAL POLICIES AND PRACTICES

Clawback Policy

The 2007 Executive Incentive Plan includes a clawback provision. This clawback allows CryoLife to recover bonus awards under the plan that were paid in the 12-month period prior to a significant financial statement restatement. The amounts may be recovered at the discretion of the committee and subject to applicable laws if the award was made on the basis of CryoLife having met or exceeded specific performance targets for performance periods affected by the restatement. In such an event, the committee may require participants to repay to CryoLife the difference between the bonus actually received by the participant and the amount of the recalculated bonus, using the restated financial results. In addition, Mr. Anderson’s employment agreement provides that in the event that CryoLife obtains a final, non-appealable judgment of a competent court declaring Mr. Anderson to have breached one or more of the non-compete or non-solicitation covenants contained in the agreement, Mr. Anderson must repay such portions of his change of control and termination payment as the court shall order.

To the extent not addressed by the provisions above, the committee continues to consider the appropriate structure for additional clawback provisions. These additional clawback provisions would in specified instances require executive officers to return to CryoLife incentive compensation paid if such compensation is based upon financial results that turn out to have been materially inaccurate when published. The committee intends to adopt and disclose such a policy in compliance with and to the extent required by the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010.

Stock Ownership Policy

CryoLife maintains a stock ownership policy for executives that has been recommended and approved by the committee along with the Nominating and Corporate Governance Committee, and approved by the Board of Directors. The stock ownership policy currently requires the following stock ownership levels for the named executive officers, other than Mr. Seery, who retired effective January 2, 2013:

Executive	Required Shares[1]	Assumed Stock Price	Required Value[2]	Owned Shares[2]	Salary Multiple (of Required Share Value)

Anderson	420,000	$5.00	$2,100,000	1,566,044	3.2

Lee	100,000	$5.00	$500,000	213,178	1.4

Burris	58,000	$5.00	$290,000	76,297	1.0

Fronk	54,000	$5.00	$270,000	94,714	1.0

Capps	53,000	$5.00	$265,000	68,303	1.0

[1]	Policy requires the lesser of the “Required Shares” or the “Required Value.”
[2]

Owned Shares calculated per the policy and as of March 15, 2013. Ownership includes owned shares, restricted stock grants and performance stock unit grants where performance criteria have been met. Shares listed here for Mr. Seery are all owned directly and do not include any unvested grants.

These guidelines become effective for all currently employed named executive officers on February 18, 2015. In addition, the committee requires that the named executive officers hold 50% of the net after tax shares received from option exercises and stock vesting until the executive is in compliance with the required minimum stock ownership level. While these guidelines are not yet effective, as of March 15, 2013, all of the named executive officers were in compliance with the heightened levels of ownership required by this policy. Until February 18, 2015, the guidelines currently in effect require the ownership of 300,000 shares for Mr. Anderson, 100,000 shares for Mr. Lee, 30,000 shares for Mr. Burris (effective May 20, 2013), 20,000 shares for Mr. Fronk, and 20,000 shares for Mr. Capps. Prior to his retirement, the guidelines applicable to Mr. Seery required him to own 50,000 shares.

Anti-Hedging Policy

CryoLife executive officers are prohibited from trading in publicly traded options, puts, calls, straddles, or similar derivative securities of CryoLife at any time, whether or not issued directly by CryoLife or by any exchange, and may not engage in put or call transactions involving CryoLife’s stock or purchase financial instruments designed to hedge or offset any decrease in the market value of CryoLife securities except for standard collars or prepaid forward transactions that have been pre-approved at least 90 days in advance by the independent directors of the Board or a committee consisting solely of independent directors and that are disclosed to stockholders on a Form 4 or by other means acceptable to the SEC. Furthermore, executive officers are prohibited from effecting short sales of the Company’s securities at any time. The committee and the Board intend to adopt and disclose a policy on hedging by employees and directors with respect to CryoLife securities, in compliance with and to the extent required by the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010.

2013 EXECUTIVE COMPENSATION ACTIONS

During 2012, as in prior years, the committee directed its independent consultant to conduct a review and assessment of the executive compensation program at CryoLife.

2012 Executive Compensation Study

The 2012 executive compensation study was prepared in October 2012, and updated in February 2013, and was used as input into the committee’s decisions regarding 2013 compensation adjustments and plan design changes. As in prior years, the “2012 study” assessed both the competitiveness of pay levels and the alignment of pay with company performance. The 2013 peer group, which is more particularly described below, had median revenues, based on the latest figures available at the time the 2012 study was prepared, of $122 million and median market capitalization as of September 30, 2012 of $236 million. Survey data in the October 2012 study was drawn from five compensation surveys of biotech and healthcare companies with targeted revenues of $150 million, in order to approximate the company’s annual revenue. With respect to all named executive officers, the data in the 2012 study was an even blend of the 2013 peer group and the survey information. In each case, Pearl Meyer trended the compensation data forward to January 1, 2013 by a factor of 3.1%. We refer to the blended 2013 peer group and survey compensation data for all named executive officers as the “2013 peer group information.”

The following peer companies were used for the 2012 study:

Peer Company	FYE Revenue[1]

The peer group was redeveloped during 2012 in order to
better reflect CryoLife’s industry focus and size.

CryoLife is positioned near the median of the peer group in
terms of annual revenue, and the peer group includes
approximately an equal number of companies that are larger
and smaller than CryoLife based on annual revenues.

The committee believes that the pay practices of these
companies provide a useful reference point for pay and
performance comparisons at CryoLife.

Merit Medical Systems	$359
Angiodynamics	$222
Exactech	$205
Alphatec Holdings	$198
RTI Biologics	$169
Spectranetics Corp.	$127
Abiomed	$126
Atrion Corp	$118
Vascular Solutions	$87
Theragenics Corp.	$83
Cardiovascular Systems	$82
Anika Therapeutics	$65
Atricure	$64
Stereotaxis	$42
Median	$122
CryoLife	$120

[1]	Latest FYE Revenue, in millions, at the time the peer group was developed.
Companies in bold were included in the 2012 peer group information.

The following survey sources were used in the 2012 study:

—	Mercer U.S. Executive Compensation Database

—	Towers Watson Report on Top Management Compensation

—	Radford Global Life Sciences Survey (provided by CryoLife management)

—	Confidential Executive Compensation Survey, and

—	Confidential Long-Term Incentive Survey.

2013 Base Salary

The committee approved an approximate 1% increase for all currently employed named executive officers other than Mr. Fronk and Mr. Capps, who each received an approximate 2% increase.

Analysis

Based on management’s and Pearl Meyer’s recommendation, the committee approved the approximate 1% increase based on cost of living considerations, overall company performance and individual performance. The committee approved Mr. Fronk’s and Mr. Capps’ larger increases based on the same considerations as well as the committee’s desire to bring them within a competitive range of the 50th percentile of the 2013 peer group information.

2013 Short-Term Incentives

The committee approved the 2013 bonus program in February 2013. The 2013 program provides for the same performance measures and same target bonus opportunity as the 2012 program, with certain modifications that are discussed below.

Analysis

The committee continues to believe that the performance measures of adjusted revenue and adjusted net income used in the 2012 bonus program will motivate management to achieve increases in 2013 revenues and net income and operating cash flow goals, as well as to drive personal performance and provide appropriate incentives to satisfy employee retention goals. As a result, the committee re-approved the measures that it used with respect to 2012 for use in the 2013 bonus program.

The committee believes that adjusted revenue bonus threshold and target levels are challenging, but expects them to be achieved. The 2013 adjusted revenue target is within the range of 2013 product and service revenue guidance previously publicly announced by CryoLife. The committee believes that levels of adjusted revenue performance significantly above target are very challenging, but not impossible to achieve. Based on the range of 2013 product and service revenue guidance previously publicly announced by CryoLife, however, the committee does not expect these levels to be achieved unless CryoLife outperforms the lower end of this guidance. The named executive officers earned the 2012 adjusted revenue bonus at approximately 106.7% of target.

The committee believes that adjusted net income bonus threshold and target performance levels are challenging, but expects the minimum and target levels to be achieved. The 2013 adjusted net income target performance level is consistent with the range of 2013 earnings per share guidance previously publicly announced by CryoLife. The committee believes that levels of adjusted net income performance significantly above target are very challenging, but not impossible to achieve. Based on the range of 2013 earnings per share guidance previously publicly announced by CryoLife, however, the committee does not expect these levels to be achieved unless CryoLife outperforms the lower end of this guidance. The named executive officers earned the 2012 adjusted net income bonus at approximately 118.1% of target.

2013 Long-Term Incentives

In 2013, the committee determined to maintain the mix of equity grants of an equal split among options, restricted stock, and performance stock units, based on number, with approximately one-third of the shares granted allocated to each. The committee allocates performance stock units at their target numbers. See “Plan-Based Awards” on page 47 of this proxy statement for a description of the terms of the performance stock units, including a description of the adjusted EBITDA performance measure.

The following table sets forth the 2013 equity grants approved by the compensation committee, and how these grant levels compare to the 2012 equity grants:

	2012 Grant Level				2013 Grant Level
Executive	Performance Stock Units[1]	Restricted Stock	Stock Options	Total	Performance Stock Units[1]	Restricted Stock	Stock Options	Total

Anderson	41,667	41,667	41,666	125,000	41,667	41,667	41,666	125,000

Lee	16,667	16,667	16,666	50,000	16,667	16,667	16,666	50,000

Burris	11,667	11,667	11,666	35,000	11,667	11,667	11,666	35,000

Fronk	11,667	11,667	11,666	35,000	11,667	11,667	11,666	35,000

Capps	8,333	8,333	8,332	24,998	10,000	10,000	10,000	30,000

Seery[2]	11,667	11,667	11,666	35,000	N/A	N/A	N/A	N/A

[1]	Reflects the target grant level. The actual number of shares that can be earned ranges from zero to 150% of target.
[2]	Mr. Seery retired as of January 2, 2013.

Analysis

In approving the 2013 equity grant levels, the committee considered the following primary factors:

—	The fact that the intention in 2013 was to continue the 2012 grant levels, based on number of shares at target levels

—	The desire to have an even mix among performance stock units, stock options, and restricted stock

—	The objective of achieving performance and retention incentives through the use of annual equity grants, especially given CryoLife’s stock price volatility

—	The availability of shares under CryoLife’s various stockholder approved equity plans, and

—	The resulting positioning of target total direct compensation against market benchmarks, as follows:

Executive	CRY 2013[1]	Peer Median[2]	CRY vs. Median	Primary Rationale

Anderson	$1,701,569	$1,630,000	104%	Within a competitive range of the 50th percentile[3]

Lee	$839,669	$795,000	106%	Within a competitive range of the 50th percentile[3]

Burris	$589,170	$680,000	87%	Within a competitive range of the 50th percentile[3]

Fronk	$563,969	$680,000	83%	Below a competitive range of the 50th percentile[3]

Capps	$531,400	$710,000	75%	Below a competitive range of the 50th percentile[3]

Seery[4]	N/A	N/A	N/A	N/A

[1]	Includes 2013 salary and 2013 target bonus based on 2013 percentage of salary. Equity grant value based on an estimated grant date stock price of $6.27 and a Black-Scholes Option Value of $2.80.
[2]	Based on data provided by the committee’s independent consultant (the 2012 study).
[3]	Competitive range recommended by Pearl Meyer and agreed to by the committee as 85-115% of the peer group 50th percentile.
[4]	Mr. Seery retired as of January 2, 2013.

The committee determined vesting schedules in consultation with Pearl Meyer and believes that they provide the appropriate long-term incentive for continued employment. The committee determined the terms of the performance stock unit grant in consultation with management and Pearl Meyer and believes that they provide similarly appropriate incentives. The committee believes that adjusted EBITDA is a reasonable proxy for CryoLife performance, but allows for adjustments to eliminate items that might provide improper incentives and items over which management has no control. The committee also believes that the adjusted EBITDA threshold and target performance levels are challenging, but expects the threshold and target levels to be achieved. The 2013 adjusted EBITDA measure is identical to that used in 2012, and based on management’s expectations, the target performance level is consistent with the range of 2013 earnings per share guidance previously publicly announced by CryoLife. The committee believes that the stretch levels of adjusted EBITDA performance are very challenging, but not impossible to achieve. Based on the range of 2013 earnings per share guidance previously publicly announced by CryoLife, however, the committee does not expect these levels to be achieved unless CryoLife outperforms the lower end of this guidance. Based on 2012 adjusted EBITDA performance, the named executive officers earned performance stock units at approximately 125.2% of target.

TAX IMPACT OF COMPENSATION DECISIONS

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally sets a limit of $1 million on the amount of compensation, other than certain “performance-based” compensation that complies with the requirements of Section 162(m), that CryoLife may deduct for federal income tax purposes in any given year with respect to the compensation of each of the named executive officers other than the Chief Financial Officer. CryoLife has historically structured its stock option and performance stock unit grants to make them exempt from being included in the $1 million aggregate compensation calculation, and the committee currently intends to continue this practice. In February 2007, the committee established the executive incentive plan, and it adopts a bonus program under the plan in February of each year. After careful review, the committee has determined that only Mr. Anderson might reasonably be expected to have any likelihood of exceeding the $1 million dollar deductibility limit of Section 162(m) in 2013 or 2014, and that the amount by which he is likely to exceed that limit, if at all, is not expected to be material to CryoLife. Accordingly, the committee has determined not to attempt to qualify compensation under the executive incentive plan and related bonus programs for an exemption from the $1 million deductibility limit of Section 162(m) at this time. The committee intends to separately consider the issue of deductibility under Section 162(m) with respect to all future executive bonus plans and other relevant compensation decisions. The application of Section 162(m) did not influence the committee’s allocation of compensation among the various short and long-term compensation components during 2012 or 2013 to date.

Section 409A. Since Section 409A of the Code, which deals with deferred compensation arrangements, was enacted, the committee’s policy has been to structure all executive compensation arrangements, to the extent feasible, to comply with the provisions of Section 409A so that the executives do not have to pay additional tax and CryoLife does not incur additional withholding obligations. The committee intends to continue this practice and has amended all of the named executive officers’

currently outstanding employment agreements and/or change of control agreements in order to bring them into compliance with Section 409A.

FORWARD-LOOKING STATEMENTS

Statements made in this proxy statement that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding future plans and intentions of the committee and/or Board related to compensation decisions, and expectations that certain performance targets for management will be attained. These future events may not occur as and when expected, if at all, and, together with the company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that the success of any of our products or services is subject to, among other things, market acceptance and regulatory approval and compliance. Competitors may develop or market products that are more effective or better received by the marketplace, and our recent strategic actions may not provide the expected benefits in a timely fashion, if at all. Actions taken by the FDA or other regulatory agencies could significantly delay anticipated revenues, increase the costs with respect to new and existing services and products, and otherwise cause expectations regarding future revenues and profits to be revised materially downward. Along with risks specific to our business, management’s ability to attain certain performance targets is subject to risks affecting the economy generally and other factors that are beyond our control. For additional risks impacting the company’s business, see the Risk Factors section of the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012. The company does not undertake to update its forward-looking statements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion & Analysis with management. In reliance on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in CryoLife’s Annual Report on Form 10-K for the year ended December 31, 2012, and CryoLife’s 2013 Proxy Statement on Schedule 14A, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

RONALD C. ELKINS, M.D., CHAIRMAN
DANIEL J. BEVEVINO
RONALD D. MCCALL

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to each of the named executive officers — our Chief Executive Officer, our Chief Financial Officer, the three most highly compensated of the other executive officers of CryoLife employed at the end of fiscal 2012, and Gerald B. Seery, a former executive officer who retired from his employment with CryoLife on January 2, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven G. Anderson Chairman of the Board, President, and Chief Executive Officer	2012	$656,940	$78,833(1)	$454,587(2)	$111,248(3)	$354,333(4)	$6,558(5)	$43,751(6)	$1,706,250
	2011	$637,806	$76,537(7)	$402,775(8)	$399,626(9)	$252,618(10)	$25,406(11)	$33,612(12)	$1,828,380
	2010	$619,229	$88,240(13)	$262,085(14)	$280,832(15)	$195,667(16)	$16,013(17)	$116,399(18)	$1,578,465
D. Ashley Lee Executive Vice President, Chief Operating Officer, and Chief Financial Officer	2012	$361,424	$43,371(1)	$181,837(2)	$44,498(3)	$194,941(4)	$12,670(19)	$20,208(20)	$858,949
	2011	$361,424	$43,371(7)	$162,135(8)	$160,866(9)	$143,151(10)	--	$13,974(21)	$884,921
	2010	$350,897	$47,371(13)	$104,835(14)	$112,332(15)	$110,878(16)	--	$12,737(22)	$739,050
Jeffrey W. Burris Vice President and General Counsel	2012	$290,000	$23,200(1)	$127,287(2)	$31,148(3)	$104,278(4)	$8,738(19)	$11,189(20)	$595,840
	2011	$290,000	$23,200(7)	$112,640(8)	$111,760(9)	$76,574(10)	--	$2,450(23)	$616,624
	2010	$275,000	$26,125(13)	$74,552(24)	$78,632(15)	$57,930(16)	--	$2,450(23)	$514,689
David M. Fronk Vice President, Regulatory Affairs and Quality Assurance (25)	2012	$269,400	$21,552(1)	$127,287(2)	$31,148(3)	$96,871(4)	$2,308(19)	$5,000(23)	$553,566
Scott B. Capps Vice President, Clinical Research (25)	2012	$265,000	$21,200(1)	$90,913(2)	$22,246(3)	$95,289(4)	$1,977(19)	$4,858(23)	$501,483
Gerald B. Seery Former Senior Vice President, Sales and Marketing (26)	2012	$290,000	$23,200(1)	$197,289(27)	$31,148(3)	$104,278(4)	$6,417(19)	$22,069(28)	$674,401
	2011	$290,000	$23,200(7)	$112,640(8)	$111,760(9)	$76,574(10)	--	$1,704(23)	$615,878
	2010	$275,000	$24,750(13)	$73,385(14)	$78,632(15)	$57,930(16)	--	$1,696(23)	$511,393

(1)	These amounts represent the personal performance component of the award that we made pursuant to the 2012 bonus program under the 2007 Executive Incentive Plan, which we paid 100% in cash in February 2013.

(2)

These amounts include the aggregate grant date fair value of the restricted stock awards granted in 2012, as calculated in accordance with FASB ASC Topic 718. We issued the awards on February 18, 2012, and we valued the awards at $5.67 per share, the fair market value on that date. See Notes 1 and 16 of the Notes to Consolidated

Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2012 for assumptions we used in valuing restricted stock awards. For the number of shares of restricted stock granted to each named executive officer, see “Grants of Plan-Based Awards” below.

These amounts also include the grant date fair value of the target number of restricted performance stock unit awards granted in 2012, as calculated in accordance with FASB ASC Topic 718. We issued these awards on March 7, 2012, and we valued the awards at $5.24 per share, the fair market value on that date, based on the target number of shares. See Notes 1 and 16 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2012 for assumptions we used in valuing performance stock units. At the time of the grant we believed that the probable outcome was the target level of performance. The number of shares of restricted stock that could be earned based on CryoLife’s adjusted EBITDA performance for fiscal 2012 ranged from 0% to 150% of the target number of shares. The actual 2012 adjusted EBITDA performance resulted in the performance stock units being earned at approximately 125.2% of target. For information on the target and maximum performance stock units awarded to each named executive officer, and the number of shares actually earned, see the “Grants of Plan-Based Awards” table and related footnotes and the discussion and tables within “Terms of Amended and Restated 2009 Stock Incentive Plan Awards.” The following table shows the grant date fair value of each award based on probable outcome, or target level, (which is reflected in column (e) above), and the value of the award at grant date assuming that the maximum level of performance conditions were achieved.

                        Grant Date Fair Value of Performance Stock Units for Named Executive Officers other than Mr. Seery

Name	Grant Date Fair Value at Target Level (100%)	Grant Date Fair Value At Maximum Level (150% of Target)
Anderson	$218,335	$327,503
Lee	$87,335	$131,003
Burris	$61,135	$91,703
Fronk	$61,135	$91,703
Capps	$43,665	$65,497

(3)	These amounts represent the aggregate grant date fair value of the option awards granted in 2012, as calculated in accordance with FASB ASC Topic 718. We issued the awards on February 18, 2012. See Note 16 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2012 for assumptions we used in valuing the option awards.

(4)	These amounts represent the adjusted revenue and adjusted net income performance components of the awards earned pursuant to the 2012 bonus program under the 2007 Executive Incentive Plan, which we paid 100% in cash in February 2013.

(5)	The amount shown represents the sum of the change in the actuarial present value from December 31, 2011 to December 31, 2012 of Mr. Anderson’s accumulated benefit under his post-employment medical plan, which is discussed further at “Post-Employment Medical Plan for Steven G. Anderson” under “Pension Benefits” on page 58 and the change in the actuarial present value of Mr. Anderson’s accumulated benefit under his retirement severance benefit, which is discussed further at “Retirement Severance Benefit” under “Pension Benefits” on page 58.

(6)	This amount includes our matching contribution of $5,000 to the CryoLife 401(k) plan. Also includes reimbursement of dues at certain private clubs, payment of premiums for a supplemental disability policy, auto and gas expense reimbursement, and legal expenses incurred in negotiating his new employment agreement.

(7)	These amounts represent the personal performance component of the award that we made pursuant to the 2011 bonus program under the 2007 Executive Incentive Plan, which we paid 100% in cash in February 2012.

(8)	These amounts represent the aggregate grant date fair value of the restricted stock awards granted in 2011, as calculated in accordance with FASB ASC Topic 718. The awards were issued on February 23, 2011, and were valued at $5.12 per share, the fair market value on that date. See Note 13 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2011 for assumptions we used in valuing the restricted stock awards.

(9)	These amounts represent the aggregate grant date fair value of the option awards granted in 2011, as calculated in accordance with FASB ASC Topic 718. The awards were issued on February 23, 2011. See Note 13 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2011 for assumptions we used in valuing the option awards.

(10)	These amounts represent the adjusted revenue and adjusted net income performance components of the awards earned pursuant to the 2011 bonus program under the 2007 Executive Incentive Plan, which we paid 100% in cash in February 2012.

(11)	The amount shown represents the sum of the change in the actuarial present value from December 31, 2010 to December 31, 2011 of Mr. Anderson’s accumulated benefit under his post-employment medical plan, which is discussed further at “Post-Employment Medical Plan for Steven G. Anderson” under “Pension Benefits” on page 58 and the change in the actuarial present value of Mr. Anderson’s accumulated benefit under his retirement severance benefit, which is discussed further at “Retirement Severance Benefit” under “Pension Benefits” on page 58.

(12)	This amount includes our matching contribution of $2,450 to the CryoLife 401(k) plan. Also includes reimbursement of dues and business expenses at certain private clubs, payment of premiums for a supplemental disability policy, and auto and gas expense reimbursement.

(13)	These amounts represent the personal performance component of the award that we made pursuant to the 2010 bonus program under the 2007 Executive Incentive Plan, which we paid 100% in cash in February 2011.

(14)	These amounts represent the aggregate grant date fair value of the restricted stock awards granted in 2010, as calculated in accordance with FASB ASC Topic 718. The awards were issued on February 15, 2010 and were valued at $6.29 per share, the fair market value on that date. See Note 9 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2010 for assumptions we used in valuing the restricted stock awards.

(15)	These amounts represent the aggregate grant date fair value of the option awards granted in 2010, as calculated in accordance with FASB ASC Topic 718. The awards were issued on February 22, 2010. See Note 9 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2010 for assumptions we used in valuing the option awards.

(16)	These amounts represent the adjusted revenue and adjusted net income performance components of the awards earned pursuant to the 2010 bonus program under the 2007 Executive Incentive Plan, which we paid 100% in cash in February 2011.

(17)	The amount shown represents the sum of the change in the actuarial present value from December 31, 2009 to December 31, 2010 of Mr. Anderson’s accumulated benefit under his post-employment medical plan, which is discussed further at “Post-Employment Medical Plan for Steven G. Anderson” under “Pension Benefits” on page 58 and the change in the actuarial present value of Mr. Anderson’s accumulated benefit under his retirement severance benefit, which is discussed further at “Retirement Severance Benefit” under “Pension Benefits” on page 58.

(18)	This amount includes our matching contribution of $2,450 to the CryoLife 401(k) plan. Also includes reimbursement of dues at certain private clubs, auto and gas expense reimbursement, and reimbursement of legal fees and expenses of $84,387 in connection with litigation with Medafor, Inc.

(19)	The amount shown represents earnings on deferred compensation pursuant to the Executive Deferred Compensation Plan.

(20)	This amount includes our matching contribution of $5,000 to the CryoLife 401(k) plan, as well as reimbursement of dues at certain private clubs and an airline club, reimbursement of expenses related to estate planning services and payment of premiums for a supplemental disability policy.

(21)	This amount includes our matching contribution of $2,450 to the CryoLife 401(k) plan, as well as reimbursement of dues at certain private clubs and payment of premiums for a supplemental disability policy.

(22)	This amount includes our matching contribution of $2,450 to the CryoLife 401(k) plan, as well as reimbursement of dues at certain private clubs.

(23)	These amounts represent our matching contributions to the CryoLife 401(k) plan. Perquisites and other personal benefits were less than $10,000 in the aggregate for each of these individuals and are not included.

(24)	These amounts represent the aggregate grant date fair value of the restricted stock awards granted in 2010, as calculated in accordance with FASB ASC Topic 718. This award was issued on February 16, 2010 and was valued at $6.39 per share, the fair market value on that date. See Note 9 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2010 for assumptions we used in valuing the restricted stock awards.

(25)	These individuals were not named executive officers for the 2010 and 2011 fiscal years. Accordingly, this table only includes compensation with respect to the 2012 fiscal year.

(26)	Mr. Seery retired from his employment with CryoLife on January 2, 2013.

(27)	This amount includes the aggregate grant date fair value of the restricted stock award granted in 2012, as calculated in accordance with FASB ASC Topic 718, and the acceleration of the vesting of 11,667 shares of restricted stock that were granted in February 2010. We issued the February 2012 restricted stock award on February 18, 2012, and we valued the award at $5.67 per share, the fair market value on that date. The accelerated vesting of the February 2010 restricted stock award occurred in conjunction with Mr. Seery’s retirement from CryoLife and was valued at $6.00 per share, the fair market value on December 12, 2012, the date that Mr. Seery became entitled to the acceleration of vesting. See footnote 14 of this table for a description of the value attributed to the award upon its original grant date. For assumptions we used in valuing restricted stock awards, see Notes 1 and 16 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2012.

This amount also includes the grant date fair value of the restricted performance stock unit award granted to Mr. Seery in 2012, as calculated in accordance with FASB ASC Topic 718. We issued this award on March 7, 2012, and we valued the award at $5.24 per share, the fair market value on that date, for the target number of shares. This amount also includes the accelerated vesting of the first tranche of Mr. Seery’s performance stock units to January 2, 2013 from March 7, 2013, in accordance with the Release and Noncompete Agreement that Mr. Seery entered into with the company in conjunction with his retirement. Mr. Seery and the company agreed to the accelerated vesting on December 12, 2012. We valued the accelerated award at $6.00 per share, the fair market value on the date of acceleration, based on the target number of shares of the first tranche of the March 7, 2012 grant. See Notes 1 and 16 of the Notes to Consolidated Financial Statements filed with CryoLife’s annual report on Form 10-K for the year ended December 31, 2012 for assumptions we used in valuing performance stock units. At the time of the grants we believed that the probable outcome was the target level of performance. The number of shares of restricted stock that could be earned based on CryoLife’s adjusted EBITDA performance for fiscal 2012 ranged from 0% to 150% of the target number of shares. The actual 2012 adjusted EBITDA performance was approximately 125.2% of target. For information on the target, maximum and actual performance stock units awarded to Mr. Seery pursuant to the March 7, 2012 grant and the accelerated award, see the “Grants of Plan-Based Awards” table and related footnote and the discussion and tables within “Terms of Amended and Restated 2009 Stock Incentive Plan Awards.” The following table shows the grant date fair values of the March 7, 2012 award and the December 12, 2012 accelerated award based on probable outcome, or target level, (which are reflected in column (e) of the Summary Compensation Table above), and the value of the awards at their respective grant dates assuming that the highest level of performance conditions were achieved.

Grant Date Fair Value of Performance Stock Units Granted to Mr. Seery in Fiscal 2012

Grant Date	Grant Date Fair Value at Target Level (100%)	Grant Date Fair Value At Maximum Level (150% of Target)
March 7, 2012	$61,135	$91,703
December 12, 2012	$34,998	$52,500

(28)	These amounts represent our matching contributions of $3,417 to the CryoLife 401(k) plan, as well as estimated reimbursement to Mr. Seery of $14,561 for continued coverage under CryoLife’s group medical plan pursuant to the Internal Revenue Code, referred to as COBRA Continuation Coverage, in accordance with his Release and Noncompete Agreement. In accordance with this agreement, we made a reimbursement payment of $1,213.39 in February 2013, and these reimbursement payments will continue for a total period of twelve months unless Mr. Seery becomes eligible to participate as an employee in a qualifying plan of another employer prior to the conclusion of this period.

GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Comm- ittee Action Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Number Threshold (#)	Number Target (#)	Number Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
Steven G. Anderson	3/7/12(2)	3/7/12	189,199	315,332	441,464	n/a	n/a	n/a
	2/18/12(3)	2/18/12				n/a	n/a	n/a	41,667				236,252
	2/18/12(4) 3/7/12(5)	2/18/12 3/7/12				n/a 20,834	n/a 41,667	n/a 62,501	52,157	41,666	5.67	5.67	111,248 273,303
D. Ashley Lee	3/7/12(2)	3/7/12	104,090	173,484	242,876	n/a	n/a	n/a
	2/18/12(3)	2/18/12				n/a	n/a	n/a	16,667				94,502
	2/18/12(4) 3/7/12(5)	2/18/12 3/7/12				n/a 8,334	n/a 16,667	n/a 25,001	20,863	16,666	5.67	5.67	44,498 109,322
Jeffrey W. Burris	3/7/12(2)	3/7/12	55,680	92,800	129,920	n/a	n/a	n/a
	2/18/12(3)	2/18/12				n/a	n/a	n/a	11,667				66,152
	2/18/12(4) 3/7/12(5)	2/18/12 3/7/12				n/a 5,834	n/a 11,667	n/a 17,501	14,604	11,666	5.67	5.67	31,148 76,525
David M. Fronk	3/7/12(2)	3/7/12	51,725	86,208	120,692	n/a	n/a	n/a
	2/18/12(3)	2/18/12				n/a	n/a	n/a	11,667				66,152
	2/18/12(4) 3/7/12(5)	2/18/12 3/7/12				n/a 5,834	n/a 11,667	n/a 17,501	14,604	11,666	5.67	5.67	31,148 76,525
Scott B. Capps	3/7/12(2)	3/7/12	50,880	84,800	118,720	n/a	n/a	n/a
	2/18/12(3)	2/18/12				n/a	n/a	n/a	8,333				47,248
	2/18/12(4) 3/7/12(5)	2/18/12 3/7/12				n/a 4,167	n/a 8,333	n/a 12,500	10,430	8,332	5.67	5.67	22,246 54,653
Gerald B. Seery	3/7/12(2)	3/7/12	55,680	92,800	129,920	n/a	n/a	n/a
	2/18/12(3)	2/18/12				n/a	n/a	n/a	11,667				66,152
	2/18/12(4) 3/7/12(6)	2/18/12 3/7/12				n/a 5,834	n/a 11,667	n/a 17,501	7,301	11,666	5.67	5.67	31,148 38,257

(1)	This table provides detail regarding stock options and other equity awards that we granted during fiscal 2012, as well as bonus plan awards that we made for fiscal 2012. The table does not include the stock option grants, restricted stock grants, and restricted performance stock unit grants that we made in February 2013, as more particularly discussed with respect to each named executive officer at “Compensation Discussion & Analysis” starting on page 17.

(2)	We granted this award pursuant to the 2012 bonus program under the 2007 Executive Incentive Plan adopted by the Board on March 7, 2012. The award also included a personal performance component that is not included in the possible payouts set forth above, as we do not communicate the specific personal performance goals at the time of grant. See “Annual Performance-Based Bonus Plans - 2012 Bonus Program” starting on page 52 for a discussion of 2012 bonus awards under the 2007 Executive Incentive Plan.

(3)	We issued these restricted shares pursuant to our 2004 Employee Stock Incentive Plan. All shares vest on the third anniversary of the grant date if the reporting person remains in the continuous employ of the company.

(4)	We granted these options pursuant to our Amended and Restated 2009 Stock Incentive Plan. One-third of the shares became exercisable on the first anniversary of grant, and an additional one-third will become exercisable on each subsequent anniversary thereof until all shares of the option are exercisable on the third anniversary, assuming continuous employment. The exercise price of $5.67 per share is equal to the closing price of the company’s common stock on the New York Stock Exchange on the date of issuance, February 18, 2012. These options have a seven-year term.

(5)

We issued these restricted performance stock units pursuant to our Amended and Restated 2009 Stock Incentive Plan for Mr. Anderson and Mr. Lee and pursuant to our 2004 Employee Stock Incentive Plan for Mr. Burris, Mr. Fronk and Mr. Capps. Each performance stock unit represents the right to receive one share of the company’s common stock, subject to adjustment up or down from the target level based upon the company’s adjusted EBITDA performance for fiscal 2012. In regard to the restricted shares of common stock earned pursuant to this grant, 50%

vested on the first anniversary of grant date, 25% will vest on the second anniversary of the grant date, and the remaining 25% will vest on the third anniversary of the grant date, assuming continued employment with the company on each relevant vesting date.

(6)	We issued these restricted performance stock units pursuant to our Amended and Restated 2009 Stock Incentive Plan. Each performance stock unit represents the right to receive one share of the company’s common stock, subject to adjustment up or down from the target level based upon the company’s adjusted EBITDA performance for fiscal 2012. In regard to the restricted shares of common stock earned pursuant to this grant, the original grant agreement provided that 50% would vest on the first anniversary of grant date, 25% would vest on the second anniversary of the grant date, and the remaining 25% would vest on the third anniversary of the grant date, assuming continued employment with the company on the relevant vesting date. In accordance with Mr. Seery’s Release and Noncompete Agreement entered into in conjunction with his retirement from the company, the vesting of 50% of the shares of common stock earned pursuant to this grant were accelerated to January 2, 2013, and the remaining shares will not vest because he is no longer employed by the company. The grant date fair value of this award shown in column (l) is calculated as of the original grant date of the award on March 7, 2012. The grant date fair value of the award on the date of acceleration was $34,998.

Employment and Change of Control Agreements

Steven G. Anderson

Employment Agreement

Compensation and Basic Terms of Employment

On October 23, 2012, CryoLife entered into a new employment agreement with Steven G. Anderson. Mr. Anderson’s prior employment agreement expired on December 31, 2012. The new agreement has a three-year term, effective January 1, 2013, and runs through December 31, 2015. Pursuant to the new agreement, Mr. Anderson will continue to serve as Chairman of the Board, President, and Chief Executive Officer of CryoLife. The agreement provides for the following compensation:

•

An initial annual base salary of $656,900. During the first quarter of each year, the Compensation Committee will review Mr. Anderson’s salary and authorize adjustments, if any; provided, however, that Mr. Anderson’s base salary may not be reduced below its then-current level, other than pursuant to a general wage reduction applicable to all of CryoLife’s officers, in which Mr. Anderson’s base salary may only be reduced to the extent and up to the same percentage amount that the base salaries of all of CryoLife’s executive officers are reduced. Mr. Anderson’s base salary is not subject to an automatic annual increase

•

Bonus compensation on terms and in amounts no less favorable to him than those contained in CryoLife’s 2007 Executive Incentive Plan and the 2012 bonus program for Mr. Anderson approved thereunder, with such modifications as may reasonably be imposed for all executive officers and approved by at least two-thirds of CryoLife’s independent directors; provided that if CryoLife’s CFO advises the Compensation Committee that it would materially and negatively impact CryoLife to pay all or a portion of the bonus in cash, the Compensation Committee may choose to pay all or a portion of the bonus in CryoLife common stock, but only to the extent that such action is taken with respect to all executive officers of CryoLife

•	Reimbursement of monthly car payments, auto expenses, and dues at certain social and business clubs, subject to an annual limitation equal to 10% of Mr. Anderson’s base salary

•

Enrollment in the standard CryoLife medical plan and contributory 401(k) plan, which in 2013 includes a CryoLife matching contribution of 40% of Mr. Anderson’s contribution with respect to up to 5% of his base salary, subject to the annual maximum allowed by the Internal Revenue Service

•	Life insurance coverage benefit, as with other employees, with a maximum benefit of $227,500

•	30 vacation days each year; provided, however, that vacations not taken during 2013 and thereafter will not be carried over to a subsequent year, and

•

A one-time lump sum cash payment of $100,000 that CryoLife paid to Mr. Anderson on January 7, 2013. In accordance with the terms of the agreement, payment was contingent on Mr. Anderson’s continued employment with CryoLife until January 1, 2013

Pursuant to Mr. Anderson’s new employment agreement, Mr. Anderson will receive certain compensation upon termination of his employment, other than termination for cause. CryoLife will pay Mr. Anderson $1,985,000 if Mr. Anderson’s employment is terminated by expiration of the term of the agreement or if his employment is terminated during the term of the agreement for any of the following reasons:

•	By CryoLife, other than for cause

•	Mr. Anderson’s death

•	By Mr. Anderson, for good reason or retirement

The employment agreement also removed all tax gross-ups and modified the change of control payment from a “single trigger” provision to a “double trigger” that requires not only a change of control of CryoLife but also a termination of employment. If such a double trigger event occurs, Mr. Anderson will receive a change of control payment equal to one times the aggregate of his annual salary and bonus compensation for the year in which the termination occurs. The potential payments that CryoLife may make under the different scenarios are described further at “Potential Payments Upon Termination or Change of Control” starting on page 60. The new employment agreement also provided for reimbursement to Mr. Anderson up to $20,000 with respect to legal fees incurred in negotiating the agreement, although only $15,206 was incurred by Mr. Anderson and reimbursed with respect to such fees.

Non-Compete Commitment

During the term of his employment and for two years after any termination of his employment, Mr. Anderson agrees not to accept a position as a CEO, President, or Chief Operating Officer with, or provide comparable level executive consultation to, any competitors of CryoLife in the cardiac or vascular tissue processing business; heart valve replacement business; or biological glue, hemostat, or protein hydrogel product business, or transmyocardial revascularization business within the U.S., the European Union, or Japan (with respect to the biological glue business only). Mr. Anderson must continue to comply with this non-compete commitment as a condition of receiving any severance or change of control termination payments. If Mr. Anderson is found by a governing court to have breached this commitment, he must repay any such portion of the payments he received that will be so ordered by the court.

Agreement Not to Solicit

During the term of his employment and for two years after any termination of his employment, Mr. Anderson agrees not to solicit or hire away any person employed by CryoLife or any customer of CryoLife without CryoLife’s prior written consent. Mr. Anderson must continue to comply with this non-solicitation agreement as a condition of receiving any severance or change of control termination payments. If Mr. Anderson is found by a governing court to have breached this non-solicitation agreement, he must repay any such portion of the payments he received that will be so ordered by the court.

409A Compliance

The new employment agreement with Mr. Anderson is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

D. Ashley Lee, Jeffrey W. Burris, David M. Fronk, Scott B. Capps, and Gerald B. Seery

CryoLife is not party to an employment agreement with Mr. Lee, Mr. Burris, Mr. Fronk, Mr. Capps or Mr. Seery. CryoLife has entered into change of control agreements with Mr. Lee, Mr. Burris, Mr. Fronk and Mr. Capps that provide that the company will pay to each of them a severance payment if he is terminated by the company without cause or terminates his own employment for good reason for a period extending from six months before to two years after a change of control of CryoLife, a “double trigger” provision that requires not only a change of control of CryoLife but also a termination of employment. CryoLife had also entered into a change of control agreement with Mr. Seery, who retired from CryoLife effective January 2, 2013; however, his change of control agreement was terminated in accordance with the terms of the Release and Noncompete Agreement that Mr. Seery entered into with the company in conjunction with his retirement from the company.

Basic Terms of the Change of Control Agreements

•

The initial term of the agreements ends September 1, 2014, and each agreement will renew on September 1, 2014 for an additional three-year term. The agreements will continue to renew every three-year anniversary thereafter, for an additional three-year term, unless CryoLife gives notice at least thirty days prior to the end of the then-current term that the agreement shall not be extended

•

The severance payment is an amount equal to a multiple of the aggregate of base salary as of the date of termination and bonus compensation for the year in which the termination of employment occurs, or if the bonus for that year has not yet been awarded, the most recently awarded bonus compensation. The multiple for Mr. Lee is two times salary and bonus and the multiple for Mr. Burris, Mr. Fronk, and Mr. Capps is one times base salary and bonus. The potential payments that CryoLife may make under these agreements are described further at “Potential Payments Upon Termination or Change of Control” starting on page 60

•

Change of control as defined in the agreement means a change in the ownership of CryoLife, a change in the effective control of CryoLife, or a change in the ownership of a substantial portion of the assets of CryoLife, as described further at “Potential Payments Upon Termination or Change of Control” starting on page 60

•	The Agreement is not an employment agreement and each respective officer’s employment is “at will”

Agreement Not to Solicit

Mr. Lee, Mr. Burris, Mr. Fronk, and Mr. Capps agree not to solicit any actual or prospective customers of CryoLife with whom they have had contact for a competing business or to solicit employees of CryoLife to leave CryoLife and join a competing business during the term of the agreement and for a period of one year following the termination of the agreement. CryoLife is not required to make the severance payment and the officer is required to repay any portion of the severance payment already received if he solicits customers or employees of CryoLife during the term of the agreement and for a period of one year following the termination of the agreement.

Material Terms of Mr. Seery’s Release and Noncompete Agreement

In conjunction with his retirement, Mr. Seery and the company entered into a Release and Noncompete Agreement on January 10, 2013. The material terms of the agreement are as follows:

•

Mr. Seery is receiving a total cash payment of $290,000 distributed in 24 equal monthly installments that began with the first of CryoLife’s regularly-scheduled monthly pay days following the effective date of the agreement

•	Mr. Seery received an additional lump sum in the amount of $24,166.67 representing one month of vacation time

•	Mr. Seery received his 2012 bonus in accordance with the terms of his 2012 grant agreement pursuant to the 2007 Executive Incentive Plan and CryoLife’s 2012 bonus program

•	The vesting of 11,667 shares of restricted stock was accelerated to January 2, 2013 from February 22, 2013

•

The vesting of the first tranche of performance stock units awarded on March 7, 2012 was accelerated to January 2, 2013 from March 7, 2013 (although the criteria for performance was not met until February 15, 2013)

•

For a period of twelve consecutive months following his retirement, Mr. Seery is eligible to receive reimbursement of an amount each month equal to the difference between the amount Mr. Seery pays for continued coverage under CryoLife’s group medical plan pursuant to the Internal Revenue Code (referred to as COBRA Continuation Coverage) and the amount paid by a full-time active employee of CryoLife for the same level of coverage that was provided to Mr. Seery prior to his retirement. Reimbursements to Mr. Seery will end prior to the conclusion of the twelve month period at any time Mr. Seery becomes eligible to participate as an employee in a qualifying plan of another employer

•

Mr. Seery has agreed to release and forever discharge CryoLife and certain related parties, including present and former officers and directors of CryoLife, from any and all claims and causes of action that Mr. Seery has currently or may have in the future that are based on acts or facts arising or occurring prior to the effective date of the agreement

•

Mr. Seery has agreed to protect certain confidential information, proprietary information and trade secrets of CryoLife and, for a period of 24 months, not to divert customers or employees from CryoLife or compete with CryoLife in the U.S. or the European Union. CryoLife has the right to immediately suspend any payments to Mr. Seery under the agreement upon any good faith allegation that he is in breach of any such covenants or if CryoLife files a judicial proceeding alleging the same; provided, however, that CryoLife must resume payments upon final adjudication that Mr. Seery was not in violation of these obligations

•	The agreement contains a mutual non-disparagement provision

•	In accordance with the terms of the agreement, Mr. Seery’s change of control agreement with the company, dated as of November 2, 2008, was terminated and has no further force and effect

Plan-Based Awards

CryoLife granted the awards disclosed in the Grants of Plan-Based Awards table pursuant to:

•	The Amended and Restated 2009 Stock Incentive Plan

•	The 2004 Employee Stock Incentive Plan

•	The 2007 Executive Incentive Plan and the 2012 bonus program

The material terms of these plans and CryoLife’s 2002 Stock Incentive Plan and 1998 Long-Term Incentive Plan are as follows:

Amended and Restated 2009 Stock Incentive Plan. In February 2009, the Board adopted the 2009 Employee Stock Incentive Plan, which the stockholders approved in May 2009. In February 2012, the Board adopted the Amended and Restated 2009 Stock Incentive Plan, which the stockholders approved in May 2012. This plan authorizes us to grant the following to CryoLife’s employees, officers, and directors:

•	Options

•	Stock appreciation rights

•	Restricted stock unit awards

•	Stock unit awards

•	Restricted stock awards

•	Performance stock units

•	Other stock-based awards

We currently may award a maximum of 4.1 million shares of common stock under the Amended and Restated 2009 Stock Incentive Plan, subject to certain adjustments. Of these 4.1 million shares, approximately 2,328,329 shares were available for grant as of March 15, 2013 after reserving the maximum number of shares that may be issued for performance stock units granted in 2013. In addition, the Amended and Restated 2009 Stock Incentive Plan currently provides that:

•	We may issue a maximum of 4.1 million shares subject to options and stock appreciation rights, except as provided below

•

We may issue up to 500,000 as awards other than options and stock appreciation rights, including restricted stock and performance stock units provided, however, that more than 500,000 shares may be issued pursuant to such other awards, but only to the extent that each share so issued above 500,000 reduces the total shares available under the Amended and Restated 2009 Stock Incentive Plan by 1.5 shares

•	We may issue no more than 400,000 shares relating to options and stock appreciation rights to any one individual in any given fiscal year

•	We may issue no more than 250,000 shares relating to awards other than options and stock appreciation rights to any one individual in any given fiscal year

The Amended and Restated 2009 Stock Incentive Plan currently terminates in May 2019, unless the Board terminates it before that date. If the Board terminates the Amended and Restated 2009 Stock Incentive Plan, although no further awards may be made, the plan will remain in effect as long as any options, stock appreciation rights, or other stock awards that we granted under the plan are outstanding.

Terms of Amended and Restated 2009 Stock Incentive Plan Awards

We issued the stock options that we granted to the named executive officers in 2012 pursuant to the Amended and Restated 2009 Stock Incentive Plan. We issued the stock options, a portion of the restricted stock awards, and the performance stock units that we granted to the named executive officers in 2013 pursuant to the Amended and Restated 2009 Stock Incentive Plan.

The terms of the options granted to named executive officers pursuant to this plan are as follows:

•	All options vest over a three-year period at 33 1/3% per year, beginning on the first anniversary of the grant date

•	All options have a seven year term

•	All options have an exercise price equal to the closing price of the common stock on the NYSE on the grant date

•

All options expire upon termination of employment, except in the event of disability, death, or normal or early retirement, in which case the term of the option may continue for some time thereafter, but in any event not beyond the original term of the option

The restricted stock awards granted to named executive officers pursuant to this plan have the following terms:

•	The restricted stock awards vest on the third anniversary of the grant date if the employee remains continuously employed by CryoLife

•

If an employee who was granted a restricted stock award ceases to be employed by CryoLife for any reason, he or she will automatically forfeit any portion of the award that has not vested at the time his or her employment was terminated

Each performance stock unit granted pursuant to this plan is based upon company performance in the year of grant, and is further subject to time-based vesting if the performance criteria are met. Performance stock units represent the right to receive one share of CryoLife common stock, subject to adjustment up or down from the target level based upon CryoLife’s adjusted EBITDA performance for the fiscal year during which the grant was made. Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization, as further adjusted by removing the impact of the following: stock-based compensation; research and development expenses (excluding salaries and related expense); grant revenue; litigation expense or revenue; acquisition, license, and other business development expense; integration costs (including any litigation costs or revenue related to assumed litigation); and other income or expense, and by including the impact of the change in balances of deferred preservation costs, inventory, and trade receivables on the company’s balance sheets.

The performance stock units will vest based on a combination of the company attaining specified levels of adjusted EBITDA for the fiscal year in which the grant was made and the passage of time. Depending upon the adjusted EBITDA achieved for the relevant year, CryoLife will issue to the named executive officers from 0% to 150% of the target number of shares. Adjusted EBITDA performance at or above 107% of the target EBITDA level is required in order for more than 100% of the target number of shares to be issued. If the minimum adjusted EBITDA is attained, 50% of the shares will be issued on the first anniversary of the grant date of the performance stock units, 25% will be issued on the second anniversary of the grant date of the performance stock units, and the remaining 25% will be issued on the third anniversary of the grant date of the performance stock units.

The grant agreement for the performance stock units issued for fiscal 2012 and fiscal 2013 provides that, even if CryoLife’s adjusted EBITDA for the relevant fiscal year exceeds target, the Compensation Committee has the discretion to reduce the payout for each named executive officer to 100% of the target number of shares if CryoLife’s total shareholder return for the relevant fiscal year is negative. The named executive officer must be an employee of CryoLife on each applicable vesting date to be entitled to vesting, and the vesting of the performance stock units may be accelerated upon a change of control of CryoLife, pursuant to the terms of the grant agreement and the plan.

Performance Stock Units Granted to Named Executive Officers in Fiscal 2012

Name	Target Performance Stock Units Granted (Equivalent to 100% of Target)	Target 2012 EBITDA	Threshold Level of Performance Stock Units that could be Earned (Equivalent to 85% of Target)	Minimum 2012 EBITDA required to achieve Threshold Level of Shares	Maximum Level of Performance Stock Units that could be Earned (Equivalent to 150% of Target)	2012 EBITDA required to achieve Maximum Level of Shares
Anderson	41,667	$25,281	20,834	$21,500	62,501	$29,073
Lee	16,667	$25,281	8,334	$21,500	25,001	$29,073
Burris	11,667	$25,281	5,834	$21,500	17,501	$29,073
Fronk	11,667	$25,281	5,834	$21,500	17,501	$29,073
Capps	8,333	$25,281	4,167	$21,500	12,500	$29,073
Seery	11,667	$25,281	5,834	$21,500	17,501	$29,073

Actual Number of Performance Stock Units Earned by Named Executive Officers for Fiscal 2012

Name	Actual Number of Performance Stock Units Earned based on 2012 EBITDA (125.2% of Target)	Actual 2012 EBITDA
Anderson	52,157	$27,818
Lee	20,863	$27,818
Burris	14,604	$27,818
Fronk	14,604	$27,818
Capps	10,430	$27,818
Seery	7,301	$27,818

2004 Employee Stock Incentive Plan. On February 24, 2004, the Board adopted the 2004 Employee Stock Incentive Plan, which the stockholders approved in June 2004. This plan authorizes us to grant the following to CryoLife’s employees and officers:

•	Options

•	Stock appreciation rights

•	Restricted stock unit awards

•	Stock unit awards

•	Restricted stock awards

•	Performance stock units

•	Other stock-based awards

We may award a maximum of 2 million shares of common stock under the 2004 Employee Stock Incentive Plan, subject to certain adjustments. Of these 2 million shares, approximately 39,213 shares were available for grant as of March 15, 2013. In addition, the 2004 Employee Stock Incentive Plan provides that:

•	We may issue a maximum of 2 million shares subject to options that we intend to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended

•	We may issue a maximum of 400,000 shares as options and stock appreciation rights to any one individual during any consecutive twelve-month period

•	We may issue a maximum of 2 million shares in the aggregate as stock awards

•

We may issue no more than 2 million shares to any one individual during any one fiscal year pursuant to awards that we intend to be “performance-based compensation” as that term is used for purposes of Internal Revenue Code Section 162(m)

The 2004 Employee Stock Incentive Plan terminates in June 2014, unless the Board terminates it before that date. If the Board terminates the 2004 Employee Stock Incentive Plan, although no further awards may be made, the plan will remain in effect as long as any options, stock appreciation rights, or other stock awards that we granted under the plan are outstanding.

Terms of 2004 Employee Stock Incentive Plan Awards

We issued the restricted stock awards that we granted to the named executive officers in 2012 pursuant to the 2004 Employee Stock Incentive Plan. We issued a portion of the restricted stock awards that we granted to named executive officers in 2013 pursuant to the 2004 Employee Stock Incentive Plan.

These awards have the following terms:

•	The restricted stock awards vest on the third anniversary of the grant date if the employee remains continuously employed by CryoLife

•

If an employee who was granted a restricted stock award ceases to be employed by CryoLife for any reason, he or she will automatically forfeit any portion of the award that has not vested at the time his or her employment was terminated

The performance stock units granted pursuant to this plan contain the same terms as those described above under “Terms of Amended and Restated 2009 Stock Incentive Plan Awards.”

We did not make any option grants to named executive officers under this plan in 2012 or 2013. The terms of the outstanding options granted to named executive officers pursuant to this plan, are as follows:

•	Options vest ratably, on an annual basis, over a three year period, beginning on the first anniversary of the grant date

•	All options have terms of seven years

•	All options have an exercise price equal to the closing price of the common stock on the NYSE on the grant date

•

All options expire upon termination of employment, except in the event of disability, death, or normal or early retirement, in which case the term of the option may continue for some time thereafter, but in any event not beyond the original term of the option

2002 Stock Incentive Plan. In March 2002, the Board of Directors adopted the 2002 Stock Incentive Plan, contingent upon stockholder approval, which was obtained in May 2002. The 2002 Stock Incentive Plan terminated in May 2012, and we may not make any additional grants under it. Although no further awards may be made under the 2002 Stock Incentive Plan, the plan will remain in effect as long as any options, stock appreciation rights, or other stock awards that we granted under the plan are outstanding.

The 2002 Stock Incentive Plan allowed for grants to employees, officers or Directors of CryoLife and consultants and advisers to CryoLife and its subsidiaries. CryoLife’s 2002 Stock Incentive Plan allowed grants of:

•	Options

•	Stock appreciation rights

•	Restricted stock unit awards

•	Stock units awards

•	Restricted stock awards

•	Performance stock units

•	Other stock-based awards

We were permitted to award a maximum of 974,000 shares of common stock under the 2002 Stock Incentive Plan, subject to certain adjustments. In addition, the 2002 Stock Incentive Plan provided that:

•	We were permitted to issue a maximum of 974,000 shares subject to options that we intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended

•	We were permitted to issue a maximum of 100,000 shares as options and stock appreciation rights to any one individual during any consecutive twelve-month period

•	We were permitted to issue a maximum of 100,000 shares in the aggregate as stock awards

•

We were permitted to issue no more than $400,000 worth of shares to any one individual during any one fiscal year pursuant to awards that we intended to be “performance-based compensation” as that term is used for purposes of Internal Revenue Code Section 162(m)

The terms of the outstanding options granted to named executive officers pursuant to this plan are as follows:

•	All options vest over a three-year period at 33 1/3% per year, beginning on the first anniversary of the grant date

•	All options have a seven year term

•	All options have an exercise price equal to the closing price of the common stock on the NYSE on the grant date

•

All options expire upon termination of employment, except in the event of disability, death, or normal or early retirement, in which case the term of the option may continue for some time thereafter, but in any event not beyond the original term of the option

1998 Long-Term Incentive Plan. In December 1997, the Board of Directors adopted the CryoLife 1998 Long-Term Incentive Plan, which the stockholders subsequently approved in May 1998. The 1998 Long-Term Incentive Plan was amended in 2000 and allowed us to grant options, stock appreciation rights, and other awards with respect to up to a maximum of 900,000 shares of common stock, subject to certain adjustments. This plan terminated in 2008, and we may not make any additional grants under it.

The terms of the outstanding options granted to named executive officers pursuant to this plan are as follows:

•	Options vest ratably, on an annual basis, over a three year period, beginning on the first anniversary of the grant date

•	All options have terms of seven years

•	All options have an exercise price equal to the average of the high and low sales price of the common stock on the NYSE on the grant date

•

These options expire upon termination of employment, except in the event of disability, death, or normal or early retirement, in which case the term of the option may continue for some time thereafter, but in any event not beyond the original term of the option

Annual Performance-Based Bonus Plans

2012 Bonus Program

The 2012 bonus program under the 2007 Executive Incentive Plan provided for bonuses of a percentage of participants’ weighted average 2012 base salaries, varying among participants, based on three areas:

•	Adjusted revenues

•	Adjusted net income

•	Personal performance rating

All bonus criteria related to company and individual performance for the full 2012 fiscal year. We paid all bonuses 100% in cash in February 2013. See the tables below for a description of the calculation of adjusted revenues and adjusted net income.

Adjusted Revenues

Each named executive officer could earn a bonus of up to a specified percentage of his 2012 base salary based on CryoLife achieving 2012 adjusted revenues of at least $120,581,000. The adjusted revenues target for this plan was $126,927,000 and the maximum performance level for the adjusted revenues component was $133,273,000. Actual 2012 GAAP revenues were $127,984,000. No bonus was payable for this category if the specified minimum adjusted revenues goal was not met. See Appendix A for additional information regarding adjusted revenues, which is a non-GAAP number.

2012 Bonus Named Executive Officer Could Earn as Percentage of His Base Salary

Name	Adjusted Revenues* of $120,581,000 (Minimum)	Adjusted Revenues* of $126,927,000 (Target)	Adjusted Revenues* of $133,273,000 (Maximum)
Steven G. Anderson	14.4%	24%	33.6%
D. Ashley Lee	14.4%	24%	33.6%
Jeffrey W. Burris	9.6%	16%	22.4%
David M. Fronk	9.6%	16%	22.4%
Scott B. Capps	9.6%	16%	22.4%
Gerald B. Seery	9.6%	16%	22.4%

*We calculate adjusted revenues as fiscal 2012 revenues from (i) cardiac and vascular allograft tissue processing, (ii) BioGlue, BioFoam and related product sales, (iii) PerClot sales, and (iv) Cardiogenesis sales.

2012 Bonus Actually Earned by Named Executive Officer Based on Company

Actual Adjusted Revenues of $127,984,000

Name	Bonus Earned	Bonus Earned as Percentage of Base Salary
Steven G. Anderson	$168,160	25.6%
D. Ashley Lee	$92,515	25.6%
Jeffrey W. Burris	$49,488	17.1%
David M. Fronk	$45,973	17.1%
Scott B. Capps	$45,222	17.1%
Gerald B. Seery	$49,488	17.1%

Adjusted Net Income

Each named executive officer could earn a bonus of up to a specified percentage of his 2012 base salary based on the company achieving 2012 adjusted net income of at least $17,613,000. The adjusted net income target for this plan was $20,721,000 and the maximum performance level for the adjusted net income component was $23,829,000. Actual 2012 GAAP net income was $22,126,000. No bonus was payable for this category if the specified minimum adjusted net income goal was not met. See Appendix A for additional information regarding adjusted net income, which is a non-GAAP number.

2012 Bonus Named Executive Officer Could Earn as Percentage of His Base Salary

Name	Adjusted Net Income* of $17,613,000 (Minimum)	Adjusted Net Income* of $20,721,000 (Target)	Adjusted Net Income* of $23,829,000 (Maximum)
Steven G. Anderson	14.6%	24%	33.6%
D. Ashley Lee	14.6%	24%	33.6%
Jeffrey W. Burris	9.6%	16%	22.4%
David M. Fronk	9.6%	16%	22.4%
Scott B. Capps	9.6%	16%	22.4%
Gerald B. Seery	9.6%	16%	22.4%

*We calculate adjusted net income as GAAP net income for 2012, exclusive of:

•	Interest income and expense

•	Stock compensation expense, other than stock compensation expense related to the bonus program itself, if applicable

•	Research and development expense, other than that portion of research and development expense pertaining to salaries and related expenses

•	Other income and expense

•	Income taxes

•	Grant revenue

•	Charges related to acquisitions, license, business development or integration, and

•	Litigation costs.

2012 Bonus Actually Earned by Named Executive Officers Based on Company Actual

Adjusted Net Income* of $22,126,000

Name	Bonus Earned	Bonus Earned as Percentage of Base Salary
Steven G. Anderson	$186,174	28.3%
D. Ashley Lee	$102,426	28.3%
Jeffrey W. Burris	$54,790	18.9%
David M. Fronk	$50,898	18.9%
Scott B. Capps	$50,067	18.9%
Gerald B. Seery	$54,790	18.9%

Personal Performance

Each named executive officer could earn a bonus based on his personal performance rating. With respect to each named executive officer, the committee determined whether the individual did not meet or met and/or exceeded the personal performance expectations of the committee. Mr. Anderson provides performance reviews of the named executive officers, other than himself, to the committee to aid the committee in determining performance ratings. If the individual did not meet the personal performance expectation, no bonus was payable to the named executive officer for this category. If the individual met and/or exceeded the personal performance expectation, the named executive officer would receive a specified bonus, as shown below:

2012 Bonus Named Executive Officer Could Earn as Percentage of His Base Salary

Name	Does Not Meet Personal Performance Expectations	Meets or Exceeds Personal Performance Expectations
Steven G. Anderson	--	12%
D. Ashley Lee	--	12%
Jeffrey W. Burris	--	8%
David M. Fronk	--	8%
Scott B. Capps	--	8%
Gerald B. Seery	--	8%

2012 Bonus Earned by Named Executive Officer Based on Named Executive Officer’s Performance Rating

Name	Performance Rating	Bonus Earned	Bonus Earned as Percentage of Base Salary
Steven G. Anderson	Meets or Exceeds Expectations	$78,833	12%
D. Ashley Lee	Meets or Exceeds Expectations	$43,371	12%
Jeffrey W. Burris	Meets or Exceeds Expectations	$23,200	8%
David M. Fronk	Meets or Exceeds Expectations	$21,552	8%
Scott B. Capps	Meets or Exceeds Expectations	$21,200	8%
Gerald B. Seery	Meets or Exceeds Expectations	$23,200	8%

2013 Bonus Program

The 2013 bonus program under the 2007 Executive Incentive Plan provides for bonuses of a percentage of participants’ weighted average 2013 base salaries, varying among participants, based on same three areas as described directly above under 2012 Bonus Program. With respect to Mr. Anderson, Mr. Lee, Mr. Burris, Mr. Fronk, and Mr. Capps, each will receive the same percentage of his respective salary based upon the company’s attainment of specified minimum and target levels of adjusted revenues and adjusted net income. They will also receive the same percentage of their respective salaries based upon meeting or exceeding their respective personal performance evaluations. Mr. Seery retired from CryoLife on January 2, 2013 and is not a participant in the 2013 Bonus Program.

All bonus criteria relates to company and individual performance for the full 2013 fiscal year. We anticipate paying all bonuses 100% in cash in February 2014.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012 (1)

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market Value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Steven G. Anderson	63,750	--	$8.700	2/23/2014
	63,750	--	$9.730	2/25/2015
	125,000	--	$4.830	2/23/2016
	55,556	27,777(3)	$7.010	2/22/2017
	52,445	104,888(4)	$5.120	2/23/2018
		41,666(5)	$5.670	2/18/2019
					41,667 (6)	$259,585(6)
					78,667 (7)	$490,095(7)
					41,667(8)	$259,585(8)
							20,834(9)	$129,796(9)
D. Ashley Lee	37,500	--	$8.700	2/23/2014
	37,500	--	$9.730	2/25/2015
	37,500	--	$4.830	2/23/2016
	22,222	11,111(3)	$7.010	2/22/2017
	21,111	42,222(4)	$5.120	2/23/2018
		16,666(5)	$5.670	2/18/2019
					16,667 (6)	$103,835(6)
					31,667 (7)	$197,285(7)
					16,667(8)	$103,835(8)
							8,334(9)	$51,921(9)
Jeffrey W. Burris	30,000	--	$7.000	2/4/2015
	15,000	--	$4.830	2/23/2016
	15,556	7,777(3)	$7.010	2/22/2017
	14,667	29,333(4)	$5.120	2/23/2018
		11,666(5)	$5.670	2/18/2019
					22,000 (7)	$137,060(7)
					11,667 (6)	$72,685(6)
					11,667(8)	$72,685(8)
							5,834(9)	$36,346(9)
David M. Fronk	15,000	--	$8.700	2/23/2014
	15,000	--	$9.730	2/25/2015
	15,000	--	$4.830	2/23/2016
	15,556	7,777(3)	$7.010	2/22/2017
	14,667	29,333(4)	$5.120	2/23/2018
	--	11,666(5)	$5.670	2/18/2019
					22,000(7)	$137,060(7)
					11,667(6)	$72,685(6)
					11,667(8)	$72,685(8)
							5,834(9)	$36,346(9)
Scott B. Capps	25,000	--	$9.060	8/2/2014
	15,000	--	$4.830	2/23/2016
	11,112	5,555(3)	$7.010	2/22/2017
	10,445	20,888(4)	$5.120	2/23/2018
	--	8,332(5)	$5.670	2/18/2019
	22,500	--	$8.700	2/23/2014
					15,667(7)	$97,605(7)
					8,333(6) 8,333(8)	$51,915(6) $51,915(8)
							4,167(9)	$25,960(9)
Gerald B. Seery (2)	22,500	--	$9.730	2/25/2015
	22,500	--	$4.830	2/23/2016
	15,556 14,667	7,777(3) 29,333(4) 11,666(5)	$7.010 $5.120 $5.670	2/22/2017 2/23/2018 2/18/2019
					11,667(6) 22,000(7) 11,667(8)	$72,685(6) $137,060(7) $72,685(8)
							5,834(9)	$36,340(9)

(1)	This table does not include the performance stock units, restricted stock and stock options granted in February 2013. See “Compensation Discussion and Analysis” starting on page 17 for further discussion of these grants.

(2)	Mr. Seery retired from his employment with CryoLife, effective January 2, 2013. In conjunction with his retirement, he forfeited an aggregate of 48,776 unvested options, 33,667 unvested shares of restricted stock, and 5,834 unvested performance stock units; however, with respect to a restricted stock award of 11,667 shares that was granted on February 15, 2010, the Compensation Committee of the Board of Directors accelerated the vesting of the award from February 22, 2013 to January 2, 2013. Additionally, the vesting of the first tranche of performance stock units awarded on March 7, 2012 was accelerated to January 2, 2013 from March 7, 2013 (although the criteria for performance was not met until February 15, 2013).

(3)	These options vested on February 22, 2013, except with respect to Mr. Seery’s options, which were forfeited because he was no longer employed by CryoLife on the vesting date.

(4)	One-half of the remaining options vest on each of February 23, 2013, and February 23, 2014, assuming continuous employment.

(5)	One-third of the options vest on each of February 18, 2013, February 18, 2014, and February 18, 2015, assuming continuous employment.

(6)	The restricted stock vested on February 22, 2013, assuming continuous employment. Market value is based on the closing price of the company’s common stock on the NYSE on December 31, 2012 of $6.23.

(7)	The restricted stock will vest on February 23, 2014, assuming continuous employment. Market value is based on the closing price of the company’s common stock on the NYSE on December 31, 2012 of $6.23.

(8)	The restricted stock will vest on February 18, 2015, assuming continuous employment. Market value is based on the closing price of the company’s common stock on the NYSE on December 31, 2012 of $6.23.

(9)	Represents the number of performance stock units that would have been earned upon attainment of the threshold level of company performance and the value such shares would have had at the fiscal year end based on the company’s closing price on the NYSE on December 31, 2012 of $6.23. The actual number of shares awarded to each named executive officer for fiscal 2012 company performance and the value such units would have had as of December 31, 2012 are represented in the table below:

Actual Number of Performance Stock Units Earned by Named Executive Officers for Fiscal 2012 and the

Value such Units would have had as of December 31, 2012

Name	Actual Number of Performance Stock Units Earned for Fiscal 2012	Value as of December 31, 2012
Anderson	52,157	$324,938
Lee	20,863	$129,976
Burris	14,604	$90,983
Fronk	14,604	$90,983
Capps	10,430	$64,979
Seery	7,301	$45,485

OPTION EXERCISES AND STOCK VESTED (1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Steven G. Anderson	--	--	21,250	$127,075(3)
D. Ashley Lee	--	--	12,500	$74,750(3)
Jeffrey W. Burris	--	--	5,000	$29,900(3)
David M. Fronk	18,883	$1,227	5,000	$29,900(3)
Scott B. Capps	--	--	5,000	$29,900(3)
Gerald B. Seery	21,300	$1,172	7,500	$44,850(3)

(1)	This table provides information regarding stock option exercises and vesting of restricted stock during 2012.

(2)	Value Realized on Exercise is equal to the number of shares acquired multiplied by the difference between the exercise price and the closing price on the NYSE on the date of exercise, as detailed in the following table, without regard to any proceeds that may have been received upon any sale of the underlying shares.

(3)	Value Realized on Vesting is equal to the number of shares acquired multiplied by $5.98, the market value of CryoLife common stock on the NYSE as of the vesting date, February 16, 2012.

STOCK OPTION EXERCISE DETAIL

Name	Option Shares Exercised (#)	Exercise Price ($)	Exercise Date	Closing Price on the NYSE on the Date of Exercise ($)
(a)	(b)	(c)	(d)	(e)
Steven G. Anderson	--	--	--	--
D. Ashley Lee	--	--	--	--
Jeffrey W. Burris	--	--	--	--
David M. Fronk	18,883	$5.795	2/7/2012	$5.86
Scott B. Capps	--	--	--	--
Gerald B. Seery	21,300	$5.795	2/3/2012	$5.85

PENSION BENEFITS AT DECEMBER 31, 2012(1)

All calculations in the following table are as of December 31, 2012, the last business day of CryoLife’s 2012 fiscal year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Steven G. Anderson	Post-Employment Medical Plan	N/A	$159,764 (2)	--
	Retirement Severance Benefit	N/A	$1,899,757 (3)	--

(1)	CryoLife does not maintain any plans providing for payments or other benefits at, following, or in connection with retirement for Mr. Lee, Mr. Burris, Mr. Fronk, Mr. Capps or Mr. Seery.

(2)	The amount shown represents the actuarial present value of Mr. Anderson’s accumulated benefit under the Post-Employment Medical Plan included in his employment agreement that expired on December 31, 2012, computed as of December 31, 2012, which is the measurement date used for financial statement reporting purposes with respect to CryoLife’s audited financial statements for 2012. See “Post-Employment Medical Plan for Steven G. Anderson” below for the assumptions applied in quantifying the present value of the current accrued benefit. Under the terms of his new employment agreement that became effective on January 1, 2013, the amount shown would have been $159,764. See “Employment and Change of Control Agreements” above for a description of Mr. Anderson’s new employment agreement.

(3)	The amount shown represents the actuarial present value of Mr. Anderson’s accumulated benefit under the Retirement Severance Benefit included in his employment agreement that expired on December 31, 2012, computed as of December 31, 2012, which is the measurement date used for financial statement reporting purposes with respect to CryoLife’s audited financial statements for 2012. Consistent with the methodology customarily applied to present value calculations for accounting, we discounted Mr. Anderson’s 24 month payment stream based on our incremental borrowing rate of 4.25% at December 31, 2012. Under the terms of his new employment agreement that became effective on January 1, 2013, the lump sum payment discounted for a six month period would have been $1,943,337. See “Employment and Change of Control Agreements” above for a description of Mr. Anderson’s new employment agreement.

Post-Employment Medical Plan for Steven G. Anderson

Mr. Anderson’s employment agreement provides that upon certain terminations of Mr. Anderson’s employment, including retirement, CryoLife will continue to provide medical benefits to Mr. Anderson and his wife, Ann B. Anderson, for the remainder of their lives. In quantifying the present value of the current accumulated benefit for the Post-Employment Medical Plan for Steven G. Anderson, CryoLife used a measurement date of December 31, 2012. To calculate mortality, CryoLife used the Uninsured Pension 1994 Table with mortality improvements projected using Scale AA. The applicable discount rate was 3.15%. CryoLife assumed that Mr. Anderson would retire at the expiration of his current employment contract. CryoLife assumed no possibility of termination prior to that time. Salary increase was irrelevant since the benefits are not salary related. CryoLife developed the starting claims cost using the Reden & Anders Commercial Comprehensive Pricing Model. The starting claims cost for a 74 year old participant is approximately $15,417 before taking Medicare into account.

See “Potential Payments Upon Termination or Change of Control” below for further discussion of the material terms and conditions of payments and benefits payable under this plan.

Retirement Severance Benefit

Pursuant to his employment agreement, Mr. Anderson may voluntarily terminate his employment at any time for reason of retirement. The agreement defines retirement as cessation by Mr. Anderson of full-time employment of any kind. Upon retirement,

CryoLife will pay Mr. Anderson a severance payment equal to $1,985,000. See “Potential Payments Upon Termination or Change of Control” below for further discussion of the material terms and conditions of payments and benefits payable under this retirement severance benefit.

NONQUALIFIED DEFERRED COMPENSATION

The following table presents calculations of nonqualified deferred compensation under the Executive Deferred Compensation Plan for each named executive officer other than Mr. Anderson, who does not participate in the plan. For a description of the terms of the Executive Deferred Compensation Plan, see “Executive Deferred Compensation” beginning at page 29.

Name	Executive Contributions in Fiscal 2012 (1)	Company Contributions in Fiscal 2012	Aggregate Earnings in Fiscal 2012 (2)	Aggregate Withdrawals and Distributions in Fiscal 2012	Aggregate Balance at December 31, 2012 (1)
Anderson	--	--	--	--	--
Lee	$124,521	--	$12,670	--	$170,838
Burris	$80,974	--	$8,738	--	$118,801
Fronk	$16,269	--	$2,308	--	$30,106
Capps	$13,250	--	$1,977	--	$25,651
Seery	$52,666	--	$6,417	--	$87,171

(1)	Amounts are not included in the Summary Compensation Table for this year or previous years.

(2)	Amounts are also included in the Summary Compensation Table on page 38 in the column titled “Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to the named executive officers in the event of specified terminations of their employment or upon a change of control of CryoLife. The amount of compensation we would be required to pay to each named executive officer in each situation is listed in the tables below. Amounts we have included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, the future stock price of CryoLife, and with respect to Mr. Anderson, his and his spouse’s ages and life expectancies. All of the tables listed in this section assume that the relevant termination or change of control event occurred on December 31, 2012, the last business day of CryoLife’s 2012 fiscal year.

Steven G. Anderson, Chairman of the Board, President, and Chief Executive Officer (1)

Executive Benefits and Payments Upon Termination

	Voluntary Retirement	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change of Control Without Regard to Termination	Certain Termination Events Following a Change of Control
Cash Compensation	$1,985,000 (2)	$1,985,000 (2)	--	-- (2)	$1,985,000 (2)	$986,095 (3)	$2,971,095 (4)
Accelerated Stock Options	--	--	--	--	--	$139,759 (5)	$139,759 (5)
Accrued Vacation Pay	-- (6)	-- (6)	-- (6)	-- (6)	-- (6)	--	-- (6)
Medical Benefits	$236,295 (7)	$236,295 (7)	--	$131,919 (8)	$236,295 (7)	--	$236,295 (7)
Vested Stock Options	$233,214 (9)	$233,214 (9)	$233,214 (9)	$233,214 (9)	$233,214 (9)	$233,214 (9)	$233,214 (9)
Accelerated Restricted Stock	--	--	--	--	--	$1,009,266 (10)	$1,009,266 (10)
280G Tax Gross-up	--	--	--	--	--	--	--
Total:	$2,454,509	$2,454,509	$233,214	$365,133	$2,454,509	$2,368,334	$4,589,629

(1)	This table assumes all termination and change of control events occurred as of December 31, 2012. Amounts shown in this table are based on Mr. Anderson’s employment agreement that expired on December 31, 2012. See “Employment and Change of Control Agreements” above for a description of Mr. Anderson’s new employment agreement that became effective on January 1, 2013.

(2)	Mr. Anderson’s prior employment agreement, which was in effect on December 31, 2012, provided for a severance payment equal to $1,985,000 upon termination of his employment due to termination without cause, voluntary retirement, or disability, or upon his termination of the agreement for good reason, to be paid in 24 equal monthly installments over the two year period following the termination date. Under the terms of Mr. Anderson’s new employment agreement, effective January 1, 2013, his estate would also receive this severance payment upon his death.

(3)

The amount shown is equal to one times the sum of Mr. Anderson’s 2012 salary and 2011 bonus, which was paid in cash in February 2012. Mr. Anderson’s current employment agreement, effective January 1, 2013, does not provide a change of control benefit unless Mr. Anderson’s employment is also terminated for specified reasons. See

“Employment and Change of Control Agreements” above for a description of Mr. Anderson’s new employment agreement.

(4)	The amount shown is the sum of $1,985,000 and one times the sum of Mr. Anderson’s 2012 salary and 2011 bonus, which was paid in cash in February 2012. This amount assumes that following a change of control Mr. Anderson retired or terminated his employment for good reason, or we terminated him because of disability or without cause. Mr. Anderson would also receive the amount shown if we terminated his employment without cause at any time within the 12 months prior to the change of control.

(5)	The 2002 Stock Incentive Plan, the 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan provide that the exercisability of outstanding options accelerates upon a change of control. The 1998 Long-Term Incentive Plan provides that the exercisability of outstanding options accelerates upon a change of control if the Compensation Committee does not determine otherwise. The accelerated options did not have any value as of December 31, 2012 because the exercise prices of the options were higher than the closing price of our common stock on the NYSE as of December 31, 2012 of $6.23. The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(6)	Mr. Anderson had no accumulated hours of vacation as of December 31, 2012.

(7)	Under the terms of Mr. Anderson’s prior employment agreement, if Mr. Anderson voluntarily retired, terminated his employment for good reason, or we terminated him without cause or because of disability, we would continue to provide major medical insurance benefits to Mr. Anderson and his wife, Ann B. Anderson, for the duration of their lives, not to exceed $32,153.90 per year, increased by the Consumer Price Index using November 2, 2009 as the base date. We used the assumptions discussed at “Post-Employment Medical Plan for Steven G. Anderson” under “Pension Benefits” on page 58 when valuing this benefit, except that we did not utilize a discount rate. Mr. Anderson’s current employment agreement, effective January 1, 2013, contains a similar provision.

(8)	Under the terms of Mr. Anderson’s prior employment agreement, in the event of Mr. Anderson’s death, CryoLife would continue to provide major medical insurance benefits to Mr. Anderson’s wife, Ann B. Anderson, for the duration of her life, not to exceed $32,153.90 per year, increased by the Consumer Price Index using November 2, 2009 as the base date. We used the assumptions discussed at “Post-Employment Medical Plan for Steven G. Anderson” under “Pension Benefits” on page 58 when valuing this benefit, except that we did not utilize a discount rate. Mr. Anderson’s current employment agreement, effective January 1, 2013, contains a similar provision.

(9)	The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(10)	As of December 31, 2012, we had issued all outstanding shares of restricted stock under the 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan. Both plans provide that all unvested shares of restricted stock become fully vested upon a change of control. The accelerated restricted stock is valued at the closing price of our common stock on the NYSE on December 31, 2012 of $6.23.

Change of Control under Prior Employment Agreement that Terminated on December 31, 2012

Mr. Anderson’s prior employment agreement that terminated on December 31, 2012 dictated the payments Mr. Anderson would have received if a change of control had occurred prior to December 31, 2012. Upon the occurrence of a change of control, we would have paid Mr. Anderson a retention payment equal to his salary and bonus for the year in which the change of control occurred, provided that he either remained employed by us at that time, or if he was not so employed, that we terminated him without cause within 12 months before the change of control. If a change of control occurred before we awarded the bonus for that year, then we would have based the bonus component on the previous year’s bonus. The bonus for these purposes includes any cash bonus payments and the present value of non-cash bonuses such as options or restricted stock. We would have paid the retention payment in addition to any termination payments that would have been due to Mr. Anderson following termination of employment.

The following events would constitute a change of control requiring a retention payment:

•	Any person or group, other than a group of which Mr. Anderson is a member, acquires, over a period of 12 months or less, 35% or more of the total voting power of CryoLife stock

•

A majority of the members of CryoLife’s Board are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of such appointment or election, or

•

Any person or group, but excluding any group of which Mr. Anderson is a member, acquires, over a period of 12 months or less, assets from CryoLife having a value equal to at least 40% of the total gross fair market value of all of CryoLife’s assets immediately prior to such acquisition however, it will not be a change of control if the assets are transferred to a CryoLife stockholder in return for CryoLife stock, or if the assets are transferred to an entity which is at least 50% owned by CryoLife or to a person or group that owns at least 50% of the total voting power of our stock.

Death

Mr. Anderson’s prior employment agreement would have terminated automatically upon Mr. Anderson’s death. It provided that we would continue to provide major medical benefits to his wife, Ann B. Anderson, for the duration of her life, provided that our cost is limited to $30,000 per year, as increased by the Consumer Price Index using November 2, 2009 as the base date. We would not have been required to make any other payments except for payments we owed under any obligations which accrued through the date of death.

Disability

Mr. Anderson’s prior employment agreement defined disability as absence from duties for 180 consecutive days as a result of incapacity due to mental or physical illness. If such a disability occurred, the agreement provided that we could notify Mr. Anderson in writing that we intended to terminate his employment. The termination would become effective 30 days after Mr. Anderson received the notice unless he returned to full-time work. If we terminated Mr. Anderson’s employment because of disability, we would have paid a severance payment equal to $1,985,000. We would continue to provide major medical benefits to Mr. Anderson and his wife, Ann B. Anderson, for the duration of their lives, provided that our cost was limited to $30,000 per year, as increased by the Consumer Price Index using November 2, 2009 as the base date.

Termination for Cause

If we determined that Mr. Anderson had willfully and continually failed to substantially perform his duties, other than due to disability as discussed above, the prior employment agreement provided that we could have terminated his employment for cause after first delivering a written demand for substantial performance. The written demand would specifically identify why we believe Mr. Anderson had not substantially performed his duties. We could also terminate Mr. Anderson’s employment for cause if he willfully engaged in illegal conduct or gross misconduct that we can demonstrate materially injured CryoLife. If we terminated Mr. Anderson for cause, we would not have to make any other payments except for payments we owed under any obligations which accrued through the date of his termination.

Termination by Mr. Anderson for Good Reason or by CryoLife for any Reason other than Cause, Death, or Disability

The prior employment agreement provided that Mr. Anderson could have terminated his employment for good reason if any of the following events occurred during the term of the agreement:

•	He is assigned duties inconsistent with his current position or duties

•	CryoLife takes any other action resulting in diminution of his position or duties, unless the action was inadvertent and was promptly remedied

•	CryoLife fails to pay the base salary, bonus, or all reasonable expenses under the agreement

•	CryoLife threatens to terminate Mr. Anderson for reasons other than for cause, death, or disability, or

•	CryoLife fails to require any successor to all or substantially all of the business of CryoLife to honor the agreement.

If Mr. Anderson terminated his employment for good reason or if we terminated him for any reason other than for cause, death, or disability, we would be required to pay Mr. Anderson a severance payment equal to $1,985,000. We would also continue to provide major medical benefits to Mr. Anderson and his wife, Ann B. Anderson, for the duration of their lives, provided that our cost was limited to $30,000 per year, as increased by the Consumer Price Index using November 2, 2009 as the base date.

Retirement

Mr. Anderson may voluntarily terminate his employment at any time for reason of retirement. The agreement defines retirement as cessation by Mr. Anderson of full-time employment of any kind. Upon retirement, we will pay Mr. Anderson a severance payment equal to $1,985,000. We will also continue to provide major medical benefits to Mr. Anderson and his wife, Ann B. Anderson, for the duration of their lives, provided that our cost is limited to $30,000 per year, as increased by the Consumer Price Index using November 2, 2009 as the base date.

Expiration of Employment Agreement

Mr. Anderson’s employment agreement expired on December 31, 2012.

Severance Payment Procedure

The prior employment agreement provided that generally we would pay any severance payment due in cash in 24 equal monthly installments starting 30 days after Mr. Anderson was terminated. The prior employment agreement discussed circumstances that would lead us to pay a severance payment on a different schedule:

•

We would delay payment of the severance payment until six months after Mr. Anderson’s termination if necessary to prevent Mr. Anderson from having to pay additional tax under Section 409A of the Internal Revenue Code; provided that when payments began, the first payment would be equal to the total amount of those payments that had been delayed

•

We would pay the severance payment in an immediate lump sum if the termination took place on the date of or after a change of control or within six months before the change of control if Section 409A allowed us to make such a payment without Mr. Anderson having to pay additional tax

The prior employment agreement provided that we would subject any severance payment to normal payroll tax withholding. Upon employment termination, we would also pay Mr. Anderson at a rate per day equal to Mr. Anderson’s base salary then in effect divided by 260 for all accumulated vacation days that he had not taken.

Tax Gross-Up Payment

The prior employment agreement provided that we would pay a tax gross-up payment if an excise tax arose under Sections 280G and 4999 of the Internal Revenue Code as a result of any benefit, payment, or distribution that we would have made to Mr. Anderson or for his benefit. This payment would have equaled the amount needed to cause the amount of the total after-tax compensation and benefits received by Mr. Anderson to equal the aggregate after-tax compensation and benefits he would have received if these Code sections had not been enacted. As discussed, this agreement expired on December 31, 2012. Mr. Anderson’s new employment agreement contains no such provision.

Non-Compete and Non-Solicitation Agreements

Mr. Anderson’s non-compete and non-solicitation agreements under the prior employment agreement are described at “Employment and Change of Control Agreements” starting on page 44, above.

Change of Control under New Employment Agreement that became Effective on January 1, 2013

In October 2012, Mr. Anderson entered into a new employment agreement with CryoLife that became effective on January 1, 2013. See “Employment and Change of Control Agreements” above for a description of Mr. Anderson’s new employment agreement.

D. Ashley Lee, Executive Vice President, Chief Operating Officer, and Chief Financial Officer (1)

Executive Benefits and Payments Upon Termination
	Voluntary Retirement	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change of Control Without Regard to Termination	Certain Termination Events Following a Change of Control
Cash Compensation	--	--	--	--	--	--	$1,095,891 (2)
Accelerated Stock Options	--	--	--	--	--	$56,199 (3)	$56,199 (3)
Accrued Vacation Pay	-- (4)	-- (4)	-- (4)	-- (4)	-- (4)	--	-- (4)
Vested Stock Options	$75,933 (5)	$75,933 (5)	$75,933 (5)	$75,933(5)	$75,933 (5)	$75,933 (5)	$75,933 (5)
Accelerated Restricted Stock	--	--	--	--	--	$404,956 (6)	$404,956 (6)
280G Tax Gross-Up	--	--	--	--	--	--	--
Total:	$75,933	$75,933	$75,933	$75,933	$75,933	$537,088	$1,632,979

(1)	This table assumes all termination and change of control events occurred as of December 31, 2012.

(2)	The amount shown is equal to two times the sum of Mr. Lee’s 2012 salary and his bonus for 2011 that was paid in cash in February 2012. This amount assumes that following a change of control Mr. Lee terminated his employment for good reason, or we terminated him without cause. Mr. Lee would also receive the amount shown if we terminated his employment without cause at any time within the six months prior to the change of control.

(3)	The 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan provide that the exercisability of outstanding options accelerates upon a change of control. The 1998 Long-Term Incentive Plan provides that the exercisability of outstanding options accelerates upon a change of control if the Compensation Committee does not determine otherwise. The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(4)	Mr. Lee had no accumulated hours of vacation as of December 31, 2012 for which the company was obligated to make payment as of that date.

(5)	The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(6)	As of December 31, 2012, we had issued all outstanding shares of restricted stock under the 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan. Both plans provide that all shares of restricted stock become fully vested upon a change of control. The accelerated restricted stock is valued at the closing price of our common stock on the NYSE on December 31, 2012 of $6.23.

Change of Control

Mr. Lee’s change of control agreement dictates the payments he will receive if a change of control occurs. The following events would constitute a change of control under the agreement and would require a severance payment to Mr. Lee if coupled with the termination by CryoLife of Mr. Lee’s employment without cause or his termination of his employment for good reason during a period extending from six months before to two years after a change of control of CryoLife:

•

Any person, including a syndicate or group, acquires ownership of CryoLife stock that, taken together with CryoLife stock held by such person or group, constitutes more than 50% of the total voting power of the stock of CryoLife

•	Any person, including a syndicate or group, acquires ownership of stock of CryoLife possessing 30% or more of the total voting power of CryoLife stock

•

A majority of the members of CryoLife’s Board are replaced during any 12 month period by individuals whose appointment or election is not endorsed by a majority of the Board prior to the date of appointment or election, or

•

Any person, including a syndicate or group, acquires assets from CryoLife that have a total gross fair market value equal to more than 40% of the total gross fair market value of all CryoLife assets immediately prior to such acquisition.

We will not be required to make a severance payment to Mr. Lee in connection with a change of control if he is terminated by us for cause, which means:

•	An intentional act of fraud, embezzlement, theft, or any other material violation of law that occurs during or in the course of Mr. Lee’s employment with CryoLife

•	Intentional damage by Mr. Lee to CryoLife assets

•	Intentional disclosure by Mr. Lee of CryoLife’s confidential information contrary to CryoLife policies

•	Material breach of Mr. Lee’s obligations under the agreement

•	Intentional engagement by Mr. Lee in any activity which would constitute a breach of his duty of loyalty or of his assigned duties

•	Intentional breach by Mr. Lee of any of CryoLife’s policies and procedures

•	The willful and continued failure by Mr. Lee to perform his assigned duties, other than as a result of incapacity due to physical or mental illness, or

•	Willful conduct by Mr. Lee that is demonstrably and materially injurious to CryoLife, monetarily or otherwise.

Mr. Lee may terminate his employment for good reason in connection with a change of control without forfeiting his severance pay if any of the following events occur during the term of the agreement:

•

The assignment to Mr. Lee, without his consent, of any duties materially inconsistent with his position, authority, duties, or responsibilities, including changes in status, offices, or titles and any change in Mr. Lee’s reporting requirements that would cause him to report to an officer who is junior in seniority to the officer to whom he previously reported, or

•

Any other action by CryoLife that results in a material diminution in his position, authority, duties, responsibilities, or aggregate compensation, excluding for this purpose an isolated, insubstantial, and inadvertent action taken in good faith and which is remedied by CryoLife within thirty (30) days after receipt of notice from Mr. Lee.

The change of control agreement provides that we will pay any severance payment due in a lump sum not later than 30 days following the date of termination, or 30 days following a change of control in the event of an anticipatory termination. We will delay payment of the severance payment until six months after Mr. Lee’s termination if necessary to prevent Mr. Lee from having to pay additional tax under Section 409A of the Internal Revenue Code. We will also subject any severance payment to normal payroll tax withholding.

Mr. Lee’s non-solicitation agreement is described at “Employment and Change of Control Agreements” starting on page 45, above.

Jeffrey W. Burris, Vice President and General Counsel (1)

Executive Benefits and Payments Upon Termination
	Voluntary Retirement	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change of Control Without Regard to Termination	Certain Termination Events Following a Change of Control
Cash Compensation	--	--	--	--	--	--	$389,774 (2)
Accelerated Stock Options	--	--	--	--	--	$39,093 (3)	$39,093 (3)
Accrued Vacation Pay	-- (4)	-- (4)	-- (4)	-- (4)	-- (4)	--	-- (4)
Vested Stock Options	$37,280 (5)	$37,280 (5)	$37,280 (5)	$37,280 (5)	$37,280 (5)	$37,280 (5)	$37,280 (5)
Accelerated Restricted Stock	--	--	--	--	--	$282,431 (6)	$282,431 (6)
280G Tax Gross-Up	--	--	--	--	--	--	--
Total:	$37,280	$37,280	$37,280	$37,280	$37,280	$358,804	$748,578

(1)	This table assumes all termination events occurred as of December 31, 2012.

(2)	The amount shown is equal to one times the sum of Mr. Burris’ 2012 salary and his bonus for 2011 that was paid in February 2012. This amount assumes that following a change of control Mr. Burris terminated his employment for good reason, or we terminated him without cause. Mr. Burris would also receive the amount shown if we terminated his employment without cause at any time within the six months prior to the change of control.

(3)	The 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan provide that the exercisability of outstanding options accelerates upon a change of control. The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(4)	Mr. Burris had no accumulated hours of vacation as of December 31, 2012 for which the company was obligated to make payment as of that date.

(5)	The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(6)	We have issued all outstanding shares of restricted stock under the 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan. Both plans provide that all shares of restricted stock become fully vested upon a change of control. The accelerated restricted stock is valued at the closing price of our common stock on the NYSE on December 31, 2012 of $6.23.

Change of Control

Mr. Burris’ change of control agreement dictates the payments he will receive if a change of control occurs. Mr. Burris’ change of control agreement is identical to Mr. Lee’s change of control agreement in all material respects except that Mr. Burris’ severance payment is equal to one times his salary and bonus, whereas Mr. Lee’s severance payment is equal to two times his salary and bonus, the calculation of which is further described in footnote 2 in the table above. Please see the description of Mr. Lee’s change of control agreement on page 45.

David M. Fronk, Vice President, Regulatory Affairs and Quality Assurance (1)

Executive Benefits and Payments Upon Termination
	Voluntary Retirement	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change of Control Without Regard to Termination	Certain Termination Events Following a Change of Control
Cash Compensation	--	--	--	--	--	--	$362,087 (2)
Accelerated Stock Options	--	--	--	--	--	$39,093 (3)	$39,093 (3)
Accrued Vacation Pay	$3,108 (4)	$3,108 (4)	$3,108 (4)	$3,108 (4)	$3,108 (4)	--	$3,108 (4)
Vested Stock Options	$37,280 (5)	$37,280 (5)	$37,280 (5)	$37,280 (5)	$37,280 (5)	$37,280 (5)	$37,280 (5)
Accelerated Restricted Stock	--	--	--	--	--	$282,431 (6)	$282,431 (6)
280G Tax Gross-Up	--	--	--	--	--	--	--
Total:	$40,388	$40,388	$40,388	$40,388	$40,388	$358,804	$723,999

(1)	This table assumes all termination events occurred as of December 31, 2012.

(2)	The amount shown is equal to one times the sum of Mr. Fronk’s 2012 salary and his bonus for 2011 that was paid in February 2012. This amount assumes that following a change of control Mr. Fronk terminated his employment for good reason, or we terminated him without cause. Mr. Fronk would also receive the amount shown if we terminated his employment without cause at any time within the six months prior to the change of control.

(3)	The 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan provide that the exercisability of outstanding options accelerates upon a change of control. The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(4)	The amount shown represents payment of $129.52 per hour of 2012 vacation pay that Mr. Fronk had not taken as of December 31, 2012. Mr. Fronk had 24 accumulated hours of vacation as of December 31, 2012 for which the company was obligated to make payment as of that date.

(5)	The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(6)

We have issued all outstanding shares of restricted stock under the 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan. Both plans provide that all shares of restricted stock become fully vested upon a change of control. The accelerated restricted stock is valued at the closing price of our common stock on the NYSE on December 31, 2012 of $6.23.

Change of Control

Mr. Fronk’s change of control agreement dictates the payments he will receive if a change of control occurs. Mr. Fronk’s change of control agreement is identical to Mr. Lee’s change of control agreement in all material respects except that Mr. Fronk’s severance payment is equal to one times his salary and bonus, whereas Mr. Lee’s severance payment is equal to two times his salary and bonus, the calculation of which is further described in footnote 2 in the table above. Please see the description of Mr. Lee’s change of control agreement on page 45.

Scott B. Capps, Vice President, Clinical Research (1)

Executive Benefits and Payments Upon Termination
	Voluntary Retirement	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change of Control Without Regard to Termination	Certain Termination Events Following a Change of Control
Cash Compensation	--	--	--	--	--	--	$340,902 (2)
Accelerated Stock Options	--	--	--	--	--	$27,852 (3)	$27,852 (3)
Accrued Vacation Pay	-- (4)	-- (4)	-- (4)	-- (4)	-- (4)	--	-- (4)
Vested Stock Options	$32,594 (5)	$32,594 (5)	$32,594 (5)	$32,594 (5)	$32,594 (5)	$32,594 (5)	$32,594 (5)
Accelerated Restricted Stock	--	--	--	--	--	$201,435 (6)	$201,435 (6)
280G Tax Gross-Up	--	--	--	--	--	--	--
Total:	$32,594	$32,594	$32,594	$32,594	$32,594	$261,881	$602,783

(1)	This table assumes all termination events occurred as of December 31, 2012.

(2)	The amount shown is equal to one times the sum of Mr. Capps’ 2012 salary and his bonus for 2011 that was paid in February 2012. This amount assumes that following a change of control Mr. Capps terminated his employment for good reason, or we terminated him without cause. Mr. Capps would also receive the amount shown if we terminated his employment without cause at any time within the six months prior to the change of control.

(3)	The 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan provide that the exercisability of outstanding options accelerates upon a change of control. The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(4)	Mr. Capps had no accumulated hours of vacation as of December 31, 2012 for which the company was obligated to make payment as of that date.

(5)	The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(6)	We have issued all outstanding shares of restricted stock under the 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan. Both plans provide that all shares of restricted stock become fully vested upon a change of control. The accelerated restricted stock is valued at the closing price of our common stock on the NYSE on December 31, 2012 of $6.23.

Change of Control

Mr. Capps’ change of control agreement dictates the payments he will receive if a change of control occurs. Mr. Capps’ change of control agreement is identical to Mr. Lee’s change of control agreement in all material respects except that Mr. Capps’ severance payment is equal to one times his salary and bonus, whereas Mr. Lee’s severance payment is equal to two times his salary and bonus, the calculation of which is further described in footnote 2 in the table above. Please see the description of Mr. Lee’s change of control agreement on page 45.

Gerald B. Seery, former Senior Vice President, Sales and Marketing (1)

Executive Benefits and Payments Upon Termination
	Voluntary Retirement	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change of Control Without Regard to Termination	Certain Termination Events Following a Change of Control
Cash Compensation	--	--	--	--	--	--	$779,548 (2)
Accelerated Stock Options	--	--	--	--	--	$39,093 (3)	$39,093 (3)
Accrued Vacation Pay	$8,923 (4)	$8,923 (4)	$8,923 (4)	$8,923 (4)	$8,923 (4)	--	$8,923 (4)
Vested Stock Options	$47,780 (5)	$47,780 (5)	$47,780 (5)	$47,780 (5)	$47,780 (5)	$47,780 (5)	$47,780 (5)
Accelerated Restricted Stock	--	--	--	--	--	$282,431 (6)	$282,431 (6)
280G Tax Gross-Up	--	--	--	--	--	--	--
Total:	$56,703	$56,703	$56,703	$56,703	$56,703	$369,304	$1,157,775

(1)	This table assumes all termination and change of control events occurred as of December 31, 2012; however, because Mr. Seery retired from CryoLife on January 2, 2013, the scenarios described in this table are no longer applicable. The remaining columns are presented in order to comply with SEC rules. See “Employment and Change of Control Agreements – Material Terms of Mr. Seery’s Release and Noncompete Agreement” for a description of the benefits that Mr. Seery received in conjunction with his retirement pursuant to his Release and Noncompete Agreement with the company.

(2)	The amount shown is equal to two times the sum of Mr. Seery’s 2012 salary and his bonus for 2011 that was paid in February 2012. This amount assumes that following a change of control Mr. Seery terminated his employment for good reason, or we terminated him without cause. Mr. Seery would have also received the amount shown if we terminated his employment without cause at any time within the six months prior to the change of control.

(3)	The 2004 Employee Stock Incentive Plan and the 2009 Employee Stock Incentive Plan provide that the exercisability of outstanding options accelerates upon a change of control. The 1998 Long-Term Incentive Plan provides that the exercisability of outstanding options accelerates upon a change of control if the Compensation Committee does not determine otherwise. The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(4)	The amount shown represents payment of $139.43 per hour of 2012 vacation pay that Mr. Seery had not taken as of December 31, 2012. Mr. Seery had 64 accumulated hours of vacation as of December 31, 2012 for which the company would have been obligated to make payment as of that date.

(5)	The value for each option is calculated as the difference between the exercise price of the option and the closing price of our common stock at the end of the fiscal year.

(6)	As of December 31, 2012, we had issued all outstanding shares of restricted stock under the 2004 Employee Stock Incentive Plan and the Amended and Restated 2009 Stock Incentive Plan. Both plans provide that all shares of restricted stock become fully vested upon a change of control. The accelerated restricted stock is valued at the closing price of our common stock on the NYSE on December 31, 2012 of $6.23.

Change of Control

Mr. Seery’s change of control agreement was terminated in accordance with the terms of the Release and Noncompete Agreement that he entered into with the company in conjunction with his retirement and is of no further force and effect. Mr. Seery’s change of control agreement dictated the payments he would have received if a change of control had occurred. Mr. Seery’s change of control agreement was identical to Mr. Lee’s change of control agreement in all material respects. Please see the description of Mr. Lee’s change of control agreement, above.

FISCAL 2012

DIRECTOR COMPENSATION

The following table provides compensation information for the one year period ended December 31, 2012 for each person who was a member of our Board of Directors in 2012, other than Steven G. Anderson:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(8)	Total ($)
(a)	(b)	(c)	(d)	(h)
Thomas F. Ackerman	$40,000 (1)	$47,700 (7)	--	$87,700
James S. Benson	$47,500 (2)	$47,700 (7)	--	$95,200
Daniel J. Bevevino	$55,000 (3)	$47,700 (7)	--	$102,700
Ronald C. Elkins, M.D.	$50,000 (4)	$47,700 (7)	--	$97,700
Ronald D. McCall, Esq.	$58,750 (5)	$47,700 (7)	--	$106,450
Harvey Morgan	$40,000 (1)	$47,700 (7)	--	$87,700
Jon W. Salveson	$23,333 (6)	$47,700 (7)	--	$71,033

(1)	The amount shown represents annual retainer of $40,000.

(2)	The amount shown represents annual retainer of $40,000, plus chairman’s fees of $7,500 for Mr. Benson’s service as Chairman of the Regulatory Affairs and Quality Assurance Policy Committee.

(3)	The amount shown represents annual retainer of $40,000, plus chairman’s fees of $15,000 for Mr. Bevevino’s service as Chairman of the Audit Committee.

(4)	The amount shown represents annual retainer of $40,000, plus chairman’s fees of $10,000 for Dr. Elkins’ service as Chairman of the Compensation Committee.

(5)

The amount shown represents annual retainer of $40,000, plus the Presiding Director fee for 2012. The Presiding Director is currently paid $25,000 per year. The compensation for directors, however, is generally set at our annual meeting each May, and the structure of Mr. McCall’s Presiding Director fee changed in May 2012 from a cash and stock fee collectively valued at $25,000 to a $25,000 all cash fee. Cash fees are paid one-twelfth each month from June following the Annual Meeting until May of the following year, and the cash portion of the Presiding Director fee in the table above represents payments Mr. McCall received from January 2012 through the end of the calendar year.

(6)	The amount shown represents the pro-rated portion of the annual retainer of $40,000 earned by Mr. Salveson for his service as a director from May 2012 through the end of the fiscal 2012.

(7)	The amount shown represents the grant date fair value computed in accordance with FASB ASC Topic 718 with respect to the grants of restricted shares to these CryoLife Directors in 2012. The restricted stock represented here vests 12 months after the date of issuance.

(8)	Non-employee Directors did not receive any option awards in 2012. As of December 31, 2012, no Director then in office had any options outstanding.

Steven G. Anderson, Chairman of the Board, President, and CEO, received no compensation other than his executive officer compensation discussed at “Executive Compensation” starting on page 38.

Elements of Non-Employee Director Compensation

Annual Retainer and Committee Chair Fees

Each of the Non-Employee Directors of the Board of Directors of CryoLife receives an annual cash retainer of $40,000. The Audit Committee Chairman receives an additional $15,000 chairman’s fee, the Compensation Committee Chairman receives an additional $10,000 chairman’s fee, and the Chairmen of the Nominating and Corporate Governance Committee and Regulatory Affairs and Quality Assurance Policy Committee each receive an additional $7,500 chairman’s fee. The Presiding Director also receives an additional $25,000 retainer paid in cash. CryoLife pays all cash retainers on a monthly basis. Currently, the Presiding Director is also the Chairman of the Nominating and Corporate Governance Committee and he does not receive any additional compensation for his position as Chairman of that committee.

Restricted Stock Grants

A portion of the Non-Employee Directors’ annual compensation is issued as restricted stock. The shares of restricted stock are issued each year following the annual meeting of stockholders and all shares vest on the first anniversary of issuance. The director will forfeit any unvested portion of the award if he or she ceases to serve as a Director for certain reasons described within each respective stock plan. Following the annual meeting in May 2012, the Compensation Committee granted 10,000 shares of restricted stock to each of its Non-Employee Directors. The size and terms of the grants are subject to annual reevaluation by the Compensation Committee.

All equity grants to Non-Employee Directors in 2012 were made pursuant to the 2002 Stock Incentive Plan and the 2008 Non-Employee Directors Omnibus Stock Plan. We may award a maximum of 300,000 shares of common stock under the 2008 Non-Employee Directors Omnibus Stock Plan. Of these 300,000 shares, approximately 26,577 shares were available for grant as of December 31, 2012. The Compensation Committee and the Board expect that future equity grants to Non-Employee Directors will be made pursuant to the 2008 Non-Employee Directors Omnibus Stock Plan, the Amended and Restated 2009 Stock Incentive Plan, or another plan subsequently enacted.

Compensation Committee Interlocks and Insider Participation

Dr. Elkins, Chairman, Mr. Bevevino, and Mr. McCall served on the Compensation Committee of CryoLife’s Board of Directors for all of fiscal 2012. No member of our Board’s Compensation Committee during fiscal 2012 or currently has served as one of our officers or employees at any time, other than Mr. McCall, who served as our non-executive corporate secretary from 1984 to 2002. Mr. McCall has not served as an employee of CryoLife at any time. None of our executive officers currently serve, or served during fiscal 2012, as a member of the Compensation Committee of any other company that has or had an executive officer serving as a member of our Board of Directors. None of our executive officers currently serve, or served during fiscal 2012, as a member of the board of directors of any other company that has or had an executive officer serving as a member of our Board’s Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that CryoLife’s executive officers, Directors, and persons who beneficially own more than 10% of CryoLife’s stock file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, Directors, and greater than 10% beneficial owners are required by SEC regulations to furnish CryoLife with copies of all Section 16(a) forms they file.

Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Securities Exchange Act of 1934 or written representations from reporting persons, CryoLife believes that with respect to 2012 all Section 16(a) filing requirements applicable to its executive officers, Directors, and greater than 10% beneficial owners were complied with.

Stock Ownership Requirements

In February 2012, the Nominating and Corporate Governance Committee approved an increase in the non-employee director stock ownership requirements from 24,000 to 30,000 shares. This increase was effective immediately for all non-employee directors other than Mr. Morgan and Mr. Salveson, and will be effective for Mr. Morgan and Mr. Salveson on the fifth anniversary of the respective dates that Mr. Morgan and Mr. Salveson joined the Board. The Compensation Committee intends to reevaluate this requirement on an annual basis.

Certain Transactions

CryoLife employs Mr. Anderson’s son, Bruce G. Anderson, age 46, as Vice President, U.S. Sales and Marketing, a position to which he was promoted on July 29, 2008. Effective December 10, 2012, he assumed Mr. Seery’s previous responsibilities with respect to the U.S. He has held various positions within CryoLife since 1994. His cash compensation during 2012, including his 2012 bonus, was approximately $307,339. In fiscal 2012, he also received grants of options, restricted stock, and performance stock units (valued at target levels), valued at $17,798, $37,802, and $37,802, respectively. His performance stock units were earned at 125.2% of target, or $52,403. For 2013, his base salary is $265,000. Bruce G. Anderson participates in the annual bonus program under the 2007 Executive Incentive Plan and the Executive Deferred Compensation Plan, with his 2013 bonus target at 40% of his base salary. In fiscal 2013, he also received grants of options, restricted stock, and performance stock units (valued at target levels), valued at $61,200, $60,100, and $60,100, respectively. He also participates in CryoLife’s employee benefit plans on the same basis as all other employees, including CryoLife’s stock option plans and the CryoLife 401(k) Plan. All compensation paid to Bruce G. Anderson is approved by the Compensation Committee.

CERTAIN BENEFICIAL OWNERSHIP

The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of common stock of CryoLife on March 15, 2013, based on information available to us, together with the number of shares owned and the percentage of outstanding shares that ownership represents, is set forth in the following table. The table also shows information concerning beneficial ownership by the named executive officers and by all current Directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after March 15, 2013 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. To CryoLife’s knowledge, none of the shares shown in the table below is subject to a pledge or similar arrangement.

Beneficial Owner	Number of Shares of CryoLife Common Stock Beneficially Owned	Percentage of Outstanding Shares of CryoLife Common Stock
Steven G. Anderson	1,994,577 (1)	7.1%
D. Ashley Lee	396,356 (2)	1.4%
Jeffrey W. Burris	170,550 (3)	*
David M. Fronk	188,967 (4)	*
Scott B. Capps	143,423 (5)	*
Gerald B. Seery	136,115 (6)	*
BlackRock, Inc.	2,348,828 (7)	8.6%
All current Directors and Executive Officers as a group (15 persons)	3,643,385 (8)	12.8%

* Ownership represents less than 1% of outstanding CryoLife common stock.

(1)	This amount includes 107,924 shares of record held by Ann B. Anderson, Mr. Anderson’s spouse. This amount also includes 454,611 shares subject to options that are either presently exercisable or will become exercisable within 60 days after March 15, 2013. This amount also includes 162,001 shares of unvested restricted stock subject to forfeiture that Mr. Anderson holds as of March 15, 2013. This amount does not include 26,078 shares of unvested performance stock unit awards as of March 15, 2013, or performance stock units granted in February 2013. The business address for Mr. Anderson is: c/o CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

(2)	This amount includes 193,611 shares subject to options that are either presently exercisable or will become exercisable within 60 days after March 15, 2013. This amount also includes 5,000 shares held by Mr. Lee’s spouse and 1,500 shares held by Mr. Lee’s minor children. This amount also includes 65,001 shares of unvested restricted stock subject to forfeiture which Mr. Lee holds as of March 15, 2013. This amount does not include 10,433 shares of unvested performance stock unit awards as of March 15, 2013, or performance stock units granted in February 2013. The business address for Mr. Lee is: c/o CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

(3)	This amount includes 101,556 shares subject to options that are either presently exercisable or will become exercisable within 60 days after March 15, 2013. This amount also includes 45,334 shares of unvested restricted stock subject to forfeiture that Mr. Burris holds as of March 15, 2013. This amount does not include 7,303 shares of unvested performance stock unit awards as of March 15, 2013, or performance stock units granted in February 2013.

(4)	This amount includes 101,556 shares subject to options that are either presently exercisable or will become exercisable within 60 days after March 15, 2013. This amount also includes 45,334 shares of unvested restricted stock subject to forfeiture that Mr. Fronk holds as of March 15, 2013. This amount does not include 7,303 shares of unvested performance stock unit awards as of March 15, 2013, or performance stock units granted in February 2013.

(5)

This amount includes 80,334 shares subject to options that are either presently exercisable or will become exercisable within 60 days after March 15, 2013. This amount also includes 34,000 shares of unvested restricted stock subject to forfeiture that Mr. Capps holds as of March 15, 2013. This amount does not include 5,214 shares of unvested performance stock unit awards as of March 15, 2013, or performance stock units granted in February 2013.

(6)	Mr. Seery retired from his employment with CryoLife on January 2, 2013. This amount includes 97,723 shares subject to options that are either presently exercisable or will become exercisable within 60 days after March 15, 2013.

(7)

This information is based in part on Schedule 13G/A filed on February 1, 2013 by BlackRock, Inc. (“BlackRock”). BlackRock has the sole power to vote, or to direct the vote of, and sole power to dispose, or to direct the disposition of, these shares of CryoLife common stock. The address for BlackRock is BlackRock, Inc., 40 East 52nd Street, New York, NY, 10022.

(8)	This amount includes:

•	1,032,335 shares subject to options that are presently exercisable or will become exercisable within 60 days after March 15, 2013

•	61,990 shares held as a beneficial owner of a trust by an executive officer

•	146,924 shares held of record by the spouses of executive officers and Directors

•	1,500 shares held of record by the minor children of executive officers, and

•	492,671 shares of unvested restricted common stock subject to forfeiture that all current Directors and Executive Officers as a group hold as of March 15, 2013.

This amount does not include 70,936 shares of unvested performance stock units that all current Executive Officers as a group hold as of March 15, 2013, or performance stock units granted in February 2013.

PROXY ITEM #3

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

In February 2013, the Audit Committee of the Board of Directors completed a competitive process to review the appointment of CryoLife’s independent registered public accounting firm for the fiscal year ending December 31, 2013. As a result of this process on February 18, 2013, the Audit Committee appointed Ernst & Young LLP (“Ernst & Young”) as the company’s principal independent registered public accounting firm to audit the Company’s fiscal 2013 financial statements and dismissed Deloitte & Touche LLP (“Deloitte & Touche”) as its principal independent registered public accounting firm. Deloitte & Touche served as the company’s independent registered public accounting firm for the audit of our financial statements for fiscal years 2012 and 2011. The company initially engaged Deloitte & Touche as its independent registered public accounting firm in 2002. Representatives of Ernst & Young are expected to attend the 2013 Annual Meeting, and representatives of the firm will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions. The company does not expect that representatives of Deloitte & Touche will be present at the Annual Meeting.

The reports on CryoLife’s financial statements by Deloitte & Touche during the last two fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Also, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during this time that, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make a reference to the subject matter of any such disagreement in connection with its report on CryoLife’s financial statements.

The submission of the appointment of Ernst & Young for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not ratify the appointment of Ernst & Young, the selection of such firm as the independent registered public accounting firm for the company will be reconsidered by the Audit Committee, provided that the committee retains sole authority with respect to all decisions regarding the engagement of the company’s independent registered public accounting firm, including the decision as to whether or not the 2013 appointment will stand, regardless of whether the stockholders vote to ratify the appointment.

Fees Paid To the Independent Registered Public Accounting Firm for Fiscal 2011 and Fiscal 2012

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of the company’s annual financial statements for the years ended December 31, 2012 and 2011, and fees for other services rendered by Deloitte & Touche during those periods.

	2012	2011
Audit fees (1)	$696,000	$627,000
Audit-related fees (2)	--	27,000
Tax fees (3)	--	--
All other fees	--	--
Total	$696,000	$654,000

(1)	Audit fees include work performed for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

(2)	Audit-related fees include work performed to provide assurance related to the performance of the audit. In addition to the amounts presented in the table above, $25,000 in services related to the change in independent registered public accounting firm were incurred in 2013.

(3)	Tax fees include tax compliance and reporting. Tax services provided by other firms were not included in this disclosure.

The company’s Audit Committee approved all of the services described above. The Audit Committee has determined that the payments made to Deloitte & Touche for these services are compatible with maintaining such firm’s independence.

Audit Committee’s Pre-approval Policies and Procedures

The Audit Committee has the sole authority to appoint or replace, compensate, and oversee the work of any independent registered public accounting firm, who must be, when required, a registered firm as defined by law whose purpose is the preparation or issuance of an audit report or related work. The independent registered public accounting firm’s reports and other communications are to be delivered directly to the Audit Committee, and the Audit Committee is responsible for the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting.

The Audit Committee pre-approves all audit and non-audit services performed by the independent registered public accounting firm and all engagement fees and terms in connection therewith, except as otherwise permitted by federal law and regulations. To date, no services have been approved by the audit committee pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which provides a limited exception to the requirement that services be approved in advance by the Audit Committee if certain conditions are met.

Required Vote

The votes cast for this proposal must exceed the votes cast against it in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

HOUSEHOLDING

Stockholders who share the same last name and address may receive only one copy of our annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the annual report and proxy statement at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the annual report and proxy statement, you may request that you receive only one copy. All communications should be directed to Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, (770) 419-3355.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you can request householding by notifying your broker, bank, or nominee.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS

Appropriate proposals of stockholders intended to be presented at CryoLife’s 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by CryoLife by December 4, 2013 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all stockholder proposals submitted outside of the stockholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act, including nominations of Director candidates, must be received by CryoLife by no later than February 14, 2014 but no earlier than January 15, 2014, in order to be considered timely. If such stockholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such stockholder proposals that may come before the 2014 Annual Meeting of Stockholders. If the month and day of the next annual meeting is advanced or delayed by more than 30 calendar days from the month and day of the annual meeting to which this proxy statement relates, CryoLife shall, in a timely manner, inform its stockholders of the change, and the date by which proposals of stockholders must be received.

Upon the written request of any record or beneficial owner of common stock of CryoLife whose proxy was solicited in connection with the 2013 Annual Meeting of Stockholders, CryoLife will furnish such owner, without charge, a copy of its Annual Report on Form 10-K without exhibits for its fiscal year ended December 31, 2012. Requests for a copy of such Annual Report on Form 10-K should be addressed to Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

It is important that proxies be returned promptly. Stockholders who do not expect to attend the meeting in person are urged to sign, complete, date, and return the proxy card in the enclosed envelope, to which no postage need be affixed, or vote by telephone or internet as directed on the enclosed proxy card.

By Order of the Board of Directors:

STEVEN G. ANDERSON, Chairman of the Board, President, and Chief Executive Officer

Date: April 3, 2013

APPENDIX A

NON-GAAP FINANCIAL MEASURE INFORMATION

Set forth below in this Appendix A is important information about the following non-GAAP financial measures discussed in this Proxy Statement:

•	Adjusted revenues

•	Adjusted net income

•	Adjusted EBITDA

Although the company believes that these measures are useful tools, no single financial measure provides all of the information that is necessary to gain a complete understanding of the company’s performance, condition, and liquidity. Therefore these numbers are intended to be, and should be, evaluated in the context of the full information provided in the company’s annual reports on Form 10-K, including the financial statements presented in accordance with GAAP, the footnotes thereto, and the accompanying management’s discussion and analysis, as well as the company’s other filings with the SEC. The company’s annual report for fiscal 2012, which includes the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, accompanies this proxy statement.

Adjusted Revenues and Adjusted Net Income

As discussed in this proxy statement, annual bonuses paid to executives under the company’s short-term incentive plan are partially conditioned upon the achievement of pre-determined levels of “adjusted revenues” and “adjusted net income.” The use of these non GAAP, adjusted performance measures in the short-term incentive plan was intended to create a stronger performance incentive by focusing on controllable variables within the core business and to minimize unintended consequences by excluding items that were highly variable or difficult to predict during the goal-setting process. The company has disclosed in this proxy statement the actual 2012 performance results using these non-GAAP measures so that investors may see the extent to which the goals were achieved. The company believes disclosing this information is useful because it helps create a picture of how challenging the company’s annual bonus targets are over time.

Adjusted revenues are calculated as revenues from:

•	Cardiac and vascular allograft tissue processing

•	BioGlue, BioFoam, and related product sales

•	PerClot sales

•	Revascularization technologies revenues

In defining adjusted revenues, the committee chose to include revenue sources that most closely related to CryoLife’s ongoing operations and exclude revenue sources that were expected to be discontinued or deemphasized. This resulted in the inclusion of PerClot and revascularization technologies revenues and the removal of HemoStase revenues.

Adjusted net income for 2012 was calculated as net income exclusive of:

•	Interest expense and income

•	Stock compensation expense, other than stock compensation expense related to the bonus plan

•	Research and development expense, excluding salaries and related expenses

•	Other income and expense

•	Income taxes

•	Grant revenue

•	Charges related to:

•	Acquisitions

•	Licenses

•	Business development

•	Integration costs

•	Litigation costs

With respect to adjusted net income, the committee chose to exclude items over which management had limited control or which were volatile or difficult to predict. This resulted in the exclusion of licenses, business development and integration costs, and litigation costs, in addition to the items excluded in the 2011 short-term incentive plan.

The tables below provide reconciliations of 2012 adjusted revenues and adjusted net income to 2012 revenues and net income under GAAP:

2012 Adjusted Revenues Reconciliation (In Thousands)

2012 Adjusted Revenues	$127,984
Revenues from Hemosphere	3,115
Grant revenue	619

2012 GAAP Revenues	$131,718

2012 Adjusted Net Income (in Thousands)

2012 Adjusted Net Income	$22,126
Interest income	6
Interest expense	(179)
Other than temporary investment impairment	(340)
Stock compensation expense, excluding stock compensation expense related to the bonus program itself	(3,025)
Research and development expense, excluding that portion pertaining to salaries and related expenses	(3,347)
Other expense, net	(47)
Income tax expense, net	(4,106)
Grant revenues	619
Charges related to acquisitions, licenses, business development or integration and litigation costs	(3,761)

2012 GAAP Net Income	$7,946

Adjusted EBITDA

As discussed in this Proxy Statement, annual grants of performance stock units to executives are conditioned upon the Company’s achievement of pre-determined levels of “adjusted EBITDA.” The use of this non GAAP adjusted performance measure was intended to create a stronger performance incentive by focusing on controllable variables within the core business and to minimize unintended consequences by excluding items that were highly variable or difficult to predict during the goal-setting process.

The table below provides a reconciliation of 2012 adjusted EBITDA to 2012 net income under GAAP:

2012 Adjusted EBITDA Reconciliation (In Thousands)

2012 Adjusted EBITDA	$27,818
Change in deferred preservation costs	(1,085)
Change in inventory	1,472
Change in trade receivables	(446)
Amortization expense	(1,971)
Depreciation expense	(3,662)
Other than temporary investment impairment	(340)
Other expense, net	(47)
Interest income	6
Interest expense	(179)
Income tax expense, net	(4,106)
Charges related to acquisitions, licenses, business development or integration and litigation costs	(3,761)
Grant revenues	619
Research and development expense, excluding that portion pertaining to salaries and related expenses	(3,347)
Stock compensation expense, excluding stock compensation expense related to the bonus program itself	(3,025)

2012 GAAP Net Income	$7,946

ANNEX

ADMISSION TICKET

2013 Annual Meeting of Stockholders

NON-TRANSFERABLE	May 15, 2013	NON-TRANSFERABLE
10:00 a.m. CryoLife, Inc. 1655 Roberts Boulevard, NW Kennesaw, Georgia 30144

Attendance at the Annual Meeting will be limited to stockholders as of the record date, their authorized proxy holders and guests of CryoLife.

Admission will be by ticket only.

If you are a beneficial owner (your shares are held in the name of a bank, broker, or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Suzanne K. Gabbert, Corporate Secretary, CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, (770) 419-3355. Please be sure to enclose proof of ownership such as a bank or brokerage account statement.

Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the reception desk on the day of the meeting.

CRYOLIFE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING ON MAY 15, 2013

The undersigned stockholder hereby appoints STEVEN G. ANDERSON and SUZANNE K. GABBERT, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Stockholders of CRYOLIFE, INC. to be held on May 15, 2013, and any adjournments thereof.

The undersigned acknowledges receipt of Notice of the Annual Meeting and Proxy Statement, each dated April 3, 2013, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated below and in their discretion on any other matter that may properly come before the meeting or any adjournment of the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

May 15, 2013

Proxy Voting Instructions

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718 921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED BELOW, “FOR” APPROVAL OF THE COMPENSATION PAID TO CRYOLIFE’S NAMED EXECUTIVE OFFICERS, AND “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. ELECTION OF DIRECTORS ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (see instructions below)	NOMINEES: ¡ Steven G. Anderson ¡ Thomas F. Ackerman ¡ James S. Benson ¡ Daniel J. Bevevino ¡ Ronald C. Elkins, M.D. ¡ Ronald D. McCall, Esq. ¡ Harvey Morgan ¡ Jon W. Salveson

2. To approve, by non-binding vote, the compensation paid to CryoLife’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐   FOR

☐   AGAINST

☐   ABSTAIN

3. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the company for the fiscal year ending December 31, 2013.

☐   FOR

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote, as shown here: —

ADDRESS CHANGES:

☐   AGAINST

☐   ABSTAIN

4. In their discretion, upon such other matters as may properly come before the meeting.

THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED NOMINEES, FOR APPROVAL OF THE COMPENSATION PAID TO CRYOLIFE’S NAMED EXECUTIVE

OFFICERS, AND IN FAVOR OF THE RATIFICATION OF ERNST & YOUNG LLP. SHOULD A NOMINEE BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS.

To change the address on your account, please check the box at right and indicate your new address in the address change space above. Please note that changes to the registered name(s) on the account may not be submitted by this method.

☐

Signature of Stockholder                                      Date                    Signature of Stockholder                          Date

NOTE:Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

May 15, 2013

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED BELOW, “FOR” APPROVAL OF THE COMPENSATION PAID TO CRYOLIFE’S NAMED EXECUTIVE OFFICERS, AND “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. ☐ ☐ ☐	ELECTION OF DIRECTORS FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (see instructions below)	NOMINEES: ¡ Steven G. Anderson ¡ Thomas F. Ackerman ¡ James S. Benson ¡ Daniel J. Bevevino ¡ Ronald C. Elkins, M.D. ¡ Ronald D. McCall, Esq. ¡ Harvey Morgan ¡ Jon W. Salveson

2. To approve, by non-binding vote, the compensation paid to CryoLife’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐   FOR

☐   AGAINST

☐   ABSTAIN

3. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the company for the fiscal year ending December 31, 2013.

☐   FOR

☐   AGAINST

☐   ABSTAIN

4. In their discretion, upon such other matters as may properly come before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote, as shown here: —

ADDRESS CHANGES:

THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED NOMINEES, FOR APPROVAL OF THE COMPENSATION PAID TO CRYOLIFE’S NAMED EXECUTIVE OFFICERS, AND IN FAVOR OF THE RATIFICATION OF ERNST & YOUNG LLP. SHOULD A NOMINEE BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS.

To change the address on your account, please check the box at right and indicate your new address in the address change space above.    ☐

Please note that changes to the registered name(s) on the account may not be submitted by this method.

Signature of Stockholder                                      Date                  Signature of Stockholder                          Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.